                                                                 EXHIBIT 2.1




                    ________________________________________

                               PURCHASE AGREEMENT
                    ________________________________________



                                FOR THE SALE OF

                                  RAYCO, LTD.,

                            SATEX PROPERTIES, INC.,

                        TEXAS HOMESTEAD MORTGAGE COMPANY

                                      AND

                             SAN ANTONIO TITLE CO.


                          DATED AS OF JANUARY 22, 1996

                               TABLE OF CONTENTS

 ARTICLE 1.       Definitions ....................................................................   2

 ARTICLE 2.       Purchase and Sale  .............................................................   8
         2.1.     The Sale .......................................................................   8
         2.2.     Purchase Price .................................................................   9
         2.3.     Certain Closing Deliveries .....................................................   9
         2.4.     Employment and Non-Competition Agreements ......................................  10
         2.5.     Post-Closing Adjustments to Purchase Price .....................................  10
         2.6.     Allocation of Purchase Price ...................................................  11

 ARTICLE 3.       Closing Date and Effective Time ................................................  12

 ARTICLE 4.       Representations and Warranties .................................................  12
         4.1.     Representations and Warranties by Industries ...................................  12
         4.2.     Representations and Warranties by the LLC ......................................  28
         4.3.     Representations and Warranties by REGT .........................................  42
         4.4.     Representations and Warranties by the Purchaser.................................  45

 ARTICLE 5.       Additional Agreements and Covenants ............................................  47
         5.1.     Covenants of the Sellers .......................................................  47
         5.2.     Covenants of the Purchaser .....................................................  54
         5.3.     Environmental Assessments ......................................................  57
         5.4.     Land Contracts .................................................................  60

 ARTICLE 6.       Conditions to Closing ..........................................................  61
         6.1.     Conditions to the Obligations of the Purchaser .................................  61
         6.2.     Conditions to the Obligations of the Sellers ...................................  62

 ARTICLE 7.       Taxes ..........................................................................  63
         7.1.     Tax Returns ....................................................................  63
         7.2.     Liability for Taxes ............................................................  66
         7.3.     Section 754 Election ...........................................................  67
         7.4.     Tax Proceedings ................................................................  67
         7.5.     Cooperation and Exchange of Information ........................................  68
         7.6.     Threshold Amount; Limit on Liability ...........................................  69
         7.7.     Conflict........................................................................  69
         7.8.     Section 338 Election ...........................................................  69

 ARTICLE 8.       Employee Benefits ..............................................................  70
         8.1.     Employees ......................................................................  70
         8.2.     Service Credit to Company Employees.............................................  70
         8.3.     Termination of Company Employee Benefit Plans ..................................  70
         8.4.     Benefits Plans .................................................................  71
         8.5.     Subsequent Dispositions ........................................................  73

 ARTICLE 9.       Termination ....................................................................  73
         9.1.     Grounds for Termination ........................................................  73
         9.2.     Effect of Termination ..........................................................  75

ARTICLE 10.      Extent and Survival of Representations,
                 Warranties, Covenants and Agreements; Indemnification ...........................  77
        10.1.     Scope of Representations .......................................................  77

        10.2.    Indemnification of the Purchaser ...............................................  78
        10.3.    Indemnification of the Sellers .................................................  79
        10.4.    Survival .......................................................................  80
        10.5.    Indemnification Procedures .....................................................  80
        10.6.    Insurance Proceeds .............................................................  83

ARTICLE 11.      Brokers ........................................................................  83

ARTICLE 12.      Expenses .......................................................................  84

ARTICLE 13.      Notices; Miscellaneous .........................................................  84
        13.1.    Notices ........................................................................  84
        13.2.    Books and Records ..............................................................  85
        13.3.    Miscellaneous ..................................................................  86

                                                          SCHEDULES

Schedule 4.1.4   -  Violations and Consents (Industries)
Schedule 4.1.5   -  Defaults (Industries)
Schedule 4.1.7   -  Changes (Industries)
Schedule 4.1.8   -  Taxes (Industries)
Schedule 4.1.9   -  Contracts, Agreements, Plans and Commitments (Industries)
Schedule 4.1.10  -  Litigation (Industries)
Schedule 4.1.11  -  Insurance (Industries)
Schedule 4.1.12  -  Patents, Trademarks, Etc. (Industries)
Schedule 4.1.13  -  Plans (Industries)
Schedule 4.1.14  -  Encumbrances on Assets (Industries)
Schedule 4.1.16  -  Environmental Matters (Industries)
Schedule 4.1.17  -  Liabilities (Industries)
Schedule 4.1.19  -  Intercompany Balances (Industries)
Schedule 4.1.28  -  Employees (the Corporations)
Schedule 4.2.3   -  Encumbrances on GP Interest and LP Interest
Schedule 4.2.4   -  Violations and Consents (LLC)
Schedule 4.2.5   -  Defaults (LLC)
Schedule 4.2.7   -  Changes (LLC)
Schedule 4.2.8   -  Taxes (Rayco)
Schedule 4.2.9   -  Contracts, Agreements, Plans and Commitments (LLC)
Schedule 4.2.19  -  Intercompany Balances (Rayco)
Schedule 4.2.25  -  Warranty Claims (Rayco)
Schedule 4.2.10  -  Litigation (LLC)
Schedule 4.2.11  -  Insurance (LLC)
Schedule 4.2.12  -  Patents, Trademarks, etc. (LLC)
Schedule 4.2.13  -  Rayco Plans
Schedule 4.2.14  -  Encumbrances (Rayco)
Schedule 4.2.16  -  Environmental Matters (Rayco)
Schedule 4.2.17  -  Liabilities (Rayco)
Schedule 4.2.23  -  Flood Plains (Rayco)
Schedule 4.2.25  -  Warranty Claims
Schedule 4.2.26  -  Condemnation Proceedings
Schedule 4.2.28  -  Employees (Rayco)

Schedule 4.3.3   -       Encumbrances (REGT)
Schedule 4.3.4   -       Violations and Consents (REGT)
Schedule 4.4.3   -       Violations and Consents (Purchaser)

                                    EXHIBITS

Exhibit A        -        Form of Conveyance Agreement with respect to the GP Interest
Exhibit B        -        Form of Conveyance Agreement with respect to the LP Interest
Exhibit C        -        Form of Opinion of Counsel for the Sellers
Exhibit D-1      -        Form of Opinion of Inside Counsel for the Purchaser
Exhibit D-2      -        Form of Opinion of Outside Counsel to the Purchaser
Exhibit E-1      -        Employment Agreement (Willome)
Exhibit E-2      -        Employment Agreement (Biegler
Exhibit E-3      -        Employment Agreement (Robinson)

                               PURCHASE AGREEMENT


                 This PURCHASE AGREEMENT (this "Agreement"), dated as of January 22, 1996, among Ray Ellison Industries, Inc., a Delaware corporation ("Industries"), Rayco Management, L.L.C., a Texas limited liability company (the "LLC"), and the Ray Ellison Grandchildren Trust ("REGT") (Industries, the LLC and REGT being referred to herein collectively as the "Sellers"); John H. Willome, Jack E. Biegler and Jack Robinson (collectively, the "Executive Officers"); and Kaufman and Broad Home Corporation, a Delaware corporation (the "Purchaser"),

                              W I T N E S S E T H:

                 WHEREAS, the LLC is the owner of a two percent general partner interest (the "GP Interest") in Rayco, Ltd., a Texas limited partnership ("Rayco"), and is the sole general partner of Rayco; and

                 WHEREAS, REGT is the owner of a ninety eight percent limited partner interest (the "LP Interest") in Rayco, and is the sole limited partner of Rayco; and

                 WHEREAS, Industries is the owner of 1,000 shares (the "Satex Shares") of capital stock, par value $1 per share ("Satex Stock"), of Satex Properties, Inc., d/b/a World Wide Realty Better Homes and Gardens, a Texas corporation ("Satex"), constituting all the issued and outstanding shares of capital stock of Satex; and

                 WHEREAS, Industries is the owner of 100,000 shares (the "THMC Shares") of capital stock, par value $1 per share ("THMC Stock"), of Texas Homestead Mortgage Company, a Texas corporation ("THMC"), constituting all the issued and outstanding shares of capital stock of THMC; and

                 WHEREAS, Industries is the owner of 3,125 shares (the "SATCO Shares") of capital stock, par value $1 per share (the "SATCO Stock"), of San Antonio Title Co., a Texas corporation ("SATCO"), constituting all the issued and outstanding shares of capital stock of SATCO; and

                 WHEREAS, (i) the Purchaser desires to acquire the GP Interest from the LLC, and the LLC desires to sell the GP Interest to the Purchaser,
(ii) the Purchaser desires to acquire the LP Interest from REGT, and REGT desires to sell the LP Interest to the Purchaser, and (iii) the Purchaser desires to acquire the Satex Shares, the THMC Shares and the SATCO Shares (collectively, the "Shares") from Industries, and Industries desires to sell the Shares to the Purchaser, upon the terms and subject to the conditions hereinafter set forth;

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE 1.

                                 Definitions

                 The terms set forth below in this Article 1 shall have the meanings ascribed to them below or in the part of this Agreement referred to below:

                 1995 Earnings Release: as defined in Section 4.4.7.

                 Adjusted Purchase Price: as defined in Section 2.5.

                 Affiliate: with respect to any person, means any person that directly or indirectly controls, is controlled by or is under common control with such person.

                 Agreed Rate: means the rate of interest per annum publicly announced from time to time by Morgan Guaranty Trust Company of New York as its prime commercial lending rate.

                 Agreement:  as defined above in the preamble.

                 Assets: means Corporation Assets and Rayco Assets.

                 Balance Sheet Date: means (i) at all times prior to the end of the Due Diligence Period, September 30, 1995, and (ii) at all times after the end of the Due Diligence Period and the delivery of the Year-End Unaudited Financial Statements, December 31, 1995.

                 Best Efforts: means a Person's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                 Claim Notice:  as defined in Section 10.5.1.

                 Closing:  as defined in Article 3.

                 Closing Date:  as defined in Article 3.

                 Closing Date Balance Sheet:  as defined in Section 2.5.

                 Code: means the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

                 Commission: as defined in Section 4.4.7.

                 Company: means any of Rayco, Satex, THMC and SATCO (collectively, the "Companies").

                 Company Employees:  as defined in Section 8.1.

                 Confidentiality Agreement: as defined in Section 5.2.6.

                 Conveyance Agreements: means the conveyance agreement substantially in the form of Exhibit A hereto with respect to the GP Interest and the conveyance agreement substantially in the form of Exhibit B hereto with respect to the LP Interest to be entered into between a Seller and a Purchaser Entity pursuant to Section 2.3 hereof.

                 Corporations: means Satex, THMC and SATCO.

                 Corporation Assets: as defined in Section 4.1.14.

                 Due Diligence Period: means the period of time beginning at 8:00 a.m., C.S.T., on the date of this Agreement, and ending at 11:59 p.m., C.S.T., on February 5, 1996.

                 Election Period:  as defined in Section 10.5.1.

                 Employment and Non-Competition Agreement: means (i) with respect to John H. Willome an Employment and Non-Competition Agreement in the form of Exhibit E-1 hereto, (ii) with respect to Jack E. Biegler, an Employment and Non-Competition Agreement in the form of Exhibit E-2 hereto, and (iii) with respect to Jack Robinson, an Employment and Non-Competition Agreement in the form of Exhibit E-3 hereto.

                 Encumbrance: means any claim, lien, pledge, charge, security interest, mortgage, easement, servitude, right of way, equitable interest, option, right of first refusal or other restriction, including, without limitation, any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

                 Environmental Breach:  as defined in Section 5.3.3.

                 Environmental Consultant:  as defined in Section 5.3.6.

                 Environmental Due Diligence Period: means the period of time beginning at 8:00 a.m., C.S.T., on the date of this Agreement, and ending at 11:59 p.m., C.S.T., on February 12, 1996.

                 Environmental Laws: means any and all laws, statutes, ordinances, rules, regulations, orders, judicial or arbitral decisions or determinations of any governmental authority or court pertaining to the environment in effect in any jurisdiction in which any Company is conducting business or where any of the properties or facilities of any Company is located, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Texas Solid Waste Disposal Act, the Texas Water Code and other comparable federal, state and local laws. The term "hazardous substance" means any "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "oil" as such terms are defined in any Environmental Law, the term "release" has the meaning specified in the Environmental Laws, and the terms "solid waste" and "disposal" have the meanings specified in RCRA.

                 Environmental Statement: as defined in Section 5.3.3.

                 ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

                 Excess Non-Remediation Properties: as defined in Section 5.3.5.

                 Exchange Act: means the Securities Exchange Act of 1934, as amended.

                 Executive Officers: as defined above in the preamble.

                 Financial Statements: means the financial statements described in Section 4.1.6 and Section 4.2.6.

                 Government Permits: as defined in Section 4.1.15.

                 GP Interest:  as defined above in the preamble.

                 Guaranty Federal: means Guaranty Federal Savings Bank, Dallas, Texas.

                 HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 Identified Property:  as defined in Section 5.3.6.

                 Indemnified Party:  as defined in Section 10.5.1.

                 Indemnifying Party:  as defined in Section 10.5.1.

                 Indemnity Notice:  as defined in Section 10.5.4.

                 Industries:  as defined above in the preamble.

                 Knowledge: with respect to an individual, means the personal knowledge of a particular fact or other matter by such individual having had actual notice at the time in question of such fact or other matter without any obligation of inquiry or independent investigation. With respect to a Person (other than an individual), "Knowledge" means the personal knowledge of a particular fact or other matter only if (i) an individual who is serving as an executive officer (or similar capacity) of such Person (which, in the case of the Companies and the Sellers, are solely the Executive Officers) has Knowledge of such fact or other matter, without attribution to such executive officer of facts and matters within the personal Knowledge of any other Person, or (ii) an individual who is serving as an executive officer (or similar capacity) of such Person (which, in the case of the Companies and the Sellers, are solely the Executive Officers) would have Knowledge of such fact or other matter if such individual had made inquiry of other employees of such Person who would reasonably be expected by such executive officer to have Knowledge of such fact or other matter and who is primarily responsible for the operations of such Person which are related to such fact or matter, without attribution to such executive officer of facts or matters within the personal Knowledge of any other Person who would not reasonably be expected by such executive officer to have Knowledge of such fact or other matter or who is not primarily responsible for the operations of such Person which are related to such fact or matter. No executive officer of a Person (including the Executive Officers) shall have any liability to any Person as a result of any actual or implied Knowledge or the disclosure of such actual or implied Knowledge herein. Each of the Sellers and the Purchaser represent to the other that each of them has caused its executive officers to make inquiry of other employees of such Person who would reasonably be expected by such executive officer to have Knowledge of such fact or matter.

                 Land Contracts: as defined in Section 5.4.

                 LLC:  as defined above in the preamble.

                 LP Interest:  as defined above in the preamble.

                 Material Adverse Effect: means (i) with respect to the Companies, any material adverse effect on the business, financial condition, results of operations or prospects of the Companies taken as a whole, (ii) with respect to the Corporations, any material adverse effect on the business, financial condition, results of operations or prospects of the Corporations taken as a whole, (iii) with respect to Rayco, any material adverse effect on the business, financial condition, results of operation or prospects of Rayco taken as a whole, and (iv) with respect to the Purchaser or a Purchaser Entity, any material adverse effect on the business, financial condition, results of operations or prospects of the Purchaser taken as a whole.

                 Net Worth of the Companies: at any date, means the sum of the combined stockholder's and partner's equity of each Company at such date, as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

                 Non-Remediation Properties:  as defined in Section 5.3.4.

                 Partners:  means the LLC and REGT.

                 Partnership Agreement: means the Amended and Restated Agreement of Limited Partnership of Rayco dated as of January 1, 1995.

                 Permitted Encumbrances: means (i) Encumbrances specifically described in the Financial Statements, (ii) Encumbrances securing taxes, assessments, governmental charges or levies, all of which are not yet due and payable, or are being contested in good faith in the ordinary course of business based upon a dispute as to the appropriate tax appraisal of a particular property, so long as such contest does not involve any substantial danger of the sale, forfeiture or loss of any material Assets, (iii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, or (iv) customary restrictive covenants for subdivisions of the type developed by Rayco, customary zoning restrictions and customary utility easements on or affecting (x) land acquired for residential development and (y) residential real property.

                 Person: means any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

                 Phase I Report or Phase II Report:  as defined in Section
5.3.1.

                 Plan:  as defined in Section 4.1.13(i).

                 Post-Closing Certificate:  as defined in Section 2.5.

                 Pre-Closing Tax Period:  as defined in Section 7.2.1.

                 Purchase Price:  as defined in Section 2.2.

                 Purchaser:  as defined above in the preamble.

                 Purchaser Entity: means any of the Purchaser and any wholly-owned subsidiary of the Purchaser named in or designated pursuant to
Section 2.1 to purchase any of the Securities (collectively, the "Purchaser Entities").

                 Purchaser Indemnified Loss:  as defined in Section 10.2.

                 Purchaser's Due Authorization Notice: as defined in Section 5.2.3.

                 Purchaser's Notice of Breach: as defined in Section 5.2.3.

                 Purchaser's SEC Documents: as defined in Section 4.4.7.

                 Rayco: as defined above in the preamble.

                 Rayco Assets:  as defined in Section 4.2.14.

                 Rayco Plan:  as defined in Section 4.2.13(i).

                 REGT:  as defined above in the preamble.

                 Remediation Agreement:  as defined in Section 5.3.3.

                 SATCO, SATCO Stock and SATCO Shares: as defined above in the preamble.

                 Satex, Satex Stock and Satex Shares: as defined above in the preamble.

                 Securities: means the GP Interest, the LP Interest and the Shares.

                 Securities Act: as defined in Section 4.4.7.

                 Sellers:  as defined above in the preamble.

                 Seller Affiliate: means any Affiliate of the Sellers other than the Companies.

                 Seller Indemnified Loss:  as defined in Section 10.3.

                 Shares:  as defined above in the preamble.

                 Subsidiary: with respect to any Person, means any corporation, partnership, joint venture, association or other business entity more than 50% of the outstanding voting stock or other ownership interests having ordinary voting power of which is owned, directly or indirectly, by such Person, by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

                 Taxes:  as defined in Section 4.1.8.

                 Third Party Claim: as defined in Section 10.5.1.

                 THMC, THMC Stock and THMC Shares: as defined above in the preamble.

                 Threshold Amount:  as defined in Section 10.2.

                 Trust Agreement: as defined in Section 4.3.1.

                 Year-End Audited Financial Statements: as defined in Section 5.1.11.

                 Year-End Unaudited Financial Statements:  as defined in
Section 5.1.11.

                                  ARTICLE 2.

                              Purchase and Sale

                 2.1. The Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing the following transactions shall occur:

                 2.1.1 Industries shall sell, assign, transfer and deliver to the Purchaser, or to (in whole or in part) a wholly-owned subsidiary of the Purchaser designated in writing by the Purchaser, and the Purchaser shall cause such Purchaser Entity to purchase and acquire from Industries, the Satex Shares in consideration of $812,570 in cash;

                 2.1.2 Industries shall sell, assign, transfer and deliver to the Purchaser, or to (in whole or in part) a wholly-owned subsidiary of the Purchaser designated in writing by the Purchaser, and the Purchaser shall cause such Purchaser Entity to purchase and acquire from Industries, the THMC Shares in consideration of $1,139,676 in cash;

                 2.1.3 Industries shall sell, assign, transfer and deliver to the Purchaser, or to (in whole or in part) a wholly-owned subsidiary of the Purchaser designated in writing by the Purchaser, and the Purchaser shall cause such Purchaser Entity to purchase and acquire from Industries, the SATCO Shares in consideration of $346,420 in cash; and

                 2.1.4 In consideration of $77,701,334 in cash, (i) the LLC shall sell, assign and transfer to the Purchaser, or to (in whole or in part) a wholly-owned subsidiary of the Purchaser designated in writing by the Purchaser, and the Purchaser shall cause such Purchaser Entity to purchase and acquire from the LLC, the GP Interest, and (ii) REGT shall sell, assign and transfer to the Purchaser, or to (in whole or in part) a wholly-owned subsidiary of the Purchaser designated in writing by the Purchaser, and the Purchaser shall cause such Purchaser Entity to purchase and acquire from REGT, the LP Interest;

provided, however, that any designation of a wholly-owned subsidiary of the Purchaser by the Purchaser as a Purchaser Entity as provided above in this
Section 2.1 shall not relieve the Purchaser of any of its liability for the agreements, representations, warranties and covenants of the Purchaser or any Purchaser Entity contained or contemplated herein.

                 2.2 Purchase Price. The aggregate purchase price to be paid by the Purchaser Entities for the Securities shall be $80 million cash (the "Purchase Price").

                 2.3 Certain Closing Deliveries. Upon the terms and subject to the conditions of this Agreement, at the Closing the following transactions shall occur:

                 2.3.1 The LLC shall execute and deliver to the appropriate Purchaser Entity, and the Purchaser shall cause the appropriate Purchaser Entity to execute and deliver to the LLC, a Conveyance Agreement substantially in the form of Exhibit A hereto with respect to the GP Interest.

                 2.3.2 REGT shall execute and deliver to the appropriate Purchaser Entity, and the Purchaser shall cause the appropriate Purchaser Entity to execute and deliver to REGT, a

         Conveyance Agreement substantially in the form of Exhibit B hereto with respect to the LP Interest.

                 2.3.3 Industries shall deliver to the appropriate Purchaser Entity certificates representing the Shares, together with stock powers executed in blank.

                 2.3.4 Each Purchaser Entity shall deliver its respective portion of the Purchase Price to the appropriate Seller at Closing by wire transfer in federal or other immediately available funds to an account or accounts designated at least two business days prior to the Closing Date by the Sellers.

                 2.4 Employment and Non-Competition Agreements. At the Closing, (i) John H. Willome and Rayco shall execute and deliver an Employment and Non-Competition Agreement in the form of Exhibit E-1, (ii) Jack E. Biegler and Rayco shall execute and deliver an Employment and Non-Competition Agreement in the form of Exhibit E-2, and (iii) Jack Robinson and Rayco shall execute and deliver an Employment and Non-Competition Agreement in the form of Exhibit E-3.

                 2.5 Post-Closing Adjustments to Purchase Price. As soon as practicable after the Closing, and in any event within 45 days following the Closing Date, the Purchaser, at the Purchaser's cost and expense, shall cause to be delivered to each of the Sellers a balance sheet of each of the Companies as of the Closing Date, including the notes relating thereto, prepared in accordance with generally accepted accounting principles (the "Closing Date Balance Sheet") applied on a basis consistent with that used in preparation of the Financial Statements, a statement of the Net Worth of the Companies as of the Closing Date, and a certificate to the effect that such statement has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the Financial Statements and the terms of this Agreement (the "Post-Closing Certificate"). Within 30 days following the delivery of such information, the Sellers shall notify the Purchaser whether the Sellers agree or disagree with the determination of the Net Worth of the Companies set forth in the Post-Closing Certificate. If the Sellers disagree with such determination, the Closing Date Balance Sheet shall be audited, and the Net Worth of the Companies as of the Closing Date shall be determined by Ernst & Young or another independent public accounting firm selected by mutual agreement of the Sellers and the

Purchaser. The determination of the Net Worth of the Companies made by such accounting firm shall be final and binding on the Purchaser and the Sellers and the fees and expenses of such accounting firm shall be borne equally by the Sellers and the Purchaser. If the Net Worth of the Companies as of the Closing Date, as finally determined pursuant to this Section 2.5, is greater than $40 million, the Purchaser shall pay to the Sellers the amount of such excess, plus interest thereon at the Agreed Rate from (and including) the Closing Date to (but excluding) the date of such payment. If the Net Worth of the Companies as of the Closing Date, as finally determined pursuant to this Section 2.5, is less than $40 million, the Sellers shall pay to the Purchaser the amount of such deficiency, plus interest thereon at the Agreed Rate from (and including) the Closing Date to (but excluding) the date of such payment. The Purchase Price plus the amount of such excess or less the amount of such deficiency (but excluding the interest due on such excess or deficiency) shall be referred to hereinafter as the "Adjusted Purchase Price." Any payment contemplated by this
Section 2.5 shall be made by wire transfer in federal or other immediately available funds on or before the fifteenth day following the final determination thereof.

                 2.6 Allocation of Purchase Price. The Adjusted Purchase Price shall be allocated among the Securities as follows:

                 2.6.1 The consideration for the Satex Shares shall be an amount of cash equal to the stockholder's equity of Satex as shown on the Closing Date Balance Sheet.

                 2.6.2 The consideration for the THMC Shares shall be an amount of cash equal to the stockholder's equity of THMC as shown on the Closing Date Balance Sheet.

                 2.6.3 The consideration for the SATCO Shares shall be an amount of cash equal to the stockholder's equity of SATCO as shown on the Closing Date Balance Sheet.

                 2.6.4 The consideration for the GP Interest and the LP Interest shall be all of the Adjusted Purchase Price less the aggregate amount of cash consideration allocated to the Shares in accordance with Sections 2.6.1, 2.6.2 and 2.6.3 above, and such consideration shall be allocated among the GP Interest and the LP Interest in accordance with the Partnership Agreement.

                                  ARTICLE 3.

                       Closing Date and Effective Time

                 The closing of the purchase and sale of the Securities contemplated hereby (the "Closing") shall be held at the offices of Matthews & Branscomb, 106 S. St. Mary's, Suite 800, San Antonio, Texas 78205, at 10:00 a.m., San Antonio, Texas time, on the later of (i) February 29, 1996, or (ii) the date that is three business days after the waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated herein shall have expired or been terminated, or at such other place or time as the Purchaser and the Sellers may mutually agree. The date of the Closing is referred to herein as the "Closing Date"; however, for purposes of determining the anniversary date of the Closing Date, the Closing Date (if, and only if, it is February 29, 1996) shall be deemed to be February 28, 1996.

                                  ARTICLE 4.

                        Representations and Warranties

                 4.1 Representations and Warranties by Industries. Except as otherwise disclosed in this Agreement or the Schedules attached hereto, Industries hereby represents and warrants that:

                 4.1.1 Organization and Good Standing. Industries and each of the Corporations is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The character of the properties and assets now owned or leased by each Corporation and the nature of the business now conducted by any Corporation does not require any Corporation to be licensed or qualified to do business as a foreign corporation in any jurisdiction. Industries heretofore has delivered or otherwise made available to the Purchaser true, correct and complete copies of the certificate of incorporation and by-laws, each as amended to the date hereof, of each Corporation.

                 4.1.2 Corporate Authority; Authorization of Agreement. Industries has all requisite corporate power and authority to execute and deliver this Agreement and the various other agreements contemplated herein to which Industries is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Industries of this Agreement and the various other agreements contemplated herein to which Industries is a party, the performance by Industries of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action on the part of Industries. This Agreement constitutes, and the various other agreements contemplated herein to which Industries is a party, when executed and delivered, will constitute, the valid and binding obligation of Industries enforceable against it in accordance with its and their terms, except that the enforceability of this Agreement and the various other agreements contemplated herein to which Industries is a party is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 4.1.3 Capitalization. The authorized capital stock of Satex consists solely of 100,000 shares of Satex Stock, of which 1,000 shares are issued and outstanding on the date hereof. The authorized capital stock of THMC consists solely of 1,000,000 shares of THMC Stock, of which 100,000 shares are issued and outstanding on the date hereof. The authorized capital stock of SATCO consists solely of 50,000 shares of SATCO Stock, of which 3,125 shares are issued and outstanding on the date hereof. All such outstanding shares of Satex Stock, THMC Stock and SATCO Stock are owned beneficially and of record by Industries, free and clear of all Encumbrances. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, convertible or exchangeable securities, warrants, calls or other obligations of any kind issued or granted by, or binding upon, Industries or any Corporation to purchase or otherwise acquire any security of, equity interest in or other ownership interest in any Corporation. The Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         Industries has full legal right to sell, assign and transfer the Shares to the appropriate Purchaser Entity and will, upon delivery of certificates representing the Shares to the appropriate Purchaser Entity pursuant to the terms hereof, transfer to such Purchaser Entity good and valid title to the Shares free and clear of any Encumbrances created by or through Industries or any predecessor.

                 4.1.4 No Violation. Except as set forth in Schedule 4.1.4, this Agreement and the execution and delivery hereof by Industries do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                          (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Industries or any Corporation;

                          (ii) violate or conflict with any provision of, or, except with respect to the HSR Act, require any filing, consent, authorization or approval under, any law or administrative regulation (including, without limitation, any Environmental Law) or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Industries or any Corporation;

                          (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (a) any mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which Industries or any Corporation is a party or by which Industries or any Corporation is bound or to which any of their respective properties is subject or (b) any material lease, license, contract or other agreement or instrument to which Industries or any Corporation is a party or by which any of them is bound or to which any of their respective properties is subject; or

                          (iv) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any material assets of any Corporation.

             4.1.5        No Default: Compliance with Laws and Regulations.
         Except as set forth on Schedule 4.1.5 or as disclosed in the Financial
         Statements:

                          (i) No Corporation is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which any Corporation is a party or by which any Corporation or any of its properties is bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency or (c) any other material agreement, contract, lease, license or other instrument; and

                          (ii) No Corporation is in violation in any material respect of any law, regulation, order, judgment or decree of any federal or state court or governmental authority (including, without limitation, any law, regulation, order, judgment or decree relating to immigration, labor or employment matters) or any Government Permit applicable to its respective businesses and operations.

             4.1.6        Financial Statements of the Corporations.  Industries
         (a) heretofore has delivered to the Purchaser copies of (i) the audited balance sheets of THMC and SATCO as of December 31, 1994, and the related audited statements of income and cash flows for the year ended December 31, 1994, including the notes relating thereto, certified by Ernst & Young, independent public accountants, (ii) the unaudited balance sheet of SATEX as of December 31, 1994, and the related unaudited statement of income and cash flows for the year ended December 31, 1994, and (iii) the unaudited balance sheet of each Corporation as of September 30, 1995, and the related unaudited statements of income and cash flows for the 9-month period then ended and (b) will deliver to the Purchaser copies of the Year-End Unaudited Financial Statements of the Corporations and the Year-End Audited Financial Statements of the Corporations. Such financial statements fairly present or, with respect to those financial statements to be delivered hereunder, will fairly present, in accordance with the basis of accounting described in the notes to such financial statements, the financial position of each of the Corporations, as the case may be, as of the date indicated and the results of operations and changes in the financial position of each of the Corporations, as the case may be, for the period then ended. All such financial statements have been or, with respect to those financial statements to be delivered hereunder, will be prepared in accordance with generally accepted accounting principles consistently applied.

             4.1.7 Absence of Certain Changes. Except as disclosed to the Purchaser in this Agreement, the Financial Statements, Schedule
         4.1.7 or in any other schedule to this Agreement, since the Balance Sheet Date there has not been:

                          (i) any material adverse change in the business, financial condition, results of operations or prospects of the Corporations taken as a whole;

                          (ii) any damage, destruction or loss incurred or suffered by the Corporations, whether covered by insurance or not, which has had, or would reasonably be expected to have, a Material Adverse Effect on the Corporations;

                          (iii) any change by any Corporation in accounting methods or principles, except for changes required as a result of changes in generally accepted accounting principles;

                          (iv) any issuance by any Corporation of any shares of capital stock, or any repurchase or redemption by any Corporation of any shares of its capital stock;

                          (v) any sale, lease or other disposition or relinquishment of, or execution and delivery by any Corporation of any agreement or commitment contemplating the sale, lease or other disposition or relinquishment of, properties and assets of such Corporation other than (a) the sale or other disposition or relinquishment by any Corporation of mortgages, mortgage-backed securities and related documents in the ordinary course of business and (b) the sale, lease or other disposition or relinquishment of properties or assets by any Corporation in the ordinary course of business in an amount, individually or in the aggregate, not in excess of $20,000;

                         (vi)     any merger or consolidation of any
                 Corporation with any other corporation, person or entity or any acquisition by any Corporation of the stock or business of another corporation, partnership or other entity, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of any Corporation;

                         (vii) any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by any Corporation or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which any Corporation is bound or by which any of them or their respective properties is bound other than such borrowing, agreement to borrow, termination or amendment that is in the ordinary course of business and is, individually or in the aggregate, not in excess of $20,000;

                         (viii) any declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of any Corporation (except for dividends or distributions as provided for in Section 5.1.8 of this Agreement);

                          (ix) any increase in the compensation payable or to become payable by any Corporation to the directors, officers or employees of any Corporation (other than (a) as the Corporations may be contractually obligated or (b) as may be made in the ordinary course of business and consistent with past practices as a result of normal annual employee performance reviews; provided, however, that any increase for any employee as a result of normal annual employee performance reviews shall not exceed 5% of the compensation paid by the relevant Corporation to such employee in the year immediately preceding such increase), or any increase in benefits or benefit plan costs (other than costs outside of the control of the applicable Corporation), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any directors, officers or employees of any Corporation;

                          (x) except as agreed to in writing by the Purchaser, any employment, deferred compensation, consulting, severance, indemnification or similar agreement entered into or made by any Corporation with any of its directors, officers or employees, or grant of any severance or termination pay to any director, officer or employee of any Corporation, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by any Corporation;

                          (xi) any distribution of Plan assets, other than distributions relating to the payment of benefits pursuant to any Plan, made for the purpose of reducing the amount by which the value of the assets of any such Plan at the time of distribution exceeds the present value of all accrued benefits (whether or not forfeitable) under such Plan at the time of distribution;

                          (xii) any mortgage, pledge or Encumbrance (other than Permitted Encumbrances) on any of the assets, tangible or intangible, of any Corporation;

                          (xiii) any making of any loan, advance or capital contribution to or investment in any Person (other than a loan or advance in an amount not in excess of $10,000);

                          (xiv) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Corporation or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any Corporation; or

                          (xv) any contract or commitment to do any of the foregoing or to take any action that, if taken prior to the date hereof, would have made any representation or warranty in this Section 4.1 incorrect in any material respect.

                 4.1.8    Taxes.  For purposes of this Agreement, "Taxes" means
         (a) all federal, foreign, state or local net or gross income (whether measured by or based on income), gross receipts, sales, use, ad valorem, valued-added, franchise, asset, withholding, payroll, employment, registration, conveyancing, excise, property (real or personal) or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts and/or (b) liability for the payment of any consolidated or combined tax or any obligation to indemnify another Person on account of Taxes, including any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts, of the type described in clause (a) of this sentence. The income, assets and operations of the Corporations have been correctly reflected in all material Tax returns for all required Pre-Closing Tax Periods. The Corporations and Industries have (or will have by the due date for such return) caused timely to be filed with the appropriate federal, state, local and other governmental authorities all material returns, information returns or statements, and reports with respect to Taxes required to be filed on or before the Closing by, or with respect to, the Corporations for any Pre-Closing Tax Period and have (or will have by the Closing) caused to be paid or deposited or made adequate provision (in accordance with generally accepted accounting principles) for the payment of all Taxes due. Except as provided on Schedule 4.1.8, (i) there is no material Tax related claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or that could directly impact any of the Corporations, (ii) neither Industries nor any of the Corporations is subject to any agreement or consent pursuant to Section 341(f) of the Code, (iii) there are no material liens for Taxes upon the assets of any Corporation except liens for current Taxes not yet due, (iv) Industries is not subject to withholding under Section 1445 of the Code with respect to the transactions contemplated hereunder, (v) none of the Corporations has been a member of a consolidated or combined group other than one in which Industries or Ellison, Inc. was the common parent and (vi) none of the Corporations is under any contractual obligation to pay the Taxes of another Person.

                 4.1.9    Contracts, Agreements, Plans and Commitments.
         Schedule 4.1.9 sets forth a complete list of the following contracts, agreements, plans and commitments to which any Corporation is a party or by which any of them or any of their material properties are bound as of the date hereof:

                          (i) any contract, commitment or agreement which involves aggregate expenditures by any Corporation of more than $100,000 per year (other than contracts, commitments or agreements listed pursuant to any other provisions of this
                 Section 4.1.9);

                          (ii) any indenture, trust, loan agreement, note or other agreement under which any Corporation has outstanding indebtedness, obligations or liabilities (in each case, contingent or otherwise) for borrowed money;

                          (iii)   any lease or sublease for the use or
                 occupancy of real property which involves aggregate expenditures by any Corporation of more than $50,000 per year, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements;

                          (iv) any contract or agreement with Industries or any Affiliate of Industries or any director or officer of Industries or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

                          (v) any agreement that restricts the right of any Corporation to engage in any type of business;

                          (vi)    any guaranty, direct or indirect, by
                 Industries or any Affiliate of Industries, of any contract, lease or agreement entered into by any Corporation;

                          (vii) any partnership, joint venture or other similar agreement or arrangement;

                          (viii)  any license, franchise or similar agreement;

                          (ix) any agreement relating to the acquisition or disposition of any business or assets of a business in excess of $10,000 (whether by merger, sale of stock, sale of assets or otherwise);

                          (x) any agreement of surety, guarantee or indemnification; and

                          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Corporations taken as a whole.

                                  To the Knowledge of Industries, each of such
         contracts and agreements is in full force and effect and, except as set forth on Schedule 4.1.9 or in the Financial Statements, no party is in default under or in breach of, and no event has occurred that with notice or lapse of time or both would constitute a default or breach of, the terms, conditions or provisions of such contracts and agreements.

                 4.1.10   Litigation.  Except as set forth in Schedule 4.1.10:

                          (i) To the Knowledge of Industries, there are no actions, suits, investigations or proceedings pending or threatened against or affecting any Corporation or any of their respective properties seeking (a) damages or (b) any other relief that would delay, prevent or hinder the consummation of the transactions contemplated by this Agreement;

                          (ii) To the Knowledge of Industries, there is not any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding or pending relating specifically to any Corporation which is not generally applicable to other companies in the mortgage loan origination, title insurance agency or residential real estate brokerage industries; and

                          (iii) To the Knowledge of Industries, no Corporation is charged with a violation of, or threatened with a charge of a violation of, any provision of any material law or regulation relating to any aspect of its business.

                 4.1.11 Insurance. Schedule 4.1.11 sets forth a list of all material insurance policies (other than title insurance policies) of each Corporation, by which each Corporation or any of their respective properties or assets are covered against losses, all of which are now in full force and effect. There is no claim by any Corporation pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and the Corporations have otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Corporations. Industries does not have Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. To the extent that any such policy is owned or held by Industries or any Industries Affiliate, it may be terminated after the Closing Date; provided, however, that Industries agrees to (i) maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the close of business on the Closing Date and (ii) cooperate with the Purchaser in obtaining replacement insurance policies at all times until the close of business on the Closing Date. Neither SATCO nor any other Corporation is an insurer under any title insurance policy.

                 4.1.12 Patents, Trademarks and Copyrights. Each Corporation has the rights to use all material patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights necessary for the conduct of its business. Except as set forth in Schedule 4.1.12, there is no existing or, to the Knowledge of Industries, threatened infringement, misuse or misappropriation by others of any such trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights that is material to the Corporations taken as a whole, there is no pending or threatened claim by any Corporation against others for any such infringement, misuse or misappropriation, and there is no pending proceeding involving any claim, and no Corporation has Knowledge or has received any written notice or claim, of any infringement, misuse or misappropriation by any Corporation of any patent, trademark, trade name, service mark, trade secret, copyright or other proprietary intellectual property right owned by any third party.

                 4.1.13 Employee Benefit Matters. Schedule 4.1.13 sets forth a list of all of the following (true and complete copies of which, together with such other related documents as the Purchaser may reasonably request, have been made available to the Purchaser):

                          (i) (a) each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which is covered by Title I of ERISA, which is maintained, or otherwise contributed to, by any Corporation or any Affiliate of any Corporation for the benefit of the employees of any Corporation (a "Plan"), and (b) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                          (ii) each management or employment contract or contract for personal services between any Corporation or any Affiliate of any Corporation and any officer, consultant, director or employee of any Corporation that is not by its terms terminable at will or on not more than 60 days' notice without payment or penalty by any Corporation;

                          (iii) each other plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expense, insurance for any officer, consultant, director, annuitant or employee of any Corporation or members of their respective families (other than directors' and officers' liability policies), whether or not insured;

                          (iv) each policy regarding severance, vacations and sick time and each personnel manual; and

                          (v) each collective bargaining agreement or labor contract or any other agreement to which any Corporation is a party or which covers any employee of any Corporation.

                                  Neither Industries, any Corporation, nor any
         entity that, with any Corporation, would be treated as a single employer under Section 414 of the Code maintains or contributes to, or has within the past six years maintained or contributed to, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as described in Section 3(37) of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date. To the Knowledge of Industries, with respect to each Plan, such Plan and each Company
         (i) is not in material violation of the requirements of the terms of the Plan, ERISA, the Code or the Age Discrimination in Employment Act, regulations issued thereunder, or other applicable law, and (ii) is not in material violation of the reporting and disclosure requirements of Title I of ERISA. To the Knowledge of Industries, there is no circumstance that (i) has resulted in a material liability (whether or not asserted as of the date hereof) of any Corporation arising under or related to any other employee benefit plan (as defined in section 3(3) of ERISA), whether or not terminated prior to the date hereof, which is not a Plan, or (ii) has resulted in a material adverse change in the assets of any Plan (other than in connection with any transaction contemplated by this Agreement) from those reflected on the most recent annual report, actuarial valuation or financial statements for such Plan furnished, or otherwise made available, to the Purchaser, other than any such change that is necessary to comply with applicable law. Except as agreed to in writing by the Purchaser, there are no post-retirement medical or health plans in effect with respect to employees of any Corporation, except as required by Section 4980B of the Code. Except as agreed to in writing by the Purchaser, no employee of any Corporation will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

                 4.1.14 Title to Assets. Except as set forth in Schedule 4.1.14, each Corporation has good and indefeasible title to all of its real properties purported to be owned in fee, and good and merchantable title to all of its other material properties and assets, real and personal, reflected on the Financial Statements or purported to have been acquired by it after the date thereof (except for assets held under capitalized leases and properties and assets sold since the date of the Financial Statements) (collectively, the "Corporation Assets"), in each case free and clear of any Encumbrances other than Permitted Encumbrances. To the Knowledge of Industries, there are no events or developments affecting any such property or assets (whether real or personal) pending or threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

                 4.1.15 Government Permits. Each Corporation has all permits, licenses, consents and approvals ("Government Permits") necessary under federal, state or local law to own, operate, use and maintain its business in the manner in which it is now being conducted, except for Government Permits the failure of which to be obtained or given, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporations. There are no proceedings pending, or to the Knowledge of Industries threatened, that seek the revocation, cancellation, suspension or modification of any material
         Government Permit.

                 4.1.16  Environmental Compliance.  Except as set forth in
         Schedule 4.1.16, to the Knowledge of Industries, (a) neither any Corporation nor any property owned or controlled by any Corporation is subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or other third party under, or in violation of, or subject to any remedial or other obligations under, any Environmental Law, (b) all material notices, Government Permits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operations of the business of each Corporation, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance into the environment, have been duly obtained or filed, (c) there has been no release or disposal of any hazardous substances on the properties, now or previously owned, leased or operated by any Corporation, or in connection with the operation of the business of any Corporation except in compliance with applicable Environmental Laws and in a manner that would reasonably be expected not to result in any material liability to any Corporation under any Environmental Law, (d) there are not and have never been any underground storage tanks, radioactive materials, or radon at any property now or previously owned or operated by any Corporation, (e) all environmental assessments, investigations, audits and similar documents relating to any property now or previously owned or operated by any Corporation of which Industries has Knowledge have been delivered to Purchaser prior to Closing, (f) no property now or previously owned, leased or operated by any Corporation is listed or proposed for listing, on the

         National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.



                 4.1.17 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.1.17 or in any other Schedule to this Agreement, no Corporation has any outstanding liabilities (whether contingent or otherwise) or indebtedness, current or long-term, other than liabilities or indebtedness (i) reflected in the Financial Statements,
         (ii) incurred since the date of such Financial Statements in the ordinary course of business or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Corporations.

                 4.1.18 Books and Records. The books of account, minute books, stock record books and other records of Industries and each Corporation, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                 4.1.19 Intercompany Accounts. Schedule 4.1.19 contains a complete list of all intercompany balances as of the Balance Sheet Date between Industries and its Affiliates, on the one hand, and any Corporation on the other hand.

                 4.1.20 No Misstatements. None of the information set forth in this Agreement (or in the Schedules attached hereto) with respect to Industries or any of the Corporations contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                 4.1.21 Subsidiaries. None of the Corporations have any equity interest in any other Person.

                 4.1.22 Endangered Species. To the Knowledge of Industries, there are no endangered species or protected natural habitat, flora or fauna located on any of the Corporations' real property. To the Knowledge of Industries, no portions of such real estate are designated as wetlands. To the Knowledge of Industries, none of the Corporations have received any notice

         (formal or informal) regarding any of the matters described in the two preceding sentences.

                 4.1.23 Flood Plains. To the Knowledge of Industries, none of the Corporations' real property is located within a 100-year flood plain as designated by any United States Governmental Entity.

                 4.1.24 Seismic Safety Problems. To the Knowledge of Industries, no seismic safety problems relating to any of the Corporations' real property would prevent or impair residential development thereon.

                 4.1.25 No Latent Defects; Product Warranties; Product Liability. To the Knowledge of Industries, there are no warranty claims exceeding $5,000 per individual house pending or settled in or which resulted in home repurchases during the period from January 1, 1995 to the date of this Agreement against any of the Corporations, nor is there any basis for any such claims. None of the products sold by any of the Corporations is covered by any guaranty, warranty or other indemnity.

                 4.1.26 Condemnation Proceedings. To the Knowledge of Industries, none of the Corporations nor Sellers has received any notice of any condemnation or eminent domain proceedings, or negotiations for the purchase of any real property in lieu of condemnation, and no condemnation or eminent domain proceedings or negotiations have been commended or threatened in connection with any of the foregoing.

                 4.1.27 Moratorium. To the Knowledge of Industries, there are no moratoriums (including, but not limited to, utility moratoriums) or other restrictions by governmental entities responsible for issuing approvals or according other entitlements with respect to any real property owned or controlled by the Corporations.

                 4.1.28 Employees. Except as set forth on Schedule 4.1.28, to the Knowledge of Industries, none of the employees of any Corporation has indicated to Industries or any Corporation that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within thirty (30) days after the Closing Date.

                 4.2. Representations and Warranties by the LLC. Except as otherwise disclosed in this Agreement or the Schedules attached hereto, the LLC hereby represents and warrants that:

                 4.2.1 Organization and Good Standing. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Rayco is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite partnership power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The character of the properties and assets now owned or leased by the LLC or Rayco and the nature of the business now conducted by them do not require either of them to be licensed or qualified to do business as a foreign corporation or limited partnership in any jurisdiction. The LLC heretofore has delivered or otherwise made available to the Purchaser true, correct and complete copies of the certificate of organization and regulations or equivalent governing instruments (including, without limitation, the Partnership Agreement), each as amended to the date hereof, of the LLC and Rayco.

                 4.2.2 Authority; Authorization of Agreement. The LLC has all requisite power and authority to execute and deliver this Agreement and the various other agreement contemplated herein to which the LLC is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the LLC of this Agreement and the various other agreements contemplated herein to which the LLC is a party by the LLC, the performance by the LLC of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of the LLC. This Agreement constitutes, and the various other agreements contemplated herein to which the LLC is a party, when executed and delivered, will constitute, the valid and binding obligation of the LLC enforceable against it in accordance with its and their terms, except that the enforceability of this Agreement and the various other agreements contemplated herein to which the LLC is a party is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 4.2.3 Partnership Interests. The LLC is the sole general partner of Rayco and REGT is the sole limited partner of Rayco. The GP Interest and the LP Interest constitute all of the outstanding ownership interests in Rayco. Except as set forth in Schedule 4.2.3, and subject to the applicable terms of the Partnership Agreement, the LLC owns the GP Interest and REGT owns the LP Interest free and clear of all Encumbrances. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, convertible or exchangeable securities, warrants, calls or other obligations of any kind issued or granted by, or binding upon, the LLC or Rayco to purchase or otherwise acquire any security of, equity interest in or other ownership interest in Rayco. Subject to the applicable terms of the Partnership Agreement, the LLC has full legal right to sell, assign and transfer the GP Interest to the appropriate Purchaser Entity and will, upon delivery of the Conveyance Agreement with respect to the GP Interest to such Purchaser Entity pursuant to the terms hereof (assuming satisfaction of the conditions set forth in Section 6.2.7 hereof), transfer to the appropriate Purchaser Entity good and valid title to the GP Interest free and clear of any Encumbrances created by or through the LLC or any predecessor.

                 4.2.4 No Violation. Except as set forth in Schedule 4.2.4, this Agreement and the execution and delivery hereof by the LLC do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                          (i) violate or conflict with any provision of the certificate of organization, regulations or equivalent governing instruments (including, without limitation, the Partnership Agreement) of the LLC or Rayco;

                          (ii) violate or conflict with any provision of, or, except with respect to the HSR Act, require any filing, consent, authorization or approval under, any law or administrative regulation (including, without limitation, any Environmental Law) or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon the LLC or Rayco;

                          (iii)  conflict with, result in a breach of,
                 constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (a) any mortgage, indenture, loan or credit agreement or any other material agreement or instrument to which the LLC or Rayco is a party or by which the LLC or Rayco is bound or to which any of their respective properties is subject or (b) any lease, license, contract or other agreement or instrument to which the LLC or Rayco is a party or by which any of them is bound or to which any of their respective properties is subject; or

                          (iv) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any material assets of the LLC or Rayco.

                 4.2.5 No Default; Compliance with Laws and Regulations. Except as set forth on Schedule 4.2.5 or as disclosed in the Financial
         Statements:

                          (i) Rayco is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which Rayco is a party or by which Rayco or any of its properties is bound, (b) any judgment, order or injunction of any court, arbitrator or governmental agency or (c) any other material agreement, contract, lease, license or other instrument; and

                          (ii) Rayco is not in violation in any material respect of any law, regulation, order, judgment or decree of any federal or state court or governmental authority (including, without limitation, any law, regulation, order, judgment or decree relating to immigration, labor or employment matters) or any Government Permit applicable to its businesses and operations, and in particular, without limitation, Rayco is in compliance in all material respects with all applicable building codes and zoning requirements, any requirements to obtain a certificate of occupancy and any other laws or regulations applicable to the construction, sale and delivery of homes.

                 4.2.6 Rayco Financial Statements. The LLC (a) heretofore has delivered to the Purchaser copies of (i) the audited balance sheet of Rayco as of December 31, 1994, and the related audited statements of operations, partners' equity and cash flows for the year ended December 31, 1994, including the notes relating thereto, certified by Ernst & Young, independent public accountants, and (ii) the unaudited balance sheet of Rayco as of the Balance Sheet Date, and the related unaudited statements of operations, partners' equity and cash flows for the nine-month period then ended, and (b) will deliver to the Purchaser copies of the Year-End Unaudited Financial Statements of Rayco and copies of the Year-End Audited Financial Statements of Rayco. Such financial statements fairly present or, with respect to those financial statements to be delivered hereunder, will fairly present, in accordance with the basis of accounting described in the notes to such financial statements, the financial position of Rayco as of the date indicated and the results of operations and changes in the financial position of Rayco for the period then ended. All such financial statements have been or, with respect to those financial statements to be delivered hereunder, will be prepared in accordance with generally accepted accounting principles consistently applied (except to the extent set forth in the notes to such financial statements).

                 4.2.7 Absence of Certain Changes. Except as disclosed to the Purchaser in this Agreement, the Financial Statements, Schedule
         4.2.7 or in any other schedule to this Agreement, since the Balance Sheet Date there has not been:

                          (i) any material adverse change in the business, financial condition, results of operations or prospects of Rayco taken as a whole;

                           (ii) any damage, destruction or loss incurred or suffered by Rayco, whether covered by insurance or not, which has had, or would reasonably be expected to have, a Material Adverse Effect on Rayco;

                          (iii) any change by Rayco in accounting methods or principles, except for changes required as a result of changes in generally accepted accounting principles;

                          (iv) any issuance by Rayco of any partnership or ownership interests, or any repurchase or redemption by Rayco of any partnership or ownership interests;

                          (v)  any sale, lease or other disposition or
                 relinquishment of, or execution and delivery by Rayco of any agreement or commitment contemplating the sale, lease or other disposition or relinquishment of, properties and assets of Rayco other than (a) the sale or other disposition of lots improved with residences in the ordinary course of business consistent with past practices, (b) the sale or other disposition or relinquishment by Rayco of mortgages, mortgage-backed securities and related documents in the ordinary course of business and (c) the sale, lease or other disposition or relinquishment of properties or assets by Rayco in the ordinary course of business in an amount, individually or in the aggregate, not in excess of $20,000;

                          (vi) any merger or consolidation of Rayco with any other corporation, person or entity or any acquisition by Rayco of the stock or business of another corporation, partnership or other entity, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of Rayco;

                          (vii) any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by Rayco or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which Rayco is bound or by which any of them or their respective properties is bound other than such borrowing, agreement to borrow, termination or amendment that is in the ordinary course of business and is, individually or in the aggregate, not in excess of $20,000;

                          (viii) distribution with respect to the partnership interests of Rayco (except for distributions as provided for in Section 5.1.8 of this Agreement);

                          (ix) any increase in the compensation payable or to become payable by Rayco to the directors, officers or employees of Rayco (other than (a) as Rayco may be contractually obligated or (b) as may be made in the ordinary course of business and consistent with past practices as a result of normal annual employee performance reviews, provided, however, that any increase for any employee as a result of normal annual employee performance reviews shall not exceed 5% of the compensation paid by Rayco to such employee in the year immediately preceding such increase), or any increase in benefits or benefit plan costs (other than costs outside of the control of Rayco), or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any directors, officers or employees of Rayco;

                          (x) except as agreed to in writing by the Purchaser, any employment, deferred compensation, consulting, severance, indemnification or similar agreement entered into or made by Rayco with any of its officers or employees, or grant of any severance or termination pay to any of its officers or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by Rayco;

                          (xi) any distribution of Plan assets, other than distributions relating to the payment of benefits pursuant to any Plan, made for the purpose of reducing the amount by which the value of the assets of any such Plan at the time of distribution exceeds the present value of the assets of any such Plan at the time of distribution exceeds the present value of all accrued benefits (whether or not forfeitable) under such Plan at the time of distribution;

                          (xii) any mortgage, pledge or Encumbrance (other than Permitted Encumbrances) on any of the assets, tangible or intangible, of Rayco;

                          (xiii) any making of any loan, advance or capital contribution to or investment in any Person (other than a loan or advance in an amount not in excess of $10,000);

                          (xiv) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Rayco or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Rayco; or

                          (xv) any contract or commitment to do any of the foregoing or to take any action that, if taken prior to the date hereof, would have made any representation or warranty in this Section 4.2 incorrect in any material respect.

                 4.2.8 Taxes. Rayco has (or will have by the due date for such return) caused timely to be filed with the appropriate federal, state, local and other governmental authorities all material returns, information returns or statements, and reports with respect to Taxes required to be filed for any Pre-Closing Tax Period by or with respect to Rayco. Rayco is and always has been taxed as a "partnership" for U.S. federal income tax purposes. Except as provided on Schedule 4.2.8, (i) there is no material Tax related claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or that could directly impact Rayco, (ii) there are no material liens for Taxes upon the assets of Rayco except liens for current Taxes not yet due, (iii) none of Rayco, the LLC or REGT is subject to withholding under Section 1445 of the Code with respect to the transactions contemplated hereunder, and (iv) Rayco is not under any contractual obligation to pay the Taxes of another Person.

                 4.2.9    Contracts, Agreements, Plans and Commitments.
         Schedule 4.2.9 sets forth a complete list of the following contracts, agreements, plans and commitments to which Rayco is a party or by which Rayco or any of its material properties are bound as of the date hereof:

                          (i) any contract, commitment or agreement which involves aggregate expenditures by Rayco of more than $100,000 per year (other than contracts, commitments or agreements listed pursuant to any other provisions of this
                 Section 4.2.9);

                          (ii) any indenture, trust, loan agreement, note or other agreement under which Rayco has outstanding indebtedness, obligations or liabilities (in each case, contingent or otherwise) for borrowed money in an amount in excess of $100,000;

                          (iii) any lease or sublease for the use or occupancy of real property which involves aggregate expenditures by Rayco of more than $50,000 per year, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements;

                          (iv) any contract or agreement with the LLC or any Affiliate of the LLC or any director or officer of the LLC or any of its Affiliates or any "associates" or members of the immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

                           (v) any agreement that restricts the right of Rayco to engage in any type of business;

                          (vi) any guaranty, direct or indirect, of the LLC or any Affiliate of the LLC of any contract, lease or agreement entered into by Rayco; and

                         (vii) any partnership, joint venture or other similar agreement or arrangement;

                        (viii)  any license, franchise or similar agreement;

                          (ix) any agreement relating to the acquisition or disposition of any business or assets of a business in excess of $10,000 (whether by merger, sale of stock, sale of assets or otherwise);

                           (x)  any agreement of surety, guarantee or
                 indemnification; and

                          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to Rayco taken as a whole.

                          To the Knowledge of the LLC, each of such contracts and agreements is in full force and effect and, except as set forth on Schedule 4.2.9 or in the Financial Statements, no party is in default under or in breach of, and no event has occurred that with notice or lapse of time or both would constitute a default or breach of, the terms, conditions or provisions of such contracts and agreements, except for such failures to be in full force and effect, defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                          4.2.10 Litigation.  Except as set forth in
                          Schedule 4.2.10:

                          (i) To the Knowledge of the LLC, there are no actions, suits, investigations or proceedings pending or threatened against or affecting Rayco or any of its respective properties seeking (a) damages or (b) any other relief that would delay, prevent or hinder the consummation of the transactions contemplated by this Agreement;

                          (ii) To the Knowledge of the LLC, there is not any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding or pending relating specifically to Rayco which is not generally applicable to other companies in the single-family homebuilding industry; and

                          (iii) To the Knowledge of the LLC, Rayco is not charged with a violation of or threatened with a charge of a violation of, any provision of any material law or regulation relating to any aspect of its business.

                 11       Insurance.  Schedule 4.2.11 sets forth a list of all
         material insurance policies (other than title insurance policies) of Rayco by which Rayco or any of its properties or assets are covered against losses, all of which are now in full force and effect. There is no claim by Rayco pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid timely and Rayco has otherwise complied fully with the terms and conditions of such policies. Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Rayco. The LLC does not have Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. To the extent that any such policy is owned or held by the LLC or any LLC Affiliate, it may be terminated after the Closing Date; provided, however, that the LLC agrees to (i) maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the close of business on the Closing Date and
         (ii) cooperate with the Purchaser in obtaining replacement insurance policies at all times until the close of business on the Closing Date.

                 4.2.12 Patents, Trademarks and Copyrights. Rayco has the right to use all material patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights necessary for the conduct of its business.
         Except as set forth in Schedule 4.2.12, there is no existing or, to the Knowledge of the LLC, threatened infringement, misuse or misappropriation by others of any such trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights that is material to Rayco, there is no pending or threatened claim by Rayco against others for any such infringement, misuse or misappropriation, and there is no pending proceeding involving any claim, and Rayco has no Knowledge of and has not received any written notice or claim, of any infringement, misuse or misappropriation by Rayco of any patent, trademark, trade name, service mark, trade secret, copyright or other proprietary intellectual property right owned by any third party.

                 4.2.13 Employee Benefit Matters. Schedule 4.2.13 sets forth a list of all of the following (true and complete copies of which, together with such other related documents as the Purchaser may reasonably request, have been made available to the Purchaser):

                          (i)     (a)      each "employee benefit plan", as
                 such term is defined in Section 3(3) of ERISA, which is covered by Title I of ERISA, which is maintained, or otherwise contributed to, by Rayco or any Affiliate of Rayco for the benefit of the employees of Rayco (a "Rayco Plan"), and (b) if the Rayco Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

                          (ii) each management or employment contract or contract for personal services between Rayco or any Affiliate of Rayco and any officer, consultant, director or employee of Rayco that is not by its terms terminable at will or on not more than 60 days' notice without payment or penalty by Rayco;

                          (iii) each other plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, hospitalization or medical expense, insurance for any officer, consultant, director, annuitant or employee of Rayco or members of their respective families (other than directors' and officers' liability policies), whether or not insured;

                          (iv) each policy regarding severance, vacations and sick time and each personnel manual; and

                          (v) each collective bargaining agreement or labor contract or any other agreement to which Rayco is a party or which covers any employee of Rayco.

                                  Neither Rayco nor any entity that, with
         Rayco, would be treated as a single employer under Section 414 of the Code maintains or contributes to, or has within the past six years maintained or contributed to, any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as described in Section 3(37) of ERISA. Each Rayco Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date. To the Knowledge of the LLC, with respect to each Rayco Plan, each of such Plan and Rayco (i) is not in material violation of the requirements of the terms of such Plan, ERISA, the Code or the Age Discrimination in Employment Act, regulations issued thereunder or other applicable law, and (ii) is not in material violation of the reporting and disclosure requirements of Title I of ERISA. To the Knowledge of the LLC, there is no circumstance that
         (i) has resulted in a material liability (whether or not asserted as of the date hereof) of Rayco arising under or related to any other employee benefit plan (as defined in section 3(3) of ERISA), whether or not terminated prior to the date hereof, which is not a Rayco Plan, or
         (ii) has resulted in a material adverse change in the assets of any Rayco Plan (other than in connection with any transaction contemplated by this Agreement) from those reflected on the most recent annual report, actuarial valuation or financial statements for such Rayco Plan furnished, or otherwise made available, to the Purchaser, other than any such change that is necessary to comply with applicable law. Except as agreed to in writing by the Purchaser, there are no post-retirement medical or health plans in effect with respect to employees of Rayco, except as required by Section 4980B of the Code. Except as greed to in writing by the Purchaser, no employee of Rayco will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

                 4.2.14 Title to Assets. Except as set forth in Schedule 4.2.14, Rayco has good and indefeasible title to all of its real properties purported to be owned in fee, and good and merchantable title to all of its other material properties and assets, real and personal, reflected on the Financial Statements or purported to have been acquired by it after the date thereof (except for assets held under capitalized leases and properties and assets sold since the date of the Financial Statements) (collectively, the "Rayco Assets"), in each case free and clear of any Encumbrances other than Permitted Encumbrances. To the Knowledge of the LLC, there are no events or developments affecting any such property or assets (whether real or personal) pending or threatened, which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

                 4.2.15 Government Permits. Rayco has all Government Permits necessary under federal, state or local law to construct, own, operate, use and maintain its home construction business in the manner in which it is now being conducted, except for Government Permits the failure of which to be obtained or given, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no proceedings pending, or to the Knowledge of the

         LLC threatened, that seek the revocation, cancellation, suspension or modification of any material Government Permit.

                 4.2.16  Environmental Compliance.  Except as set forth in
         Schedule 4.2.16, to the Knowledge of the LLC, (a) neither Rayco nor any property owned or controlled by Rayco is subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or other third party under, or in violation of, or subject to any remedial or other obligations under, any Environmental Law, (b) all material notices, Government ermits, licenses or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operations of the business of Rayco, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance into the environment, have been duly obtained or filed, (c) there has been no release or disposal of hazardous substances on the properties, now or previously owned, leased or operated by Rayco, or in connection with the operation of the business of Rayco except in compliance with applicable Environmental Laws and in a manner that would reasonably be expected not to result in any material liability to Rayco under any Environmental Law, (d) there are not and have never been any underground storage tanks, radioactive materials, or radon at any property now or previously owned or operated by Rayco, (e) all environmental assessments, investigations, audits and similar documents relating to any property now or previously owned or operated by Rayco of which the LLC has Knowledge have been delivered to Purchaser prior to Closing, (f) no property now or previously owned, leased or operated by Rayco is listed or proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

                 4.2.17 Absence of Undisclosed Liabilities. Except as set forth in Schedule 4.2.17 or in any other Schedule to this Agreement, Rayco has no outstanding liabilities (whether contingent or otherwise) or indebtedness, current or long-term, other than liabilities or indebtedness (i) reflected in the Financial Statements, (ii) incurred since the date of such Financial Statements in the ordinary course of business or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Rayco.

                 4.2.18 Books and Records. The books of account and other records of the LLC and Rayco, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                 4.2.19 Intercompany Accounts. Schedule 4.2.19 contains a complete list of all intercompany balances as of the Balance Sheet Date between the Sellers and their Affiliates, on the one hand, and Rayco on the other hand.

                 4.2.20 No Misstatements. None of the information set forth in this Agreement (or in the Schedules attached hereto) with respect to Rayco contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                 4.2.21 Subsidiaries. Rayco does not have any equity interest in any other Person.

                 4.2.22 Endangered Species. To the Knowledge of the LLC, there are no endangered species or protected natural habitat, flora or fauna located on any of Rayco's real property. To the Knowledge of the LLC, no portions of such real estate are designated as wetlands. To the Knowledge of the LLC, Rayco has not received any notice (formal or informal) regarding any of the matters described in the two preceding sentences.

                 4.2.23 Flood Plains. Except as shown on Schedule 4.2.23, to the Knowledge of the LLC, none of Rayco's real property is located within a 100-year flood plain as designated by any United States Governmental Entity.

                 4.2.24 Seismic Safety Problems. To the Knowledge of the LLC, no seismic safety problems relating to any of Rayco's real property would prevent or impair residential development thereon.

                 4.2.25 No Latent Defects; Product Warranties; Product Liability. Except as set forth in Schedule 4.2.25, to the Knowledge of the LLC, there are no warranty claims exceeding $5,000 per individual house pending or settled in or which resulted in home repurchases during the period from January 1, 1995 to the date of this Agreement against Rayco, nor is there any basis for any such claims. None of the products sold by Rayco is covered by any guaranty, warranty or other indemnity other than the applicable standard terms of sale or lease for Rayco, copies of which are included in Schedule 4.2.25.

                 4.2.26  Condemnation Proceedings.  Except as shown on
         Schedule 4.2.26, to the Knowledge of the LLC, neither Rayco nor any of the Sellers has received any notice of any material condemnation or eminent domain proceedings, or negotiations for the purchase of any real property in lieu of condemnation, and no material condemnation or eminent domain proceedings or negotiations have been commended or threatened in connection with any of the foregoing.

                 4.2.27 Moratorium. To the Knowledge of the LLC, there are no moratoriums (including, but not limited to, utility moratoriums) or other restrictions by governmental entities responsible for issuing approvals or according other entitlements with respect to any real property owned or controlled by Rayco, except for restrictions which in the past have been encountered by Rayco in the ordinary course of business.

                 4.2.28 Employees. Except as set forth on Schedule 4.2.28, to the Knowledge of the LLC, none of the employees of Rayco has indicated to the LLC or Rayco that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within thirty (30) days after the Closing Date.

                 4.3 Representations and Warranties by REGT. Except as otherwise disclosed in this Agreement or in the Schedules attached hereto, REGT hereby represents and warrants that:

                 4.3.1 Organization and Existence. REGT is a trust organized and existing under the terms of a Trust Agreement dated March 9, 1982 (the "Trust Agreement"), and has all requisite power and authority to own the properties and assets it currently owns and to carry on the business it currently conducts. REGT heretofore has delivered or otherwise made available to the Purchaser true, correct and complete copies of the governing instruments (including, without limitation, the Trust Agreement), each as amended to the date hereof, of REGT.

                        4.3.2 Authority and Approval. REGT has all requisite power and authority to execute and deliver this Agreement and the various other agreements contemplated herein to which REGT is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by REGT of this Agreement and the various other agreements contemplated herein to which REGT is a party, the performance by REGT of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite actions on the part of REGT. This Agreement constitutes the various other agreements contemplated herein to which REGT is a party, when executed and delivered by REGT, will constitute, the valid and binding obligation of REGT enforceable against it in accordance with its terms, except that the enforceability of this Agreement and the various other agreements contemplated herein to which REGT is a party is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                        4.3.3 Partnership Interest. REGT is the sole limited partner of Rayco. Except as set forth in Schedule 4.3.3, and subject to the applicable terms of the Partnership Agreement, REGT owns the LP Interest free and clear of all Encumbrances. Except as contemplated by this Agreement, there are no outstanding subscriptions, options, convertible or exchangeable securities, warrants, calls or other obligations of any kind issued or granted by, or binding upon, REGT to purchase or otherwise acquire any security of, equity interest in or other ownership interest in Rayco. Subject to the applicable terms of the Partnership Agreement, REGT has full legal right to sell, assign and transfer the LP Interest to the appropriate Purchaser Entity and will, upon delivery of the Conveyance Agreement with respect to the LP Interest to the appropriate Purchaser Entity pursuant to the terms hereof (assuming satisfaction of the conditions set forth in Section

         6.2.7 hereof), transfer to such Purchaser Entity good and valid title to the LP Interest free and clear of any Encumbrances created by or through REGT or any predecessor.

                 4.3.4 No Violation. Except as set forth in Schedule 4.3.4, this Agreement and the execution and delivery hereof by REGT do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                          (i) violate or conflict with any provision of the Trust Agreement or the Partnership Agreement;

                          (ii) violate or conflict with any provision of, or, except with respect to the HSR Act, require any filing, consent, authorization or approval under, any law or administrative regulation (including, without limitation, any Environmental Law) or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon REGT;

                          (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (a) any mortgage, indenture, loan or credit agreement or any material agreement to which REGT or Rayco is a party or by which REGT or Rayco is bound or to which any of REGT's or Rayco's properties are subject or
                 (b) any lease, license, contract or other agreement or instrument to which Rayco is a party or by which Rayco is bound or to which any of its properties is subject; or

                          (iv) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any material assets of Rayco.

                 4.3.5 Books and Records. The books of account, minutes books and other records of REGT, all of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

                 4.4. Representations and Warranties by the Purchaser. Except as otherwise disclosed in this Agreement or in the Schedules attached hereto, the Purchaser hereby represents and warrants that:

                 4.4.1 Organization and Existence. Each Purchaser Entity is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and each has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Each Purchaser Entity (other than the Purchaser) is a wholly owned subsidiary of the Purchaser.

                 4.4.2 Authority and Approval. Upon the due authorization and approval by the Boards of Directors of each Purchaser Entity of
         (a) the execution and delivery by each Purchaser Entity of this Agreement and the various other agreements contemplated herein to which each Purchaser Entity is a party, (ii) the performance by each Purchaser Entity of all the terms and conditions hereof and thereof to be performed by it, and (iii) the consummation of the transactions contemplated hereby and thereby, (a) each Purchaser Entity will have all requisite corporate power and authority to execute and deliver this Agreement and the various other agreements contemplated herein to which each Purchaser Entity is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it, (b) the execution and delivery by each Purchaser Entity of this Agreement and the various other agreements contemplated herein to which each Purchaser Entity is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby will be duly authorized and approved by all requisite corporate action on the part of each Purchaser Entity; and (c) this Agreement will constitute, and the various other agreements contemplated herein to which each Purchaser Entity is a party will, when executed and delivered, constitute,the valid and binding obligation of each Purchaser Entity enforceable against it in accordance with its terms, except that the enforceability of this Agreement and the various other agreements contemplated herein to which each Purchaser Entity is a party is subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                 4.4.3 No Violation. Except as set forth on Schedule 4.4.3, upon the due authorization and approval by the Boards of Directors of the Purchaser Entities of (i) the execution and delivery by the Purchaser Entities of this Agreement and the various other agreements herein to which the Purchaser Entities are a party, (ii) the performance by the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by them, and (iii) the consummation of the transactions contemplated hereby and thereby, this Agreement and the execution and delivery hereof by the Purchaser Entities do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                          (i) violate or conflict with any provision of the certificate of incorporation or bylaws of any Purchaser Entity;

                          (ii) violate or conflict with any provision of, or, except with respect to the HSR Act, require any filing, consent, authorization or approval under, any law or administrative regulation (including, without limitation, any Environmental Law) or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon any Purchaser Entity; or

                          (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under
                 (a) any ortgage, indenture, loan or credit agreement or any other material agreement or instrument to which any Purchaser Entity is a party or by which any Purchaser Entity is bound or to which any of their respective properties is subject or (b) any material lease, license, contract or other agreement or instrument to which any Purchaser Entity is a party or by which any of them is bound or to which any of their respective properties is subject.

                 4.4.4 Funds Available. Each Purchaser Entity has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of its respective portion of the Purchase Price.

                 4.4.5 Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries that would delay, prevent or hinder the consummation of the transactions contemplated by this Agreement.

                 4.4.6 Investment. The Purchaser (i) understands that the Securities have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering,
         (ii) is acquiring the Securities solely for its own account and for investment purposes, and not with a view to the distribution thereof,
         (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has had the opportunity to obtain such information concerning the Companies as it desired in order to evaluate the risks of purchasing and owning the Securities, and (v) is able to bear the economic risk and lack of liquidity inherent in owning and holding the Securities.

                                  ARTICLE 5.

                        Additional Agreements and Covenants

                 5.1. Covenants of the Sellers. Industries, the LLC and REGT, respectively, covenant and agree with the Purchaser as follows:

                 5.1.1 Certain Changes. Except as expressly may be permitted hereunder, contemplated hereby or set forth in the Schedules hereto, from the date hereof until the Closing Date, without first obtaining the written consent of the Purchaser (which consent shall not be unreasonably withheld), Industries covenants that no Corporation will and the LLC covenants that Rayco will not and will not agree or commit to:

                          (i) make any material change in the conduct of its business or operations;

                          (ii) terminate or amend in any material respect any contract, agreement or plan required to be disclosed pursuant to Section 4.1.9, 4.1.13, 4.2.9 or 4.2.13 except both in the ordinary course of business and consistent with past practices or waive, release, grant or transfer any material rights of value thereunder;

                          (iii) declare, set aside or pay any dividends, or make any distributions, in respect of, or issue any of, its equity securities, ownership interests or securities convertible into its equity securities or ownership interests (except for dividends or distributions paid as provided for in Section 5.1.8 of this Agreement), or repurchase, redeem or otherwise acquire any such securities or make or propose to make any other change in its capitalization;

                          (iv) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person;

                          (v) make any change in its certificate of incorporation, certificate of organization, regulations, or bylaws or equivalent governing instruments (including, without limitation, the Partnership Agreement);

                          (vi) purchase any securities of or make any investments in any other Person;

                          (vii) other than pursuant to the requirements of existing contracts or commitments, sell, lease or otherwise dispose of any of their assets or properties (except assets and properties sold, leased or otherwise disposed of both in the ordinary course of business and consistent with past practices, including, but not limited to, the sale of residential properties and mortgage loans);

                          (viii) create, incur, assume or guarantee any long-term debt or capitalized lease obligation or, except as may be required under existing creditor or other financing agreements and as may be made in the ordinary course of business consistent with past practices, create, incur, assume or guarantee any material short-term debt;

                            (ix) except as agreed to in writing by the Purchaser, enter into any employment, deferred compensation, consulting, severance, indemnification agreement or similar agreement, pay any bonuses to directors, officers or employees other than those already accrued in the Financial Statements and made in the ordinary course of business consistent with past practices, increase the compensation of any of its employees other than as Rayco may be contractually obligated by such agreements or as may be made in the ordinary course of business consistent with past practices and as a result of the normal annual employee performance reviews (provided, however, that any increase for any employee as a result of normal annual employee performance reviews shall not exceed 5% of the compensation paid by the relevant Corporation to such employee in the year immediately preceding such increase), or execute any collective bargaining agreement or otherwise incur any obligation to any labor organization or employee;

                          (x) mortgage, pledge or subject to any other Encumbrance (except Permitted Encumbrances and Encumbrances required under existing credit or other financing agreements) any of its assets, tangible or intangible;

                          (xi) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operation;

                          (xii) enter into any contracts or leases or make any further additions to its property not in the ordinary course of business and consistent with past practices;

                          (xiii) enter into any material settlement (which is hereby deemed not to include settlements involving the expenditure of less than $50,000 in any one event) of any pending or threatened litigation;

                          (xiv) make or change any material tax election, change a tax period or method of accounting, file an amended return, settle any material tax claim or extend any period of limitations; or

                          (xv)    commit itself to do any of the foregoing;

         provided, however, that the parties acknowledge that this Section
         5.1.1 shall not restrict Rayco from making acquisitions of undeveloped or platted individual lots consistent with prior practice or tracts of land as provided for in Section 5.4 below. Industries, the LLC and REGT will not and will not permit any Company to (a) take or agree or commit to take any action that would make any representation and warranty hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree to commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                 5.1.2 Operation of Business. From the date hereof until the Closing Date, except as permitted hereunder or contemplated hereby or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), Industries covenants that it shall cause each Corporation to and the LLC covenants that it shall cause Rayco to (i) carry on their respective business in the usual and ordinary course and (ii) use their Best Efforts to preserve and maintain their respective business organization, employees and advantageous business relationships, with the end that its goodwill and going business shall be unimpaired at the Closing Date.

                 5.1.3 Access. Industries shall cause each Corporation and the LLC shall cause Rayco to (i) afford to the Purchaser and its legal counsel, accountants and other authorized representatives, at the Purchaser's sole expense, risk and cost, reasonable access from the date hereof until the Closing Date, during normal business hours, to their respective personnel, properties, books and records (including, without limitation, copies of title insurance policies, purchase contracts, warranty records, insurance claims files and litigation files), and (ii) furnish to the Purchaser such additional financial and operating data and other information as it may reasonably request to the extent that such access and disclosure would not violate the terms of any agreement to which Industries, the LLC, Rayco or any Corporation is bound or any applicable law or regulation; provided, however, that the confidentiality of any data or information so acquired by the Purchaser shall be maintained by the Purchaser and its representatives in accordance with Section 5.2.6.

                 5.1.4 Antitrust Notification. The Sellers shall as promptly as practicable file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.

                 5.1.5 Best Efforts. The Sellers shall use their respective Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 6.1 hereof.

                 5.1.6 Confidentiality. After the Closing Date, the Sellers shall not, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the business or operations of any Company, except as is required in governmental filings or judicial, administrative or arbitration proceedings.

                 5.1.7 Public Announcements. At all times until the Closing Date, the Sellers shall promptly advise, and obtain the approval of (which approval shall not be unreasonably withheld), the Purchaser before issuing, or permitting any of the Sellers' directors, officers, employees, trustees or agents to issue, any press release or other public statement with respect to this Agreement or the transactions contemplated hereby.

                 5.1.8 Dividends. Prior to the Closing Date, the Sellers shall cause the Companies to pay or make cash dividends or distributions in accordance with applicable legal requirements so that on the Closing Date the Net Worth of the Companies shall be as close as reasonably possible to $40 million. It is understood and agreed to by the Purchaser that (i) the source of the cash funds to be distributed as dividends by the Sellers will be funds drawn down under Rayco's loan agreement with Guaranty Federal, (ii) the Sellers' compliance with this Section 5.1.8 may violate the Companies' minimum net worth covenants contained in their existing credit or financing agreements, and (iii) prior to Closing, the Purchaser in cooperation with the Sellers shall use its best efforts to take the action necessary to satisfy the condition to Closing set forth in Section 6.2.7.

                 5.1.9 Intercompany Accounts. All intercompany balances between the Sellers and their

         Affiliates on the one hand and the Companies on the other hand will be reduced to zero prior to the Closing Date.

                 5.1.10 Notices of Certain Events. Prior to the Closing Date, the Sellers shall promptly notify the Purchaser of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting Industries, LLC, REGT or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.1.10 and 4.2.10 above or that relate to the consummation of the transactions contemplated by this Agreement.

                 5.1.11 Resignations. At or prior to the Closing Date, the Sellers will deliver to the Purchaser the resignations of all directors of any Corporation.

                 5.1.12 Year-End Financial Statements. At least five calendar days prior to the end of the Due Diligence Period, the Sellers will deliver to the Purchaser copies of (i) the unaudited balance sheets of each of the Corporations as of December 31, 1995, and the related unaudited statements of income and cash flow for the year ended December 31, 1995, including the notes relating thereto, and (ii) the unaudited balance sheet of Rayco as of December 31, 1995, and the related unaudited statements of operations, partners' equity and cash flows for the year ended December 31, 1995, including the notes related thereto (collectively, the "Year-End Unaudited Financial Statements"). On or before February 20, 1996, the Sellers will deliver to the Purchaser copies of (i) the audited balance sheets of each of the Corporations as of December 31, 1995, and the related audited statements of income and cash flows for the year ended December 31, 1995, including the notes relating thereto, certified by Ernst & Young, independent public accountants, and (ii) the audited balance sheet of Rayco as of December 31, 1995, and the related audited statements of operations, partners' equity and cash flows for the year ended December 31, 1995, including the notes related thereto, certified by Ernst & Young, independent public accountants (collectively, the "Year-End Audited Financial Statements").

                 5.1.13 Negotiations. From the date hereof until the earlier of the termination of this Agreement or the Closing Date, none of the Sellers, nor any representative, director, officer, agent or advisor of any of the Sellers shall, in any way, encourage, solicit, negotiate or propose to enter into or continue any negotiations, or enter into any agreement or understandings with any party which provides for or relates to (i) the disposition of the Securities, (ii) the sale of all or any material assets or any substantial portion of the assets of the Companies or Rayco, or (iii) any business combination or merger of any of the Companies with or into any other party. The Sellers shall promptly inform the Purchaser of the receipt of any proposals (but not any of the terms of such proposals contained therein other than whether the proposed purchase price is the same as or higher or lower than the Purchase Price) which are received by any of the Sellers and relate to any transaction or proposed transaction of the type described in the preceding sentence.

                 5.1.14 Fairness Opinion. From the date hereof until (and including) January 31, 1996, the REGT shall exercise best efforts to obtain during such period a written opinion from Dillon Read & Co., Inc. that the consideration to be received by the Sellers in the transactions contemplated by this Agreement is within a range of fairness from a financial point of view; however, it is agreed and understood by the Purchaser that the REGT can not guarantee, and does not represent, warrant or covenant, that it will be able to obtain such written opinion or that it will be able to obtain such written opinion within such time period.

                 5.1.15 Right to Match. If prior to the first anniversary of the date of termination of this Agreement by the Sellers pursuant to
         Section 9.1.9, any of the Sellers receive a bona fide offer from any Person to purchase a majority of the partnership interests in or assets of Rayco which the Sellers wish to accept (or if any of the Sellers have made an offer to any Person to sell a majority of the partnership interests in or assets of Rayco, which such Person wishes to accept), then, prior to the acceptance of any such offer, the Sellers shall (a) promptly notify the Purchaser of that offer (including the terms of that offer) and (b) for a period of 30 days commencing on the date on which the Purchaser is notified of that offer, offer to sell such partnership interests or assets solely to the Purchaser on the same terms on which the Sellers propose to sell such partnership interests or assets to that Person.

                 5.2. Covenants of the Purchaser. The Purchaser covenants and agrees with the Sellers as follows:

                 5.2.1 Antitrust Notification. The Purchaser shall as promptly as practicable file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental information which may be reasonably requested in connection therewith pursuant to the HSR Act.

                 5.2.2 Best Efforts. The Purchaser shall use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 6.2.

                 5.2.3 Notification. Promptly after obtaining Knowledge, but in any event prior to the Closing Date, the Purchaser shall notify the Sellers in writing of any actual breach by any of the Sellers or the Companies of any representation, warranty or covenant made herein (including, without limitation, any representation, warranty or covenant contained or made in the Schedules attached hereto and the various other agreements contemplated herein to which any of the Sellers is a party) (the "Purchaser's Notice of Breach"). Prior to the end of the Due Diligence Period, the Purchaser shall notify each of the Sellers in writing of whether the Boards of Directors of the Purchaser and the Purchaser Entities have duly authorized and approved the execution and delivery by the Purchaser and the Purchaser Entities of this Agreement and the various other agreements contemplated herein to which each of the Purchaser and the Purchaser Entities is a party, the performance by the Purchaser and the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by each of them and the consummation of the transactions contemplated hereby and thereby (the "Purchaser's Notice of Due Authorization").

                 5.2.4 Preservation of Books and Records. For a period of seven years after the Closing Date, the Purchaser shall (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of each Company (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of each Company prior to the Closing Date) and
         (ii) make such books and records available at the then current administrative headquarters of each Company to the Sellers (and their successors and assigns) and any shareholders, officers, employees, trustees, beneficiaries, agents and other Affiliates of the Sellers (and their successors and assigns), upon reasonable notice and at reasonable times, it being understood that any such person shall be entitled to make and retain copies of any such books and records as it shall deem necessary, provided that such person agrees to keep such information confidential in accordance with Section 5.1.6. The Purchaser agrees to permit representatives of such person to meet with employees of the Purchaser and each Company on a mutually convenient basis in order to enable such Person to obtain additional information and explanations of any materials provided pursuant to this Section 5.2.4.

                 5.2.5 Public Announcements. At all times until the Closing Date, the Purchaser shall promptly advise, and obtain the approval of (which approval shall not be unreasonably withheld), the Sellers before issuing, or permitting any of the Purchaser's directors, officers, employees, agents or Subsidiaries to issue, any press release or other public statement or filing with respect to this Agreement or the transactions contemplated hereby except as required by applicable law or the rules of the New York Stock Exchange.

                 5.2.6 Confidential Information. In the event that this Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by the Purchaser regarding the business and assets of any Company shall be maintained by the Purchaser and its representatives in accordance with the Confidentiality Agreement dated December 7, 1995, executed by the Purchaser (the "Confidentiality Agreement").

                 5.2.7 Names. The Purchaser acknowledges and covenants that neither it nor any of its Affiliates will at any time use the names Ray Ellison or Ray Ellison Industries, Inc., or any variant thereof, except, after the Closing, the name Rayco or any other name used by any Company during the ordinary course of business prior to the Closing, or any variant thereof (collectively, the "Rayco Tradenames") may be used by the Purchaser or any of its Affiliates after the Closing. Each of the Sellers acknowledges and covenants that neither it nor any of its Affiliates will at any time after the Closing use any Rayco Tradenames.

                 5.2.8 Notices of Certain Events. Prior to the Closing Date, the Purchaser shall promptly notify the Seller of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Purchaser that relate to the consummation of the transactions contemplated by this Agreement.

                 5.2.9 Collateral Substitution. First State Bank of Bandera, Texas has issued letters of credit in favor of the City of San Antonio, Texas, which letters of credit can be drawn upon if Rayco fails to meet certain commitments to complete residential subdivisions. A Rayco Affiliate has pledged collateral as security for such letters of credit. On or before the Closing Date, the parties to this Agreement shall use their best efforts to cause the collateral which has been pledged to secure such letters of credit, which collateral will have a value of not more than $1.5 million, to be released or substituted. In the event the Purchaser is unable to obtain the release or substitution of such collateral, the Purchaser shall indemnify and hold harmless the Rayco Affiliate and the Sellers against any loss, damage or expense (including reasonable attorneys' fees) sustained by the Rayco Affiliate and the Sellers as a result of its failure to obtain such release or substitution.

                 5.3      Environmental Assessments.

                 5.3.1 The Purchaser may, at the Purchaser's sole cost, obtain a Phase I Environmental Report (a "Phase I Report") on any property owned or occupied by a Company. The Purchaser may, at the Purchaser's sole cost, obtain a Phase II Environmental Report (a "Phase II Report) on any property which, as a result of a Phase I Report, the Purchaser determines requires further assessment. Any Phase I Report and any Phase II Report shall be prepared by a registered professional engineer, shall be issued in favor of both the Purchaser and the Company which owns or occupies the property which is the subject of the report, and shall be delivered to the Purchaser and the Sellers.

                 5.3.2 Industries and the LLC each covenant that they shall cause the Companies, at the Companies sole cost, to (i) supply to the Purchaser historical and operational information which is in the possession of a Company and which relates to any property which is the subject of a Phase I Report, and (ii) permit representatives of the Purchaser to conduct the assessments contemplated by Section 5.3.1 provided such assessments do not unreasonably disrupt the business or operations of any Company. The Purchaser shall cause any damages resulting from any such assessment to be repaired at Purchaser's sole cost, and agrees to indemnify and hold the Sellers and the Companies harmless from any loss, cost, expense or liability incurred by any Seller or any Company relating to or arising out of the conduct of any assessment and which results primarily from any act of the Purchaser, any representative of the Purchaser, or any person or entity retained by the Purchaser to conduct or assist in such assessment.

                 5.3.3 Prior to the end of the Environmental Due Diligence Period, the Purchaser may deliver to the Sellers a written statement (the "Environmental Statement") identifying any condition on any property owned or occupied by a Company or relating to a Company's business which, in the reasonable opinion of the Purchaser, could lead to liability under any Environmental Law (an "Environmental Breach").

                 5.3.4 (a) If the Purchaser delivers an Environmental Statement prior to the end of the Environmental Due Diligence Period and both of the conditions set forth in clauses (i) and (ii) below are satisfied:

                          (i) the aggregate book value of all Identified
                 Properties is $3 million or less, and

                          (ii) the estimated cost of resolving the
                 Environmental Breaches at the Identified Properties, as determined by an Environmental Consultant, is $3 million or less,

         then Industries or the LLC, as the case may be, and the Purchaser agree to negotiate in good faith in an attempt to reach a mutually acceptable written agreement with respect to any Identified Property concerning (A) the remediation or other action necessary to resolve any or all of the Environmental Breaches specified in the Environmental Statement with respect to such Identified Property and
         (B) the party or parties which will be responsible for the costs of such remediation or other action (a "Remediation Agreement").

                          (b) With respect to those Identified Properties for which a Remediation Agreement has not been executed ("Non-Remediation Properties") pursuant to Section 5.3.4(a) above, either the Purchaser may require the Sellers to, or the Sellers may elect to, withdraw such Non-Remediation Properties from the Companies, in which case (i) the Sellers shall jointly and severally indemnify the Purchaser against and hold the Purchaser and each Company harmless from any loss, damage, cost or expense (including reasonable attorneys' fees and reasonable fees of environmental consultants) sustained by the Purchaser or any Company arising out of or relating to such Non-Remediation Properties and (ii) there will be a corresponding reduction in the Purchase Price equal to the aggregate book value of such withdrawn Non-Remediation Properties.

                          (c) If neither party makes the election to withdraw, or to require the Sellers to withdraw, such Non-Remediation Properties as provided in Section 5.3.4(b) above, then Purchaser shall acquire all Non-Remediation Properties owned or occupied by a Company subject to all Environmental Breaches and all conditions stated or identified in any Phase I Report, Phase II Report, the Environmental Statement or any other environmental report or assessment prepared prior to Closing for the Purchaser or any Purchaser Affiliate or representative ("Conditions") and the Sellers shall have no further liability with respect to any such Environmental Breaches and Conditions.

                 5.3.5 (a) If the Purchaser delivers an Environmental Statement prior to the end of the Environmental Due Diligence Period and either of the following conditions set forth in clauses (i) or
         (ii) below is satisfied:

                          (i) the aggregate book value of all Identified
                 Properties exceeds $3 million, or

                          (ii) the estimated cost of resolving an Environmental
                 Breach at the Identified Properties, as determined by an Environmental Consultant, exceeds $3 million,

         then Industries or the LLC, as the case may be, and the Purchaser agree to negotiate in good faith in an attempt to reach a Remediation Agreement with respect to any Identified Property.

                          (b) With respect to those Identified Properties for which a Remediation Agreement has not been executed ("Excess Non-Remediation Properties") pursuant to Section 5.3.5(a) above, the Sellers may elect to withdraw such Excess Non-Remediation Properties from the Companies, in which case (i) the Sellers shall jointly and severally indemnify the Purchaser against and hold the Purchaser and each Company harmless from any loss, damage, cost or expense (including reasonable attorneys' fees and reasonable fees of environmental consultants) sustained by the Purchaser or any Company arising out of or relating to such Excess Non-Remediation Properties and (ii) there will be a corresponding reduction in the Purchase Price equal to the aggregate book value of such withdrawn Excess Non-Remediation Properties.

                          (c) If the Sellers do not make the election to withdraw such Excess Non-Remediation Properties as provided in Section 5.3.5(b) above, then the Purchaser shall have the right either to:

                                  (i) terminate this Agreement, in which event
                 neither the Sellers nor the Purchaser shall have any further obligations under this Agreement other than their respective obligations to pay their own costs and expenses under this section 5.3, the

                 Purchaser's indemnification obligations under this Section 5.3, and their respective obligations identified in Section
                 9.2.4 below, or

                                  (ii) acquire all Excess Non-Remediation
                 Properties owned or occupied by a Company subject to all Environmental Breaches and all Conditions and Sellers shall have no further liability with respect to any such Environmental Breaches and Conditions.

                 5.3.6 With respect to the terms of Sections 5.3.3, 5.3.4 and 5.3.5:

                              (a) "Identified Properties" shall mean
                 properties with respect to which an Environmental Breach has been identified and shall be limited to those lots within any subdivision, or the portion of any property that is not part of a subdivision, that are reasonably expected to be affected by an environmental matter, and

                              (b) "Environmental Consultant" shall
                 mean an environmental engineering firm selected by the Purchaser and reasonably acceptable to the Sellers with experience in performing environmental assessments of properties similar to the properties owned or operated by the Companies.

                 5.4. Land Contracts. The Purchaser and the LLC agree as follows with respect to Rayco contracts for the acquisition of undeveloped tracts of land ("Land Contracts"):

                 5.4.1 Rayco may close all Land Contracts which on the date of this Agreement may not be terminated by Rayco by their terms and without penalty in excess of $1,000 individually.

                 5.4.2 Land Contracts which (i) on the date of this Agreement may be terminated by Rayco without penalty in excess of $1,000 individually and (ii) provide for a closing date between the date of this Agreement and the Closing Date will be reviewed by the Purchaser during the Due Diligence Period. Rayco may close any such Land Contract which is not disapproved of in writing by the Purchaser during the Due Diligence Period.

                 5.4.3 Between the date of this Agreement and the Closing Date, Rayco will not enter into or close new Land Contracts which would or could obligate Rayco to pay an aggregate purchase price in excess of $200,000 except for (i) Land Contracts approved in writing by the Purchaser and

         (ii) Land Contracts which may be terminated by Rayco after the Closing Date without penalty in excess of $1,000 individually.

                                   ARTICLE 6.

                              Conditions to Closing

                 6.1. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the
Purchaser:

                 6.1.1 Compliance. Each of the Sellers shall have complied in all material respects with each of its covenants and agreements contained herein and each of its representations and warranties contained in Sections 4.1, 4.2 or 4.3 hereof shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

                 6.1.2 Officers' Certificate. The Purchaser shall have received (i) a certificate, dated the Closing Date, of an executive officer of Industries certifying as to the matters specified in
         Section 6.1.1 hereof with respect to Industries, (ii) a certificate, dated the Closing Date, of an executive officer of the LLC certifying as to the matters specified in Section 6.1.1 hereof with respect to the LLC, and (iii) a certificate dated the Closing Date, of REGT certifying as to the matters specified in Section 6.1.1 hereof with respect to REGT.

                 6.1.3 Legal Opinions. The Purchaser shall have received from Matthews & Branscomb, a Professional Corporation, counsel for the Companies, an opinion dated the Closing Date in substantially the form set forth as Exhibit C.

                 6.1.4 HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 6.1.5        Statutes; Consents.  Except as contemplated by
         Section 6.1.4, any other statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled and any other third-party and governmental consents, approvals or authorizations





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
         necessary for the valid consummation of the transactions contemplated hereby shall have been obtained.

                 6.1.6 No Orders. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

                 6.1.7 Resignations of Directors. Industries shall have delivered the resignation of each director of each Corporation.

                 6.1.8 Employment Agreements. Each of the Executive Officers shall have executed and delivered an Employment Agreement as provided for in Section 2.4.

                 6.1.9 Material Adverse Changes. Since the Balance Sheet Date no change shall have occurred in the business, assets, properties or prospects of the Companies which has had or might reasonably be expected to have a Material Adverse Effect other than (i) changes reflected in the Financial Statements and (ii) changes listed on
         Schedule 4.1.7.

                 6.1.10 Certificates Required by Code. Each of the Sellers shall have provided to the Purchaser the appropriate certificate, dated the Closing Date, that is required pursuant to Section 897 and 1445 of the Code.

                 6.2. Conditions to the Obligations of the Sellers. The obligations of the Sellers to proceed with the Closing are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the
Sellers:

                 6.2.1 Compliance. The Purchaser shall have complied in all material respects with each of its covenants and agreements contained herein, including, without limitation, the payment of the cash sums provided for in Section 2.3 above, and each of its representations and warranties contained in Section 4.4 hereof shall have been true in all material respects when made and shall be true in all material respects on and as of the Closing Date as if made on and as of such date.

                 6.2.2 Officer's Certificate. The Sellers shall have received a certificate, dated the Closing Date, of an executive officer of the Purchaser certifying as to the matters specified in
         Section 6.2.1
         hereof.

                 6.2.3    Legal Opinion.  The Sellers shall have received from
         (i) Barton P. Pachino, the Purchaser's Senior Vice President and General Counsel, an opinion dated the Closing Date in substantially the form set forth as Exhibit D-1, and (ii) Davis Polk & Wardwell, counsel to the Purchaser, an opinion dated the Closing Date in substantially the form set forth as Exhibit D-2.

                 6.2.4 HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                 6.2.5    Statutes; Consents.  Except as contemplated by
         Section 6.2.4, any other statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled and any governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated hereby shall have been obtained.

                 6.2.6 No Orders. The Closing shall not violate any order or decree of any court or governmental body having competent jurisdiction over the transactions contemplated by this Agreement.

                 6.2.7 Guaranty Federal Release. The Purchaser shall have paid, satisfied and discharged all obligations of Rayco to Guaranty Federal which are secured by a security interest in the GP Interest and the LP Interest (which payments shall be made effective as of the Closing and shall not affect in any way the Closing Date Balance Sheet).


                                  ARTICLE 7.

                                    Taxes

                 7.1. Tax Returns.

                 7.1.1 The Sellers and the Purchaser agree that the tax returns covering the activities of the Companies and their Affiliates which must be filed after the Closing, and the respective obligations of the Sellers, the Companies, the Companies' Affiliates and the Purchaser with respect to the preparation and filing of such returns, are as follows:

                          (i) A consolidated federal income tax return for Ellison, Inc., covering the period January 1, 1995, to December 31, 1995, and including taxable income of the Corporations for the period January 1, 1995 to January 31, 1995, will be due on or before March 15, 1996. The Sellers will cause this return to be prepared and filed. The Purchaser and its Affiliates, including the Corporations, shall cooperate with the Sellers and make available all necessary records and information concerning the activities of the Corporations for the period January 1, 1995 to January 31, 1995, to allow the Sellers or their Affiliates to prepare and file such return in a timely manner.

                          (ii) An initial 1995 consolidated federal income tax return for Industries, including taxable income of the Corporations for the period February 1, 1995, to December 31, 1995, will be due on or before March 15, 1996. In the event that the Closing Date occurs on or after March 1, 1996, Industries shall prepare and submit such return on or before March 15, 1996 or, if a valid extension is granted, in a timely manner thereafter. In all other events, the Purchaser shall cause the Corporations to complete the preparation of the portions of such return that relate to the Corporations. The Purchaser shall use reasonable efforts to submit such information to Industries in a manner that will enable Industries to file on March 15, 1996, or if such filing date is not practicable Industries shall seek an extension of time for filing, in which case such information will be submitted to Industries at least two weeks prior to the required filing date. The Sellers will cause this return to be signed and filed by Industries, and the Sellers and their Affiliates, and the Purchaser and its Affiliates shall make available all necessary records and information and shall otherwise cooperate fully with each other.

                          (iii) A short-year federal income tax return for Rayco covering the period February 1, 1995 to December 31, 1995, will be due on or before April 15, 1996. The Purchaser will be responsible for the preparation and filing of this return; provided, however, that not later than 15 days prior to the date such return is to be filed, the

                 Purchaser will provide the Sellers with a copy of such return and give the Sellers an opportunity to provide the Purchaser with comments with respect thereto. In the event that the Closing Date occurs on or after April 1, 1996, the LLC shall prepare and submit such return on or before April 15, 1996 or, if a valid extension is granted, in a timely manner thereafter; provided, however, that not later than 15 days prior to the date such return is to be filed, the LLC shall provide the Purchaser with a copy of such return and give the Purchaser an opportunity to provide the LLC with comments with respect thereto. In all other events, the Purchaser shall cause Rayco to complete the return. The Purchaser shall use reasonable efforts to submit such information to the LLC in a manner that will enable the LLC to file on April 15, 1996, or if such filing date is not practicable the LLC shall seek an extension of time for filing, in which case such information will be submitted to the LLC at least two weeks prior to the required filing date. The Sellers and their Affiliates, and the Purchaser and its Affiliates, shall make available all necessary information and records and shall otherwise fully cooperate with each other.

                          (iv) A short-year federal income tax return for Rayco covering the period January 1, 1996, to the Closing Date, will be due within three and one-half months after the Closing Date. The Purchaser will be responsible for the preparation and filing of this return; provided, however, that not later than 15 days prior to the date such return is to be filed, the Purchaser will provide the Sellers with a copy of such return and give the Sellers an opportunity to provide the Purchaser with comments with respect thereto.

                          (v) A consolidated federal income tax return for Industries covering the period from January 1, 1996, to December 31, 1996, will be due March 17, 1997. The Sellers will cause this return to be prepared and filed. The Purchaser and its Affiliates, including the Corporations, shall cooperate with the Sellers and make available all necessary records and information concerning the activities of the Corporations for the period January 1, 1996, to the Closing Date, to allow the Sellers or their Affiliates to prepare and file such return in a timely manner.

                 7.1.2 The Purchaser and its Affiliates, including the Companies, are responsible for preparing and filing with the appropriate governmental authorities all returns or reports that relate to the Taxes of the Companies other than those described in
         Section 7.1.1 which are the responsibility of the Sellers. Such returns or reports shall be prepared on a basis consistent with returns prepared for prior taxable periods, and with the Closing Date Balance Sheet so long as such basis is not materially adverse to the Purchaser or its Affiliates.

                 7.2.     Liability for Taxes.

                 7.2.1 The Sellers, jointly and severally, shall be liable for any Taxes imposed on or incurred by any of the Companies for any Pre-Closing Tax Period. The Sellers, jointly and severally, shall be liable for any income Taxes imposed on the Companies pursuant to Treasury Regulation Section 1.1502-6 or similar provisions with respect to the taxable income of any member of the combined or consolidated group covered by any combined or consolidated tax return that include any of the Companies. "Pre-Closing Tax Period" means any Tax period that (i) ends at or before the close of business on the Closing Date and (ii) with respect to a Tax period that commences before and ends after the close of business on the Closing Date, the portion of such period up to the close of business on the Closing
         Date. The Sellers, jointly and severally, shall also be liable for any liabilities of any of the Companies that arise from any obligation of any of the Companies to indemnify another Person with respect to Taxes.

                 7.2.2 The Purchaser shall be liable for any Taxes imposed on or incurred by the Companies for which Industries or the LLC are not liable under Section 7.2.1; provided, however, that the Sellers shall be liable, jointly and severally, for any sales, use, transfer, recording, conveyance or similar Taxes imposed by the State of Texas or any political subdivision thereof arising from the transactions contemplated in this Agreement.

                 7.2.3 The Sellers, jointly and severally, shall indemnify and hold the Purchaser harmless from any liability for Taxes for which any Company is liable pursuant to Sections 7.2.1 and 7.2.2.

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         The Purchaser shall indemnify and hold the Sellers harmless from any liability for Taxes for which the Purchaser is liable pursuant to
         Section 7.2.2.

                 7.2.4 The Sellers shall be entitled to any refunds (whether by payment, credit, offset or otherwise) in respect of any Taxes for which the Sellers are liable under Section 7.2.1. The Purchaser and its Affiliates shall cooperate with the Sellers in order to permit the Sellers to take all necessary steps to claim any such refund. Any such refund received after the Closing by the Purchaser or its Affiliates, including the Companies, shall be paid to the Sellers within 10 days after its receipt.

                 7.2.5 The Sellers and the Purchaser agree that, for purposes of all required returns or reports with respect to Taxes, the amount of the unused minimum tax credit under Section 53 of the Code attributable to each of the Companies that may be carried forward to taxable periods ending after the Closing Date shall, unless otherwise required by law or regulations, be determined in accordance with the principles of Treasury Regulation Section 1.1502-79.

                 7.3. Section 754 Election. The LLC shall, upon the request of the Purchaser delivered to the LLC contemporaneously with the delivery by the Purchaser to the LLC of the Form 1065 of Rayco for the period ending on the Closing Date, cause Rayco to elect under Section 754 of the Code to adjust the basis of its property in the manner provided in Sections 734 and 743 of the Code.

                 7.4. Tax Proceedings. In the event the Purchaser or any of its Affiliates, including the Companies, receives any oral or written communication regarding any pending or threatened examination, claim, adjustment or other proceeding with respect to the liability of a Company for Taxes for any period for which the Sellers are or may be liable under Section 7.2.1, the Purchaser shall within 10 days notify the Sellers in writing thereof. As to any such Taxes for which a Seller is or may be liable under
Section 7.2.1, such Seller shall at its expense control, or settle the contest of, such examination, claim, adjustment or other proceeding, unless it notifies the Purchaser in writing within 10 days after receipt of the notice described in the immediately preceding sentence that such Seller desires not to do so. The Purchaser and its Affiliates shall cooperate with the Sellers and their Affiliates in the negotiation and settlement of any proceedings described in this Section 7.5 and shall have the right to participate fully (but not control), at its own expense. The Purchaser shall provide, or cause to be provided, to the Sellers or their designee necessary authorizations, including powers of attorney, to control any proceedings which a Seller is entitled to control pursuant to this Section 7.5; provided, however, if a Seller assumes the control or settles any such examination, claim, adjustment or other proceeding, such Seller (or any other Seller) shall not assert that the Tax, or any portion thereof, with respect to which Purchaser seeks indemnification is not within the ambit of Section 7.2.3. If a Seller elects not to assume such control as provided under this Section 7.5, Purchaser may pay, compromise or contest the Tax at issue and the Seller shall continue to be liable for its indemnifications obligations hereunder and for reasonable fees and expenses of Purchaser's counsel.

                 7.5. Cooperation and Exchange of Information. Except as otherwise provided in this Article 7, any amount to which a party is entitled under this Article 7 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated that the Taxes to which such amount relates have been paid or incurred and that provides details supporting the calculation of such amount. The Purchaser shall provide, or cause to be provided, to the Sellers copies of all correspondence received from any taxing authority by the Purchaser or any of its Affiliates, including the Companies, in connection with the liability of a Company for Taxes for any period for which a Seller is or may be liable under
Section 7.2.1. The parties shall provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any return, amended return or claim for refund, in determining a liability or a right to refund or in conducting any audit or other proceeding in respect of Taxes imposed on the parties or their respective Affiliates. The Purchaser and its Affiliates shall preserve and retain all returns, schedules, work papers and other documents relating to any such returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (with regard to waivers and extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available to representatives of the Sellers upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records as they shall deem necessary. The Purchaser further agrees to permit representatives of the Sellers to meet with employees of the Purchaser or the Companies on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any documents provided pursuant to this Section 7.5. The Purchaser shall make available, or cause the Companies to make available, to the representatives of the Sellers sufficient work space and facilities to perform the activities described in the two preceding sentences. Any information obtained pursuant to this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding. Each of the parties shall provide the cooperation and information required by this
Section 7.5 at its own expense.

               7.6. Threshold Amount; Limit on Liability. The Purchaser shall not be entitled to assert rights of indemnification under Section 7.2.3 unless and until the aggregate of all Taxes for which such indemnification is required exceeds $50,000. The aggregate amount of liability of any Seller under this
Article 7, Article 10, and for any other breach of this Agreement shall not exceed the consideration specified in Section 2.1 of this Agreement with respect to the Securities of the Company which are being sold by such Seller, as such amount may be adjusted as provided for in Section 2.5. The Sellers shall not be entitled to assert rights of indemnification under Section 7.2.3 unless and until the aggregate of all Taxes for which such indemnification is required exceeds $50,000; provided, however, that such limitation shall not apply to the Purchaser's obligation to pay to the Sellers any refund as described in Section 7.2.4.

               7.7. Conflict. In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

               7.8. Section 338 Election. At the election of the Purchaser, Industries agrees to join in the making of an election under Section
338(h)(10) of the Code (and any similar state provision) with respect to the sale of each of the Corporations. If Purchaser makes such election, Industries shall (i) timely complete, execute and file the appropriate forms, (ii) cooperate in the making of the required allocation of the purchase price among each of the Corporation's assets, (iii) not take any position inconsistent with the Section 338(h)(10) elections or the allocations thereunder, and (iv) timely provide (and in all events at least seven days prior to the applicable filing deadline) Purchaser with executed originals of all documents to be filed with any taxing authorities.


                                  ARTICLE 8.

                              Employee Benefits

                 8.1. Employees. There are an aggregate of approximately 440 individuals who are employed by the Companies as of the date hereof ("Company Employees"). Industries and the LLC shall promptly furnish to the Purchaser a list of the Company Employees, which list shall contain the salary level and date of hire of each Company Employee. Industries and the LLC shall endeavor to continue the employment of Company Employees to the Closing Date, subject to turnover and replacement in the ordinary course of business. From the date hereof and during the one-year period following the Closing Date, neither the Sellers nor any Seller Affiliate shall offer employment to any Company Employee unless the Purchaser terminates the employment of such Company Employee or the Purchaser consents in writing to the employment of such Company Employee by a Seller or any Seller Affiliate. From the date hereof and through the Closing Date, without the written consent of the Purchaser, the total number of individuals employed by the Companies may not be increased by more than 3% from the number of Company Employees.

                 8.2. Service Credit to Company Employees. Upon the Closing, employees of each Company shall receive credit for their service prior to the Closing Date with such Company or any of its Affiliates (including service with any predecessor company) for the purpose of determining eligibility for participation (but not for benefit accrual purposes) under the employee welfare benefit plans (as defined in Section 3(1) of ERISA) and similar benefit policies (i.e., vacations, sick days, holidays and short-term disability programs) of the Purchaser and its Affiliates in which such employees are or become eligible to participate, but not for purposes of eligibility for participation, vesting or benefit accrual under employee pension benefit plans.

                 8.3. Termination of Company Employee Benefit Plans. Subject to effecting the Closing, and except as provided in Section 8.4.4, Industries and the LLC shall take or cause to be taken whatever action is necessary or appropriate to terminate as of the Closing the participation of each Company as a participating employer in all the Plans and Rayco Plans.

                 8.4.    Benefits Plans.

                 8.4.1 Upon the discontinuation and termination of the participation of each Company in the Plans and the Rayco Plans as provided in Section 8.3, the interests and the liabilities of (i) each Corporation in the Plans shall be assumed by Industries or an Industries Affiliate as of the Closing Date and (ii) Rayco in the Rayco Plans shall be assumed by the LLC or an Affiliate of the LLC. From and after the Closing Date, no Company shall have any interest in, responsibility for or liability with respect to the Plans or the Rayco Plans. Without limiting the foregoing and except as provided in
         Section 8.4.4, Industries or the LLC shall remain liable for any claims incurred (whether or not reported) on or prior to the Closing Date under, respectively, any Plan or Rayco Plan.

                 8.4.2 After the Closing Date, employees of each Company continuing active employment shall become eligible to participate, taking into account Section 8.2 hereof, in the employee benefit plans, programs and policies sponsored by the Purchaser for the benefit of its employees generally, excluding plans sponsored or maintained by the Purchaser for select groups of employees who are officers or highly compensated employees, for which plans the Purchaser shall retain the discretion as to which employees are eligible for coverage or participation.

                 8.4.3 The Purchaser shall cause the Company Employees and their eligible dependents to be eligible for coverage under an employer-sponsored health insurance benefit plan or health maintenance organization as of the Closing Date (or as of any later date of terminated coverage under Section 8.4.4) without interruption of coverage and shall waive all pre-existing conditions, restrictions and limitations for any medical condition thereof at or prior to the Closing, except to the extent coverage of any such medical condition would be limited under the group health insurance plan applicable to the affected employee at or prior to the Closing Date or later date of terminated coverage under Section 8.4.4. In the event that any group health plan providing COBRA coverage to existing Company "qualified beneficiaries" (as that term is defined in Section 4980B of the Code) as of the Closing Date is not treated as a Continued Plan (as that term is defined below in Section 8.4.4), until the expiration of all continued coverage rights of such qualified beneficiaries the Purchaser agrees to cause another of its group health plans to assume and cover such qualified beneficiaries, at the beneficiaries' expense, until such expiration.

                 8.4.4 Prior to the Closing Date, the Purchaser may designate any of the Plans or Rayco Plans as a "Continued Plan." Notwithstanding Section 8.3 and the first two sentences of Section 8.4.1, the participation of each Company in any Continued Plan shall continue, after the Closing Date, until further notice by the Purchaser. The Purchaser shall reimburse Industries or the LLC, as appropriate, for any and all liability resulting from and the reasonable costs (including administrative costs) of covering employees of any Company after the Closing Date under a Continued Plan. Coverage of employees of any Company under a Continued Plan shall be treated as satisfying any requirement under Section 8.4.2 or
         8.4.3 with respect to benefits of the same type as those provided under such Continued Plan for so long as such Continued Plan exists.

                 8.4.5 Any other provision of this Agreement notwithstanding, to the extent employees of the Companies participate as of the date hereof in any "flexible spending account" under a "cafeteria plan," within the meaning of Section 125 of the Code and regulations thereunder (a "Company FSA"), sponsorship of such Company FSA shall be assumed by such Company or Companies as of the Closing. The Purchaser shall cause each Company FSA to remain in effect until such time as all Company Employees have had adequate opportunity to claim reimbursement of claims in connection with contributions to such Company FSA for the plan year of the Company FSA within which the Closing Date occurs (the "Company FSA Year"). The Purchaser shall assume all plan liabilities associated with claims of Company Employees under each Company FSA for the applicable Company FSA Year and, if maintained by the Purchaser or the Companies for subsequent periods, for such subsequent periods. To the extent any amounts deferred or contributed prior to the Closing by any Company Employee under a Company FSA during the applicable Company FSA Year have not, prior to the Closing Date, been paid out under such Company FSA in the form of premiums or benefits to beneficiaries or third party service providers, such deferred amounts or contributions shall be reflected as a liability of the Company employing such Company Employee on the Closing Date Balance Sheet.
         The Sellers represent, as a condition to the effectiveness of the obligations set forth in this Section 8.4.5, that each Company FSA is, as of the date hereof, administered by employees of the Companies, and that no hiring of additional employees or other actions outside the ordinary course of business would be required for a Company to assume sponsorship and administration of such Company FSA as of the Closing Date.

                 8.5. Subsequent Dispositions. The Purchaser agrees to cause any of its successors or assignees or any transferees of the businesses or lines of business of any Company to assume the obligations of the Purchaser set forth in this Article 8.

                                  ARTICLE 9.

                                 Termination


                 9.1. Grounds for Termination. In addition to a termination as provided for in Section 5.3, this Agreement may be terminated at any time prior to the Closing Date:

                 9.1.1 By the mutual written agreement of the Sellers and the Purchaser;

                 9.1.2 By any of the Sellers or the Purchaser by written notice thereof to the other if the purchase and sale of the Securities contemplated hereby shall not have been consummated on or before April 30, 1996, or such other date, if any, as the Seller and the Purchaser shall agree upon in writing;

                 9.1.3 By any of the Sellers or the Purchaser by written notice thereof to the other if the consummation of such transactions would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, or imposing any material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby;

                 9.1.4 By any of the Sellers following the end of the Due Diligence Period or the Purchaser during or after the Due Diligence Period by written notice thereof to the other if the Boards of Directors of the Purchaser and the Purchaser Entities, during the Due Diligence Period, have not duly authorized and approved (i) the execution and delivery by the Purchaser and the Purchaser Entities of this Agreement and the various other agreements contemplated herein to which each of the Purchaser and the Purchaser Entities is a party,
         (ii) the performance by the Purchaser and the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by each of them, and (iii) the consummation of the transactions contemplated hereby and thereby;

                 9.1.5 By any of the Sellers by written notice thereof to the Purchaser if each of the Sellers have not received, from the date of this Agreement to a date no later than two days after the Due Diligence Period, the Purchaser's Due Authorization Notice stating that the Boards of Directors of the Purchaser and the Purchaser Entities, during the Due Diligence Period, have duly authorized and approved (i) the execution and delivery by the Purchaser and the Purchaser Entities of this Agreement and the various other agreements contemplated herein to which each of the Purchaser and the Purchaser Entities is a party, (ii) the performance by the Purchaser and the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by each of them, and (iii) the consummation of the transactions contemplated hereby and thereby;

                 9.1.6 By any of the Sellers or the Purchaser by written notice thereof to the other if termination is permitted and exercised pursuant to and in accordance with Section 5.3 above;

                 9.1.7 By the Purchaser by written notice thereof to the Sellers if the Purchaser, for any reason whatsoever, elects to terminate this Agreement and such written notice of such termination is provided to the Sellers during the Due Diligence Period;

                 9.1.8 By the Purchaser by written notice thereof to the Sellers if (i) the results of operations or financial condition of the Companies taken as a whole as reflected in the Year-End

         Unaudited Financial Statements differ materially from the results of operations or financial condition of the Companies taken as a whole as reflected in the Year-End Audited Financial Statements and (ii) the Purchaser provides such written notice of its election to terminate this Agreement no later than five business days after, but not including, the date on which it received a copy of the Year-End Audited Financials.

                 9.1.9 By any of the Sellers by written notice thereof to the Purchaser if (i) the Trustees of the REGT shall not have received a written opinion on or before January 31, 1996 from Dillon, Read & Co., Inc. that the consideration to be received by the Sellers in the transaction contemplated by this Agreement is within a range of fairness from a financial point of view and (ii) such written notice is provided to the Purchaser on February 1, 1996.

                 9.1.10 By any of the Sellers by written notice thereof to the Purchaser if (i) the Purchaser provides the Purchaser's Notice of Breach to any of the Sellers or the Companies at any time on or prior to the Closing Date and (ii) the amount of all losses, damages and expenses (including attorney's fees) claimed by the Purchaser or that would reasonably be expected to be claimed by the Purchaser as a result of the breach or breaches set forth in the Purchaser's Notice of Breach exceeds, individually or in the aggregate, $2 million;

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 9.1 (other than Sections 9.1.4, 9.1.5,
9.1.6 and 9.1.7) if the event giving rise to such termination right shall be due to the willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

                 9.2. Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

                 9.2.1    [Intentionally left blank]

                 9.2.2 If this Agreement is terminated as a result of the willful failure of the Purchaser to perform its obligations hereunder, the Purchaser shall be fully liable for any and all damages sustained or incurred by the Sellers.

                 9.2.3 If this Agreement is terminated as a result of the willful failure of any Seller to perform its obligations hereunder, each such Seller shall be fully liable for any and all damages sustained or incurred by the Purchaser.

                 9.2.4 The Sellers and the Purchaser hereby agree that the provisions of Sections 5.1.7, 5.2.5, 5.2.6 and 5.3 and Articles 11 and 12 hereof shall survive any termination of this Agreement.

                 9.2.5 If this Agreement is terminated by the Sellers pursuant to Section 9.1.9, the Sellers shall pay the Purchaser in cash within two business days of the date of such termination (a) a fee (the "Termination Fee") of $2,000,000 and (b) an expense reimbursement fee of $500,000; provided that if the Purchaser subsequently purchases any partnership interests in or assets of Rayco pursuant to Section 5.1.15, then upon the consummation of such purchase the Purchaser shall repay to the Sellers any Termination Fee or expense reimbursement fee previously paid by the Sellers to the Purchaser pursuant to this Section.

                          In addition, if this Agreement is terminated by the Sellers pursuant to Section 9.1.9 and if, on or prior to the first anniversary of the date of such termination, a majority of the partnership interests in or assets of Rayco is acquired directly or indirectly, in one or a series of related transactions, or one or more Sellers enter into an agreement on or prior to such first anniversary pursuant to which such partnership interests or assets are subsequently acquired directly or indirectly, by one or more Persons other than the Purchaser, the Sellers shall pay the Purchaser a fee (in addition to any Termination Fee) in cash on the date of the closing of such acquisition in an amount equal to (a) plus (b), where
         (a) is equal to $2,000,000 less any Termination Fee paid prior to such date and (b) is equal to half of the amount, if any, by which the aggregate consideration received or to be received by the Sellers and any of their Affiliates as a result of such acquisition exceeds $84,000,000 (or, if less than all of the Partnership interests in or assets of Rayco is being acquired, an amount equal to the percentage of the partnership interests or assets being acquired times $84,000,000).

                 9.2.6    If this Agreement is terminated pursuant to Section
         9.1.4 or Section 9.1.5 the Purchaser shall pay the Sellers an expense reimbursement fee (the "Reimbursement Fee") in cash within two business days of the date of such termination of $500,000. For the avoidance of doubt, no Reimbursement Fee shall be payable if this Agreement is terminated pursuant to any other provision of this Agreement prior to any termination pursuant to Section 9.1.4 or
         Section 9.1.5.

                 9.2.7 THE SELLERS AND THE PURCHASER AGREE THAT, EXCEPT AS PROVIDED FOR IN SECTIONS 9.2.5 AND 9.2.6 AND EXCEPT WITH RESPECT TO PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT, IF THIS AGREEMENT IS TERMINATED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, NO PARTY SHALL HAVE ANY LIABILITY TO ANY OTHER PARTY ABSENT A WILLFUL BREACH OF THIS AGREEMENT OCCURRING PRIOR TO TERMINATION. IN THE EVENT OF SUCH WILLFUL BREACH BY ANY PARTY, THAT PARTY SHALL REMAIN LIABLE TO THE OTHER PARTIES FOR ALL DAMAGES RESULTING THEREFROM, INCLUDING LOST PROFITS, BUT SHALL NOT BE LIABLE FOR INDIRECT, UNFORESEEN, SPECULATIVE OR PUNITIVE DAMAGES. Without limitation other than as set forth in Sections 9.1.1, 9.1.4, 9.1.5 and 9.1.9, if all of the conditions to a party's obligations set forth in
         Section 6.1 or 6.2 have been satisfied or waived by the date scheduled for the Closing pursuant to Article 3, the failure of such party to perform its obligations on such date shall be deemed to be a willful breach of this Agreement by such party.

                                 ARTICLE 10.

                     Extent and Survival of Representations,
             Warranties, Covenants and Agreements; Indemnification

                 10.1. Scope of Representations. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE VARIOUS OTHER AGREEMENTS CONTEMPLATED HEREIN AND THE SCHEDULES HERETO, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER ARE MADE BY ANY PARTY TO THIS AGREEMENT, AND ALL PARTIES TO THIS AGREEMENT DISCLAIM ALL LIABILITY AND

RESPONSIBILITY, WITH RESPECT TO ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY OTHER PARTY TO THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO ANY PARTY TO THIS AGREEMENT BY ANY OFFICER, STOCKHOLDER, PARTNER, DIRECTOR, EMPLOYEE, AGENT, AFFILIATE, CONSULTANT, TRUSTEE OR REPRESENTATIVE OF SUCH PARTY, OR BY DILLON, READ & CO., INC., OR MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OR BY SUCH PARTY'S COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE).

               10.2. Indemnification of the Purchaser. The Sellers jointly and severally agree to indemnify the Purchaser against, and hold the Purchaser and, after the Closing, each Company harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by the Purchaser or any Company arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants of or by any Seller set forth herein (any such loss, damage or expense being referred to herein as "Purchaser Indemnified Loss"); provided, however, that (i) the Purchaser shall not be entitled to assert rights of indemnification under this Article 10 or claims for any breach of this Agreement unless and until the aggregate of all Purchaser Indemnified Losses exceeds $100,000 (the "Threshold Amount") (it being understood that all such Purchaser Indemnified Losses shall accumulate until such time or times as the aggregate of all Purchaser Indemnified Losses exceeds such Threshold Amount, whereupon the Purchaser shall be entitled to indemnification hereunder or assert claims for breach of this Agreement for any Purchaser Indemnified Losses in excess of, but excluding, such Threshold Amount); (ii) the Threshold Amount shall not apply to the Sellers' obligations to the Purchaser pursuant to Articles 2 and 7 and Section 9.2 of this Agreement; and (iii) the aggregate of all Purchaser Indemnified Losses for which the Purchaser is entitled to reimbursement hereunder and all amounts for which the Sellers are liable for breach of this Agreement (including, without limitation, any liability of a Seller under Article 7) shall not exceed the Adjusted Purchase Price, and in no event shall the aggregate of all Purchaser Indemnified Losses for which the Purchaser is entitled to reimbursement hereunder and all amounts for which a Seller is liable for breach of this Agreement (including, without limitation, any liability of a Seller under Article 7) exceed the Adjusted Purchase Price. For the avoidance of doubt, it is understood that each of the Sellers will be jointly and severally responsible for any loss, damage or expense sustained by the Purchaser or any Company arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants of or by any Seller whether or not such representation, warranty or covenant was made by such Seller. The Sellers have advised the Purchasers that the Executive Officers may receive compensation from the Sellers for certain non-compete agreements contained in the Employment and Non-Competition Agreements and that any such compensation shall be the sole responsibility of the Sellers. The Sellers hereby indemnify the Purchasers for any and all obligations and claims relating to or arising out of the payment of such compensation for such non-compete agreements contained in the Employment and Non-Competition Agreements and any agreements between the Sellers and the Executive Officers with respect to the payment of such compensation for such non-compete agreements contained in the Employment and Non-Competition Agreements; however, notwithstanding the foregoing, the Sellers do not agree to and shall not indemnify the Purchaser for any claim relating to or arising out of (i) an Executive Officer's failure to perform his obligations under his respective Employment and Non-Competition Agreement or (ii) the Purchaser's failure to pay the compensation due an Executive Officer under his respective Employment and Non-Competition Agreement for services rendered by such Executive Officer under such Employment and Non-Competition Agreement.

               10.3. Indemnification of the Sellers. In addition to the indemnification provided for in Section 5.3, the Purchaser agrees to indemnify the Sellers against, and hold the Sellers harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by any Sellers arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by the Purchaser herein (any such loss, damage or expense being referred to herein as a "Seller Indemnified Loss"); provided, however, that (i) the Sellers shall not be entitled to assert rights of indemnification hereunder or assert claims for any breach of this Agreement unless and until the aggregate of all Seller Indemnified Losses exceeds the Threshold Amount (it being understood that all such Seller

Indemnified Losses shall accumulate until such time or times as the aggregate of all Seller Indemnified Losses exceeds the Threshold Amount, whereupon the Seller Indemnified Parties shall be entitled to indemnification hereunder for any Seller Indemnified Losses in excess of, but excluding, the Threshold Amount); (ii) the Threshold Amount shall not apply to the Purchaser's obligations to Seller pursuant to Articles 2 and 7 and Section 9.2 of this Agreement; and (iii) the aggregate of all Seller Indemnified Losses for which the Sellers are entitled to reimbursement hereunder and all amounts for which the Purchaser is liable for breach of this Agreement (including, without limitation, any liability of Purchaser under Article 7) shall not exceed $10 million.

                 10.4. Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith, and the Sellers' and the Purchaser's indemnification obligations with respect thereto under this Article 10, shall (except as provided for in Section 5.3) be continuing and shall survive the Closing for the eighteen-month period immediately following the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Purchaser, but shall thereafter terminate and be of no further force or effect except to the extent they relate to claims made in writing to the Sellers or the Purchaser, as the case may be, prior to or on such date; provided, however, that (i) the representations and warranties set forth in Sections 4.1.3, 4.1.8, 4.1.13, 4.2.3, 4.2.8, 4.2.13 and 4.3.3 and the covenants and agreements set forth in Sections 5.1.15, 5.2.4, 5.2.7 and 5.3 and in Articles 7 (including all applicable extensions), 8 (other than Section 8.4.3), 11, 12 and 13 and the accompanying indemnification obligations shall survive in accordance with their terms until the expiration of the applicable statute of limitations, and (ii) the representations and warranties set forth in Sections 4.1.16 and 4.2.16 and the accompanying indemnification obligations shall survive in accordance with their terms for the five (5) year period immediately following the Closing Date.

                 10.5. Indemnification Procedures. All claims for indemnification under this Agreement (other than the provisions of Article 7) shall be asserted and resolved as follows:

                 10.5.1 A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party's request for indemnification under this Agreement. Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 10 with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                 10.5.2 If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 10.5.2. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, but shall consult in good faith with the Indemnified Party before entering into any compromise or settlement. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.5, and shall bear its own costs and expenses with respect to such participation.

                 10.5.3 If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.5.2, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.5.2 but fails to prosecute or settle the Third Party Claim diligently and promptly, then the Indemnified Party shall notify the Indemnifying Party that the Indemnified Party elects to assume the defense of the Third Party Claim. The Indemnified Party shall then have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 10 and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction or by settlement, arbitration or other binding non- judicialprocedure, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

                 10.5.4 In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 60 days from the Indemnifying Party's receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

                 10.5.5 Payments of all amounts owing by an Indemnifying Party pursuant to this Article 10 relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 10.5.4 shall be made within 30 days after the later of (i) the expiration of the 60-day Indemnity Notice period or
         (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

                 10.6. Insurance Proceeds. In determining the amount of any loss, liability or expense for which the Purchaser is entitled to indemnification under this Agreement, (i) the gross amount thereof shall be reduced by any insurance proceeds realized after the Closing by any Company under any insurance policy or policies maintained by any Company prior to the Closing and which provided insurance coverage to any Company with respect to a period prior to Closing and (ii) if the Purchaser has been indemnified by the Sellers regarding a loss that is covered by an insurance policy of any Company in effect prior to the Closing, the Sellers shall have the right to receive (and the Purchaser shall assign the right to receive) any amounts received after Closing or to be received under such insurance policy by the Purchaser or the Companies for such loss but only to the extent of any indemnity payments received by the Purchaser from the Sellers for such loss.

                                 ARTICLE 11.

                                  Brokers

                 The Sellers represent to the Purchaser that, except for Dillon, Read & Co. Inc., which the Sellers represent has been retained by them to assist and advise them in connection with the transactions contemplated by this Agreement, the Sellers have not, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions who might be entitled to a fee or commission from the Purchaser upon the execution of this Agreement or consummation of the transactions contemplated hereby. The Purchaser represents to the Sellers that, except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, which has been retained by the Purchaser to advise it in connection with the transaction contemplated by this Agreement, the Purchaser has not, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from any of the Sellers upon the execution of this Agreement or the consummation of the transactions contemplated hereby.

                                 ARTICLE 12.

                                   Expenses

                 The parties agree that (i) the Sellers shall pay the costs and expenses of the engagement of Dillon, Read & Co. Inc., to advise it in connection with the transactions contemplated by this Agreement, (ii) the Purchaser and the Sellers will each pay 50% of all filing fees which must be paid to any governmental entity, subdivision or agency in connection with any HSR Act filing which must be made in connection with the transactions contemplated by this Agreement and (iii) the Purchaser shall pay all other filing fees which must be paid to any governmental entity, subdivision or agency in connection with any other filing which must be made in connection with the transactions contemplated by this Agreement. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers (and not any Company) or the Purchaser, as the case may be, depending upon which party incurred such costs and expenses.

                                 ARTICLE 13.

                            Notices; Miscellaneous

                 13.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when received if sent by registered or certified mail, return receipt requested, or by facsimile transmission, to the parties at the following addresses (or at such other address as a party may specify by like notice):

                 13.1.1   If to the Purchaser, to:



                          Kaufman and Broad Home Corporation
                          10990 Wilshire Blvd.
                          Los Angeles, California 90024
                          Attention: Albert Z. Praw
                          Facsimile: (310) 231-4222

                          with copies to:

                          Kaufman and Broad Home Corporation
                          10990 Wilshire Blvd.
                          Los Angeles, California 90024
                          Attention: Barton P. Pachino, Esq.
                          Facsimile: (310) 231-4280

                          David W. Ferguson, Esq.
                          Davis Polk & Wardwell
                          450 Lexington Avenue
                          New York, New York 10017
                          Facsimile: (212) 450-4800

                 13.1.2   If to the Sellers, to:

                          Rayco Management, L.L.C.
                          4800 Fredericksburg Road
                          San Antonio, Texas 78229
                          Attention: Jack Biegler
                          Facsimile: (210) 344-9486

                          with copies to:

                          Matthews & Branscomb, P.C.
                          One Alamo Center
                          106 S. St. Mary's Street, Suite 800
                          San Antonio, Texas 78205
                          Attention: James M. Doyle, Jr., Esq.
                          Facsimile: (210) 226-0521; and

                          Cauthorn, Hale, Hornberger, Fuller,
                            Sheehan & Becker
                          One Riverwalk Place, Suite 620
                          San Antonio, Texas 78205
                          Attention: T. Drew Cauthorn, Esq.
                          Facsimile: (210) 271-1740


                 13.2. Books and Records. The Sellers agree to deliver, or cause to be delivered, promptly after the Closing all corporate minute books, stock transfer records and other records of each Company to the Purchaser, to the extent not then in the possession of any Company.

                 13.3.     Miscellaneous.

                 13.3.1 Exclusive Agreement. This Agreement supersedes all prior agreements between the parties (written or oral) other than the Confidentiality Agreement, and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the agreement between the parties.

                 13.3.2 Choice of Law: Amendments; Headings. This Agreement shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof). This Agreement may not be changed or terminated orally. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 13.3.3 Assignments and Third Parties. Except as specifically contemplated by this Agreement (including, without limitation, Section 2.1 above), no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. No such assignment shall release a party of any of its obligations under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall entitle any person other than the Sellers or the Purchaser, or their respective successors and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

                 13.3.4 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. The Sellers may revise or supplement the Schedules attached to this Agreement at any time during the period from the date hereof to the date two days prior to the end of the Due Diligence Period.

                 13.3.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 13.3.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement. For convenience, this Agreement and any counterpart hereof may be executed by a party or parties on separate signature pages, and all such separate signature pages shall together constitute the signature page or pages of this Agreement.

                 13.3.7 Further Assurances. The Sellers and the Purchaser agree to take such further action and to deliver or cause to be delivered to each other on the Closing Date and at such other times thereafter as shall be reasonably agreed any such additional instrument as any of them may reasonably request for the purpose of carrying out this Agreement.

                 13.3.8 Time of the Essence. In the performance of this Agreement, time is of the essence.

                 13.3.9 Mediation. The Sellers and the Purchaser agree that prior to the institution of any legal proceedings concerning a controversy or claim arising out of or relating to this Agreement, or the breach thereof, the party seeking resolution of such claim or controversy (the "Movant") will submit such claim to non-binding mediation. The Movant shall notify in writing the other party against whom such mediation is sought (the "Respondent"), describe the nature of such claim, the provision of this Agreement which has been violated by the Respondent, and the material facts surrounding such claim. If the parties are unable to agree on the acting mediator, the Movant shall appoint one mediator and the Respondent shall appoint one mediator to appoint the acting mediator within fifteen (15) days of the date of
         the foregoing described notice.   Within fifteen (15) days of
         appointment, such mediators shall appoint an acting mediator, who shall act as the sole mediator of the claim or controversy. Each party appointing a mediator shall bear all costs and expenses associated with such mediator, except that the costs and expenses associated with the acting mediator shall be borne equally by the parties. Within thirty (30) days of the appointment of the foregoing described acting mediator, the Movant and the Respondent shall hold a mediation hearing before such mediator at such time and place as the Movant and Respondent may agree. All mediation shall be entered into in a spirit of cooperation and willingness to reach a mutual resolution of the dispute. The acting mediator will conduct a full and fair review of the claim or controversy, and shall meet with representatives of the Sellers or the Purchaser if either party so requests. If (i) within 90 days after the Movant has submitted the claim or controversy to mediation there has been no resolution of the claim or controversy or (ii) if the parties are unable to reach a resolution through mediation, the acting mediator shall issue a written notification to the Sellers and the Purchaser that the mediation has not been successful. If, after the completion of such mediation, settlement has not been achieved, all parties to this Agreement may pursue any legal or other remedies which may be available to it.



                 IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                  SELLERS



                                       Ray Ellison Industries, Inc.





                                       By: /s/ JOHN H. WILLOME
                                          ----------------------------
                                          John H. Willome, President





                                       Rayco Management, L.L.C.





                                       By: /s/ JOHN H. WILLOME
                                          ----------------------------
                                          John H. Willome, President

                                       Ray Ellison Grandchildren Trust





                                       By: /s/ RONALD K. CALGAARD
                                          ----------------------------
                                          Ronald K. Calgaard, Trustee



                                       By: /s/ A. BAKER DUNCAN
                                          ----------------------------
                                          A. Baker Duncan, Trustee



                                       By: /s/ BONNIE ELLISON
                                          ----------------------------
                                          Bonnie Ellison, Trustee





                                  EXECUTIVE OFFICERS





                                       /s/ JOHN H. WILLOME
                                       -------------------------------
                                       John H. Willome





                                       /s/ JACK E. BIEGLER
                                       -------------------------------
                                       Jack E. Biegler





                                       /s/ JACK ROBINSON
                                       -------------------------------
                                       Jack Robinson



                                  PURCHASER





                                       Kaufman and Broad Home Corporation




                                       By: /s/ BRUCE KARATZ
                                          ----------------------------
                                           Name: Bruce Karatz
                                                ---------------------
                                           Title: Chairman and Executive Officer
                                                 -------------------------------

4.1.4    Violations and Consents (Industries)

                 Better Homes and Gardens Real Estate Service Contract dated 10/1/93 requires notification upon change of ownership (World Wide Realty)

                 The Department of Housing and Urban Development (HUD) requires notification upon change of ownership (Texas Homestead Mortgage Company)

4.1.5    Defaults (Industries)

                 NONE

4.1.7    Changes (Industries)

                 First Quarter 1996 Incentive Compensation Program

                 1996 Annual Incentive Compensation Program

                        1ST QUARTER STRATEGIC FOCUS
                 ON KEY ELEMENTS NECESSARY TO MAKE 1996 PLAN

I.    SALES

      1.    Key Players
                 Area Sales Managers
                 World Wide Managers

      2.    Incentive
                 Pat Turner and WW Managers

                        # Rayco Gross Sales                 Bonus
                        -------------------                 --------
                        Over 300                            $ 15,000
                        275-300                             $  5,000

                      Cancellation rate cannot exceed 45%

                 Area Sales Managers

                                    $25,000 Bonus           $10,000 Bonus
                                    -------------           -------------
                        Jose        over 475 sales*         425-475 sales*
                        Kent        over 675 sales          625-675 sales
                        LuAnn       over 650 sales          600-650 sales
                        Becki M.    over 35 sales           30-35 sales

                        * Does not include Kenton Place

              Based on Area Gross Sales-not including inner city.

                    Area cancellation rate cannot exceed 45%

II.   AUTHORIZED STARTS

      1.    Key Player - Valerie Byrd

      2.    Incentive

                                    Authorized Starts       Bonus
                                    -----------------       -------
                                    675 - 700               $ 5,000
                                    700 - 725               $10,000
                                    725 - 750               $15,000
                                    Over 750                $25,000

III.   DIRECT COST

            1st Quarter Strategic targets - slab price and AD Cost

      1.    Key Players
                 Slab Price - Larry Oglesby and Tony Pena
                 AD Cost - Four Regional Construction Managers

      2.    Incentive
                 Slab Price -
                 A.     Gary will establish an average cost/neighborhood based
                             on the last six months of 1995. This will be approved by Amy and Barbara.

                 B.     Gary will establish a benchmark for the 1st quarter
                             1996 using the last six months of 1995 history and any known differences like topo, etc. This will be approved by Amy and Barbara.

                                    1st Quarter Composite
                                    Reduction Benchmark             Bonus
                                    ---------------------           -----
                                    10%-15%                         $ 5,000
                                    15%-20%                         $10,000
                                    20%-25%                         $25,000
                                    Over 25%                        $35,000


            AD Cost-
                 A.     Barbara will establish a cost measurement for AD costs
                             based upon 1995 performance. Gary and Amy will approve.
                 B.     Barbara will measure performance by area for 1st
                             quarter. Gary and Amy will approve.

                                    1st Quarter Total ADs           Bonus
                                    ---------------------           -----
                                    $825,000-900,000                $15,000
                                    $750,000-824,999                $30,000
                                    Under $750,000                  $50,000

                 Bonus payment may have some subjectivity by Barbara with Gary and Amy's approval. Transferring dollars spent from ADs to POs is not the intent of this program.

IV.   MORTGAGE ANALYSIS

                 Objective 1,000+ Mortgage, Analyses in 1996 and 250 Mortgage Analyses in 1st Quarter

      1.    Key Players - Deborah Chandler
                          Becky Thieleman

      2.    Incentive - Based on number during 1st quarter

                        Mortgage Analysis                   Bonus
                        -----------------                   -----
                        200-225                             $ 5,000
                        225-250                             $10,000
                        250-275                             $15,000
                        Over 275                            $25,000

                           RAYCO COMPENSATION PROGRAM


                 The Rayco compensation program is designed to identify those employees who have a direct affect on the Company's Financial performance and give those employees a stake in the Company's profitability.

                 The program includes the combined earnings of Rayco, Texas Homestead Mortgage Company, World Wide Realty, and San Antonio Title Company. For 1996, approximately 100 employees will participate according to the following schedule:

                 Combined                            Total
                 Earnings                            Distribution
                 --------                            ------------
                 Over $35,000,000                    $ 4,867,500
                 $32,500,000-$35,000,000             $ 3,412,500
                 $30,000,000-$32,500,000             $ 2,650,000
                 $27,500,000-$30,000,000             $ 1,977,500
                 $25,000,000-$27,500,000             $ 1,492,500
                 Less than $25,000,000               None

         The expense is accrued on the financial statements of Rayco, and is included in general and administrative expense.

                 The employees participating in this program consist of four broad categories. The amounts shown assume Combined Earnings in excess of $35,000,000:

                 A. Five Vice-Presidents will receive $250,000 each. Base salaries range from $51,000 to $65,000. One participant also receives a production bonus based upon closings.

                 B. Six department managers and three regional sales managers are in the category receiving $100,000-$150,000. Base salaries in this group range from $50,000 to $67,000.

                 C.       Fourteen employees will receive $50,000-$75,000.
         This group includes smaller department managers and regional construction project managers. Base salaries in this category average the low to mid $30s.

                 D. Approximately 46 employees will receive between $20,000 and $40,000. This category consists of key production employees involved in estimating, architecture, engineering and various other departments. Base salaries in this category average the mid to high $20s.

4.1.8 - Taxes (Industries)

                 NONE

4.1.9    Contracts, Agreements, Plans and Commitments (Industries)


         Lease dated May 1, 1993 for the San Antonio Title Company office at 4242 Medical Drive, for a 3 year period and annual rents approximating $60,000.

         Purchase Agreement for GNMA, FNMA, and FHLMC Mortgage Loan Servicing between Texas Homestead Mortgage Company and First State Bank of Bandera and Norwest Bank, San Antonio, FKA Valley-Hi National Bank

         Lease dated October 1, 1995 between Landata Inc. of San Antonio and San Antonio Title Company for the operation and maintenance of a title plant. The lease is month to month with annual rents approximating $60,000.

         First Quarter 1996 Incentive Compensation Program (See 4.1.7)

         1996 Annual Incentive Compensation Program (See 4.1.7)

         Better Homes and Gardens Real Estate Services Contract

         Texas Homestead Mortgage Company "Rate Cap" Agreement

4.1.10   Litigation (industries)

                 See Schedule of Pending Litigation (4.2.10)

RAYCO, LTD. & AFFILIATES
INSURANCE COVERAGE RECAP



                                                                        LIMITS             DEDUCTIBLE             PREMIUM
                                                                    -----------            ----------             -------
BUILDERS RISK                                                       $   750,000             $ 50,000              $ 32,500

PERSONAL PROPERTY
   VEHICLE                                                          $ 1,000,000              VARIOUS              $ 47,170
   EDP                                                                1,028,985                2,500                 1,000
   CONTRACTORS EQUIP                                                    183,000                2,500                   915
   MODEL HOMES                                                        5,000,000               50,000                 7,500
   SHOWROOM                                                             765,000                1,000                 2,111
   GENERAL BUILDINGS & CONTENTS                                       7,117,000                5,000                18,504


GENERAL LIABILITY                                                   $ 1,000,000             $ 10,000              $257,000
   (PUNITIVE DAMAGES NOT COVERED)


UMBRELLA                                                            $10,000,000             $ 10,000              $ 79,000
   (PUNITIVE DAMAGES NOT COVERED)
   (SUBSIDENCE NOT COVERED)

EXCESS INDEMNITY
   EACH EMPLOYEE                                                    $ 5,000,000             $500,000              $ 37,500
   EACH OCCURRENCE                                                    5,000,000
   ANNUAL AGGREGATE                                                  10,000,000
   CUMULATIVE TRAUMA                                                  1,000,000
                                                                                                                   --------
TOTAL                                                                                                              $483,200
                                                                                                                   ========

4.1.12   Patents, Trademarks, Etc. (Industries)

                 NONE

4.1.13   Plans (Industries)

         A.      See Attached Employee Benefit Plan Summary

         B.      Employee Injury Benefit Program

         C.      First Quarter 1996 Incentive Compensation Program

         D.      1996 Annual Incentive Compensation Program

         E.      Severence Policy

         F.      Vacation Policy

         G.      Personnel Manual

                              EMPLOYMENT BENEFITS
                                NOVEMBER 1, 1995

         I.      GROUP MEDICAL/LIFE INSURANCE

         A. HUMANA HEALTH CARE PLANS PPO (or preferred provider organization) is currently the group medical insurance available to all full-time employees.

         The Company provides group medical insurance for full-time employees at the Company's expense. Dependent coverage is available for a monthly premium of $110.00 to the employee while the company pays balance. Deductions are calculated by dividing the yearly cost by the number of the employee's pay periods. See attached for brief description of benefits.

         B. PRESCRIPTION DRUG COVERAGE is included in the Humana Health Care Plan. A $15.00 copayment per prescription is required at participating pharmacies. The participating pharmacies are all Eckerd's of San Antonio and some surrounding areas. A membership card must be present with prescription at participating pharmacy. Coverage includes a 100-unit or 34-day supply, whichever is less, per prescription or refill. Generic medications will be used when available.

         If member elects a nonparticipating provider then the plan pays 70% of covered expenses after a $15.00 copayment per prescription or refill. The member must file a claim form to receive reimbursement.

         C. The DENTAL PLAN 981 is also part of the Humana Health Care Plan. Again, the member must choose a participating dentist from the provider list in order to receive discounted fees for numerous dental treatments.

         D. CIGNA LIFE INSURANCE as a group life insurance is a core benefit to all fulltime employees. There, it is provided at no charge to the employee. The policy amount is calculated at one times the employee's annual salary.

         THE FOLLOWING PROGRAMS ARE OFFERED THROUGH PAYROLL DEDUCTIONS AT NO COST TO RAYCO. THE EMPLOYEE MAY PAY THE PREMIUMS USING THE PRETAX DOLLARS THROUGH THE 125 PLAN.

                 EYE CARE PLAN OF AMERICA

                 - Discount Plan on usual retail eyewear purchases is available to full-time employees with monthly premiums of:
                                          $1.00 for employee only
                                          $2.00 for employee and one member
                                          $3.00 for family coverage

2


o        AMERICAN DENTAL

         - Referral Plan through a network of participating providers is available in the following categories based on monthly premiums:
                 $ 8.90 employee only
                 $15.90 employee and one
                 $19.90 family
         Includes a schedule of benefits listing prices per procedures. 140 procedures in all.

         - Dental Indemnity Plan based on monthly premiums on coverage as follows:
                 $17.36 employee only
                 $34.70 employee and one
                 $43.40 family

         Some preexisting conditions covered. Employee may choose any licensed dentist. Full coordination of benefits with other plans. Increased benefits each year for three years. Low deductible. Orthodontia benefits for eligible members.

o        COLONIAL LIFE & ACCIDENT INSURANCE

         - Short term disability benefits available at a monthly premium which depends on coverage. Includes accidental death and dismemberment benefits.

         CIGNA LIFE INSURANCE

         - Employee must purchase through the cafeteria plan elections. Supplemental life insurance in which premium is based on coverage amount.

         II.     SECTION 125 - CAFETERIA PLAN

                 A. Child Care Reimbursement plan available. Administered by company Payroll department.

                 B. Medical Reimbursement plan included.  Administered by
LifeRe.

         ELIGIBILITY
An employee becomes eligible for participation in the above plans following completion of the 90-day continuous employment period. In addition, the employee must be classified full-time status.

Upon separation of employment, employees and their dependents may apply for continuation of group health coverage as provided by law.

ELLISON INC.
HUMANA HEALTH CARE PLANS

       BENEFITS                                        PARTICIPATING                       NON-PARTICIPATING
       --------                                        -------------                       -----------------
INPATIENT CARE                                  90% AFTER $300 DEDUCTIBLE               80% AFTER $600 DEDUCTIBLE

OUTPATIENT SURGERY                                 90% - NO DEDUCTIBLE                  80% AFTER $600 DEDUCTIBLE

OUTPATIENT NON-SURGICAL                            90% - NO DEDUCTIBLE                  80% AFTER $600 DEDUCTIBLE

HOSPITAL EMERGENCY ROOM
FACILITY -                                      90% AFTER $25 DEDUCTIBLE                80% AFTER $600 DEDUCTIBLE
                                                        PER VISIT                      AND $25 CO-PAYMENT PER VISIT

PHYSICIAN -                                     100% AFTER $20 COPAYMENT                80% AFTER $600 DEDUCTIBLE
                                                                                       AND $25 CO-PAYMENT PER VISIT

ROUTINE OFFICE VISITS                           100% AFTER $20 COPAYMENT                80% AFTER $600 DEDUCTIBLE

PREVENTIVE CARE:

WELL BABY CARE THROUGH THE                      100% WELL BABY CARE AFTER                80% WELL BABY CARE AFTER
FIRST 24 MONTHS                                 $20 COPAYMENT PER INSURED                    $600 DEDUCTIBLE

PHYSICALS UP TO $250 EVERY                       80% AFTER $20 COPAYMENT              50% NOT SUBJECT TO DEDUCTIBLE
24 MONTHS PER INSURED

PHYSICIAN

INPATIENT                                                  90%                      80% OF REASONABLE CHGS. AFTER DED.

OUTPATIENT                                                 90%                      80% OF REASONABLE CHGS. AFTER DED.

PRESCRIPTIONS                                           SEE RIDER                               SEE RIDER

IN THE EVENT OF A PREGNANCY THE $20 CO-PAYMENT WILL BE REQUIRED AT THE INITIAL VISIT ONLY.

This is a brief plan description. It is not the plan document and does not include all of the covered services, limitations and inclusions of the plan. Complete terms of the plan are contained in the group plan documents.

4.1.14   Encumbrances on Assets (Industries)

                 NONE

4.1.16   Environmental Matters (Industries)

                 NONE

4.1.17   Liabilities (Industries)

                 NONE

4.1.19   Intercompany Balances (industries)

         Balances at 9/30/95                                                 Amount Receivable
                                           From/To                           (Payable)

         San Antonio Title Company         Texas Homestead Mortgage Co.      $    62,679

         World Wide Realty                 Texas Homestead Mortgage Co.         ($28,044)

         Texas Homestead Mortgage Co.      World Wide Realty                 $    28,044
                                           San Antonio Title Co              ($   62,679)
                                           Rayco                             $ 4,968,950
                                           Ellison Investments 84-1, Inc.    ($6,706,392)

4.1.28   Terminating Employees

                 NONE

4.2.3    Encumbrances on GP Interest and LP Interest

                 The Limited Partnership and General Partnership Interests are pledged as collateral to Guaranty F.S.B.

4.2.4    Violations and Consent (Management)

                 The indebtedness to Guaranty F.S.B. prohibits the transfer of ownership.

4.2.5    Defaults (LLC)

                 NONE

4.2.7    Changes (LLC)

                 First Quarter 1996 Incentive Compensation Program (See 4.1.7)

                 1996 Annual Incentive Compensation Program (See 4.1.7)

4.2.8    Taxes (Rayco)

                 Rayco is currently undergoing a sales tax audit of the period 1/1/92 - 7/1/95. No material tax liability has been revealed.

4.2.9    Contracts, Agreements, Plans and Commitments (LLC)

                 Lease dated September 16, 1991 for the Rayco Showroom at 12235 San Pedro. Lease is for the period of six years with two three-year renewal options. Monthly payments approximate $150,000 annually and include property taxes insurance, and letter of credit fees.

                 Main office lease to an affiliate, Rayco Management LLC., dated January 1, 1996 for approximately 6,132 sq. ft. for five years at $4,300 per month.

                 Guaranty F.S.B. Debt

                 Advertising Agreements for the Trade-Out of Billboards

                 See Schedule of Pending Land Purchases

                 1996 Purchase commitments with Hart Lumber Company and Ince Distributing

                 First Quarter 1996 Incentive Compensation Program

                 1996 Annual Incentive Compensation Program

                 Overhead income received from Ray Ellison Mortgage Acceptance Corp. paid monthly at $8,000 per month.

                 See attached list of outstanding commitments for contributions, dues, and public relations expenditures.

                 Letters of credit in the amount of $1,564,387 secured by GNMA securities and unsecured letters of credit in the amount of $399,065. All letters of credit are for subdivision development.

                 See Attached Schedule of Lot Development Projects under Construction

PROJECTED PURCHASES (LAND AND LOTS)
REVISED 1/23/96


                              NUMBER           PRICE           PURCHASE                CASH/                       EARNEST
                                OF              PER              PRICE                OPTION                        MONEY/
                              LOTS/ACRES      LOT/ACRE                                CONTRACT         TERM        DOWN PAYMENT
-------------------------------------------------------------------------------------------------------------------------------
1. NEW TERRITORIES            26 LOTS           $6,800           $183,600             CASH             N/A           $9,000

2. MODCO                      25 LOTS           $3,566            $89,150             CASH             N/A              N/A

3. WESTCREEK                  70 AC            $17,653         $1,235,696             CASH             N/A          $25,000

4. CINNAMON HILLS             13+ AC           $40,000           $525,000             CASH             N/A         $100,000
(KENTON PLACE)

5. LONGS CREEK                24 AC            $10,000           $240,000             CASH             N/A          $10,000

6. SALADO BLUFF               42 LOTS          $35,500         $1,491,000             TERMS            2 YEARS      $25,000

7. BENKE                      27+ AC           $12,000           $332,000             CASH             N/A          $25,000
(FIELDSTONE)

8. HELOTES (NANCE)            73+ AC           $12,500         $1,005,000             CASH             N/A          $25,000
                                                               ----------                                          --------
TOTAL                                                          $5,101,446                                          $219,000
                                                               ==========                                          ========




                            CONTRACT            DEVELOPMENT     FEASIBILITY    CLOSING            CASH         PAYMENT   PROBABILITY
                             STATUS              STATUS          PERIOD         DATE               TO         SCHEDULE       OF
                                                                                                  CLOSE                    CLOSING
------------------------------------------------------------------------------------------------------------------------------------
1. NEW TERRITORIES            TITLE             COMPLETE        20 DAYS        01/22/96          $173,600      N/A           100%
                            COMPANY

2. MODCO                      TITLE             COMPLETE        N/A            01/24/96           $89,150      N/A            90%
                            COMPANY

3. WESTCREEK                  TITLE             RAW LAND        17 DAYS        01/31/96        $1,210,694      N/A            90%
                            COMPANY

4. CINNAMON HILLS             TITLE             RAW LAND        60 DAYS        02/01/96          $425,000      N/A            90%
(KENTON PLACE)              COMPANY

5. LONGS CREEK                TITLE             RAW LAND        26 DAYS        02/12/96          $230,000      N/A            90%
                            COMPANY

6. SALADO BLUFF               TITLE             COMPLETE        N/A            03/01/96          $263,200      QTLY P&I      100%
                            COMPANY

7. BENKE                      TITLE             RAW LAND        60 DAYS        03/01/96          $307,000      N/A            90%
                            COMPANY

8. HELOTES (NANCE)            TITLE             RAW LAND        60 DAYS        06/10/96          $980,000      N/A            75%
                            COMPANY
                                                                                                ----------
TOTAL                                                                                           $3,678,646
                                                                                                ==========


NOTE: The feasibility periods for all contracts except Longs Creek have expired. The Longs Creek feasibility period expires on 2/5/96. Cinnamon Hills, Benke, and Nance contracts are contingent upon final plot approval on the property.



DISTRIBUTION:

JACK WILLOME                                 AMY O'NEIL
JACK BIEGLER                                 LOCKSLEY SIMMONS
JACK ROBINSON

                          PROJECTS UNDER CONSTRUCTION




               UNIT                          CONTRACTOR                 CONTRACT                CONTRACT             UNPAID
                                                                         AMOUNT                   DATE              BALANCE
CREEKSIDE #1                                V.K. KNOWLTON            $1,409,959.84               8/31/95            $231,742.65
CREEKSIDE #2                                V.K. KNOWLTON              $655,203.37               9/28/95            $428,919.46
GUILBEAU #5/NEW TERRITORIES 12-B            V.K. KNOWLTON              $497,771.20               9/11/95            $101,934.98
ASHLEY PLACE #2                             V.K. KNOWLTON            $1,044,466.25               9/25/95            $623,135.78
KENTON PLACE                                V.K. KNOWLTON              $397,162.90               1/26/96            $397,162.90
REDLAND WOODS #5                            V.K. KNOWLTON              $683,192.68              11/17/95            $571,137.78

NORTHWEST CROSSING #40                     PIPELAYERS, INC.            $690,514.60               9/15/95            $237,745.17
LONGS CREEK #9                             PIPELAYERS, INC.            $579,492.29               7/15/96            $269,030.35
LONGS CREEK #10                            PIPELAYERS, INC.            $627,702.80               1/22/96            $627,702.80

CRESTRIDGE #1                              ELLA CONTRACTING            $674,804.55               6/30/95            $207,885.41
CRESTRIDGE #2                              ELLA CONTRACTING            $382,286.82               1/15/96            $382,286.82

CREEKSIDE OUTFALL                          L&J CONSTRUCTION            $186,994.50              12/19/95            $186,984.50

LINCOLN PARK #2                                 YANTIS                 $597,874.40              11/28/95            $206,167.30
LONGS CREEK #9 & #l0 OUTFALL                    YANTIS                 $288,702.70                                  $288,702.70

Vendor                                            Contribution       Dues        P.R.        Amount
------                                            ------------       ----        ----        ------
Aging Research and Education Center                     x                                   S10,000 in 1996

Alamo Area Council - Boy Scouts of                      x                                   $3,000
  America (Hispanic Program)

Cancer Therapy and Research Center                      x                                   S2,000 per year - last
                                                                                            payment in 1996

Child Care Collaborative                                x                                   S5,000 per year
                                                                                            through 1999

Incarnate Word College                                  x                                   $5,000

Our Lade of the Lake University                         x                                   $2,000

Salvation Army                                          x                                   $ 1,000 per year
                                                                                            through 1998

San Antonio Education Partnership                       x                                   $15,000 per year
                                                                                            through 1998

San Antonio Medical Foundation                          x                                   $1,000 per year

Trinity University - Business Affifliates               x                                   $2,500

Trinity University - Ray Ellison Luncheon               x                                   $5,000 for the luncheon
  and Symposium                                                                             and $3,750 to teachers

United Way                                              x                                   $42,500

University of Texas Health Science                      x                                   $1,000
  Center at San Antonio

Greater Austin-San Antonio Corridor                                   x                     $1,000 per year
  Council, Inc.

Greater San Antonio Chamber of                                        x                     $4,000
  Commerce

Responsible Development for San Antonio                               x                     $10,000 in 1996

San Antonio Economic Development Fdtn                                 x                     $10,000

San Antonio Hispanic Chamber of                                       x                     $1,000
  Commerce

Urban Land Institute                                                  x                     $2,250

Greater SA Chamber of Commerce                                                    x         $6,000 per year for a
  Forward San Antonio                                                                       total of $30,000 to be
                                                                                            paid in full on or before
                                                                                            December 31, 1998

4.2.10   Litigation

                 See Schedule of Pending Litigation Attached

                Pending Litigation, Claims and Potential Claims
                                  Rayco, Ltd.
                        Texas Homestead Mortgage Company
                           San Antonio Title Company
                    World Wide Realty/Better Homes & Gardens

                                January 22, 1996

                          UPDATED TO JANUARY 31, 1996



GLORIA SILVESTRO VS RAYCO, LTD. (RICHMOND LUMBER DIVISION)

Sexual harassment, discrimination and assault claim. This is one of the most bogus claims that has been made. The claimant alleges that she was passed over for promotion to manager even though she was better qualified. Prior to her employment with Rayco (first as a clerk, then as an office manager with small staff) she operated a home cleaning business out of her residence. The person receiving the position, as General Manager of Richmond, had a college degree in appropriate studies, had been a home builder, and worked in the Estimating Department of Rayco for several years, in a supervisory position with much greater authority. The assault was nothing more than being bumped into in a crowded hallway. The sexual harassment claim is equally as weak. At the request of the claimant, the EEOC issued a right-to-sue letter.

The damages sought have not been determined. It is expected that the greatest exposure will be for the cost of defense. Defense cost are estimated at $15,000 to $30,000.



JIM HAMILTON VS RAYCO

This is an age discrimination claim. Again, the claimant requested a right-to-sue letter. Claimant alleges that he was discharged in order to control medical benefit costs. Claimant had been terminated once for failing to follow the dress code and attendance rules; he was rehired about one year later. Again, the claimant began to ignore the customers and company policies and was discharged. It is expected that the greatest exposure will be for the cost of defense. Future defense costs are estimated at $15,000 to $25,000. The settlement demands are so ridiculous that this case is not likely to settle. The matter has been removed to the federal court. Removal has been contested by Claimant fees. The case has been remanded back to the state district court. Claimant's counsel appears to be attempting to build attorney's fees.

SERGIO GARCIA VS RAYCO

Claimant alleges faulty wiring. Investigation reveals power surges from the utility transfer. Rayco will be fully indemnified by the electrical contractor. Only nominal attorney's fees have been incurred. An offer to repurchase the residence has been made. If the repurchase is accepted, Rayco will be in a near break even position. Future attorney's fees may run $1,000.00 if the settlement is approved and $10,000.00 if the settlement is not approved.



CHRIS WEBER VS RAYCO AND JESSE MURPHY

Claimant is an attorney who had provided services to three community associations. The association directors voted to terminate his services. Claimant sued Rayco (and General Counsel who was also on the association boards) for civil conspiracy and defamation. These claims are being defended by insurance carriers. The primary defense is provided by the carriers for the three associations; motions for summary judgment will be filed shortly. Although the claim is for $2,500,000 in lost income, it is believed that there is no evidence to support the claims. It is believed that this is a frivolous claim. Motion for Summary Judgement has been granted as to Jesse Murphy, named individually as codefendant. Rayco did not join in the Motion, but will file its own motion later. Because the only allegation against Rayco was conspiracy and it takes two to conspire, it is strongly expected that Rayco will be dismissed on summary judgment. Both Rayco and Jesse Murphy are represented by insurance carrier appointed attorneys. Rayco has a $5,000.00 deductible. I do not believe any additional reserve should be set up in excess of the insurance deductible. Rayco's insurance appointed attorney will be substituted for Rayco's retained counsel. The case will be subject to appeal.



ROLANDO GOMEZ CLAIM AGAINST RAYCO, LTD.

Claimant alleges faulty construction. A review of the plans reveals an error; the PI of the soil was shown as 49 but the actual PI is 65. Therefore the slab was in fact under designed. An offer to repurchase the home has been made. This matter is being submitted to JAMS for binding arbitration. If the residence were repurchased, repaired and resold, the expected financial exposure is estimated at $20,000.00 to $35,000.00, depending on the attorney's fee award by the arbitrator.

ARTURO VILLAREAL CLAIM AGAINST RAYCO, LTD.

Home buyer is concerned with foundation movement but does not want to rescind the purchase. There has been excessive movement, but proper drainage has now been restored. Rayco has offered a price guarantee, good for ten years. The maximum risk is not expected to exceed $10,000. This matter is now near its end, resulting in a repurchase.



CLARK BOEKEN VS RAYCO

Claimant alleges defective construction on a "build on your lot" residence.
The foundation is well designed, but a leaky swimming pool on one side and a water consuming tree on the other have caused a slight flex. There is a hairline crack, but it does not endanger the residence. Arbitration has been ordered by the district court. Maximum risk is estimated at $20,000 including attorney's fees. We are presently awaiting the arbitration hearing date.
Rayco filed suit to compel arbitration. Hearing date scheduled for March 7 and 8, 1996.



CARLOS MORAN COMPLAINT AGAINST TEXAS HOMESTEAD MORTGAGE COMPANY

Self-employed Hispanic borrower went to apply for loan, but before application was complete was told that it would be futile because income tax forms showed too little income. Borrower got angry and left. He was immediately asked to return and have his loan application completed. Because the issue did not involve any racial discrimination, and the employees involved were promptly reprimanded, the total estimated risk (defense and settlement) is estimated at less than $10,000. Claimant has offered to settle for $4,000.00. THMC has offered $1,000.00.



EUGENE AND CARRIE HILL AGAINST RAYCO AND TEXAS HOMESTEAD MORTGAGE COMPANY

Black buyers were informed that Texas Homestead Mortgage Company would not approve their loan but Texas Homestead Mortgage Company also asked if they would like the loan package submitted directly to VA. It was and VA rejected the loan. The sale was cancelled and the residence resold. Several months later, the buyers contracted for a more expensive residence in another Rayco community. Because no significant changes in income, debt or credit history had been made, the second loan was rejected by Texas Homestead Mortgage Company. The first home was resold to a black family; the second home was sold to a white family. No outside expenses or settlement costs are expected. No settlement demand has been made and no offer has been made.

AMY AIRD POTENTIAL CLAIM AGAINST RAYCO, LTD.

Amy Aird resigned from Rayco and appears to be attempting to make a claim against Rayco for unspecified reasons. She began having personal problems which began to interfere with her work. She was reassigned to a less responsible position, but quit when her sick time was used up. She has counsel but no claim has been made by counsel. Ms. Aird demanded one year salary in settlement at the time of her resignation. She resigned on September 22, 1995; the limitations for bringing a discrimination claim are rapidly running. She retained counsel, but no demand has been made and no suit or complaint has been filed.



LIZCANO VS RAYCO, LTD.

Claimant is an employee of a contractor. He fell from a ladder which was struck by a small tractor. Liability is nil and the defense if provided by the insurance carrier. A Motion For Summary Judgment is pending in this case. I expect Rayco to be dismissed from the case shortly. I would only allocate the $5,000.00 deductible.



KRISTIN SQUYRES

Suit filed January 22 and served January 25, 1996, alleging construction defects. Suit will be abated for non-compliance with statutes and to compel arbitration. In August, 1995, Rayco offered a replacement home; this was listed by Customer Service Manager for possible repurchase in 1996.



VERNON MOTES VS RAYCO

This claim was not earlier reported because it was Rayco's belief that accounting provided claimant resolved all issues. The file was dormant for months. It was learned January 30 that suit had been filed. Later a notice of judgment was received by mail. A review of the court records shows that citation was served on December 26, 1995, a date when the registered agent was on vacation. Motion for new trial is being prepared; if motion is rejected, an appeal will be filed. There are meritorious defenses. The suit alleges commissions due in the amount of $65,000.00 and lost future commissions of $280,000.00.



MARISSA KNUFFKE VS LISA BRANDT AND WORLD WIDE REALTY/BETTER HOMES & GARDENS

Suit for failure to disclose a malfunctioning septic system. The septic had failed a prior inspection but repairs were made. The septic system failed several months after closing. This is being defended under the E & 0 policy through Better Homes & Gardens. Clemens & Spencer is representing World Wide Realty/Better Homes & Gardens.

TONI GREEN VS RAYCO

Personal injury; claims raped in model home during business hours; police investigation does not believe claim in legitimate. This is an insured claim; our attorney is Ron Hood, from Houston.

OTHER MATTERS:   There is a small number of homes that are experiencing
                 unexpected foundation movement. When Rayco cannot readily solve the problem, an offer is made to repurchase the residence. The home is then placed in the rental market until the foundation is stabilized and the home is ready for resale.
                 Foundation movement is disclosed on the resale. It is believed that this process costs approximately ten percent
                 (10%) of the price of the residence. Very few homes fall into this category.

         Rayco has contracted to purchase two tracts of land adjoining the Villages of Westcreek Subdivision from VWC, Ltd. The Earnest Money Contract between VWC, Ltd. and Rayco provides that, at the written request of Rayco, VWC, Ltd. shall annex the property being acquired by Rayco into the Villages of Westcreek as contemplated by the Villages of Westcreek Declaration of Covenants, Conditions and Restrictions. Centex Real Estate Corporation has notified VWC, Ltd. that, in the opinion of Centex, VWC, Ltd. does not have the Declarant status necessary to annex the property to be acquired by Rayco into the Villages of Westcreek, that VWC, Ltd. does not have the right to assign Declarant status to Rayco, and that Centex will oppose any attempts to effect such annexation and will join the Villages of Westcreek Homeowners Association in legal action to prevent such annexation from occurring.

4.2.11   Insurance

         See Insurance Summary 4.1.11

4.2.12   Patents, Trademarks, etc. (LLC)

                 NONE

4.2.13   Rayco Plans

         A.      See Plans and Policies Decribed in 4.1.13

         B.      Employee Home Purchase Discount Programs

         C.      Deferred Compensation Death Plan Benefit for the following:

                          John H. Willome
                          Jack Robinson
                          Jack Biegler
                          Amy O'Neil
                          Gary Gentz
                          Ken Gancarczyk
                          Herb Quiroga

4.2.14   Encumbrances (Rayco)

                 Guaranty Federal Savings Debt

                 Kansas City Life Insurance note payable collateralized by the Main Office Building.

                 The adjoining parking lot to the north of the main office building is leased on a month to month basis for $200/month.

                 Cash Surrender Value of Principal Mutual Life Insurance
                 Policies

4.2.16   Environmental Matters (Rayco)

                 NONE

4.2.17   Liabilities (Rayco)

                 NONE

4.2.19   Intercompany Balances (Rayco)

         Balances at 9/30/95                                        Amount Receivable
                                  From/To                                (Payable)
                                  Texas Homestead Mortgage Co            ($4,968,950)

4.2.23   Flood Plains

                 See Attached Schedule

              TOTAL LAND LOCATED WITHIN THE 100 YR. FLOOD PLAIN.


1. Eckert Crossing Subdivsion, 9.241 Acres of land, located on the Northwesterly portion of the City of San Antonio, off Eckert Road and Border Mist Dr.

2. Redland Woods Subdivision, 64.896 Acres of land, located on the Northerly portion of the City of San Antonio, off Redland Road and Gold Canyon Road.

3. Canyon Oaks Subdivision, 68.056 Acres of land, located on the Northerly portion of the City of San Antonio, off Gold Canyon Road and
         F. M. 1604.

4. Northampton Subdivision, 19.38 Acres of land, located on the Northeasterly portion of the City of San Antonio, off Sequin Road and Manderly Place.

5. Ventura Subdivision Unit 25 and 26, 28.50 Acres of land, located on the Northeasterly portion of the City of San Antonio, off Sequin Road and Proposed Walzem Road Extension.

4.2.25   Warranty Claims

                 See Attached List

                 HOME/RWC of Texas Limited Warranty Program

       RAYCO 1995 REPURCHASES, RESCISSIONS OR SUBSTITUTIONS OF COLLATERAL


7453 Myrtle Trail - (Matthews)

         Original move-in date 10/89. Rayco offered to place the buyer into another similar home and substitute the collateral for the loan.

         The house was experiencing significant foundation movement.

         No litigation was involved.

         A new home was built and the collateral was substituted.

11094 Cedar Park - (Kehoe)

         Original move-in date 6/90.

         Litigation occurred alleging a faulty foundation. A settlement and repurchase agreement was reached between Rayco and the plaintiff which included repurchase of the home, moving expenses, $5,000 damages, and $2,500 plaintiff's attorney fees.


7710 Autumn Park (Garza)

         Original move-in date 4-91. Ex-model home. Litigation occurred alleging a faulty foundation. Settlement of the case included rescission of the contract and $5,000 plaintiff's attorney fees.


7714 Autumn Park - (Geary)

         Same as above (7710 Autumn Park). Original move-in 4-91. Ex-model, same plaintiff attorney handled case. Alleged faulty foundation. Settlement of the case included rescission of the contract and $5,000 in plaintiff's attorney fees.


11335 Candle Park - (Higginbotham)

         Original move-in 9/90. Litigation occurred alleging a faulty foundation. The transaction was rescinded to settle the case. Rayco paid $2,500 in plaintiffs attorney fees.

8146 Bent Meadow - (Colunga)

         Original move-in 8-93 Litigation occurred alleging faulty sheetrock and/or framing of the residence. The transaction was rescinded and $750 plaintiff attorney fees were paid to settle the case.


6607 Meadow Fawn - (Grelle)

         Original move-in date 12-92. Litigation occurred alleging a faulty foundation. The case was settled for repurchase of the home and $2500 in plaintiff's attorney fees.


8323 Pine Meadow - (Martin)

         Original move-in date 12-92. Rayco offered to place the buyer into another similar home and substitute the collateral for the loan.

         The house was experiencing significant foundation movement. No litigation involved. A new home was built and the collateral was substituted.

    POSSIBLE REPURCHASES, RESCISSIONS, OR SUBSTITUTION OF COLLATERAL IN 1996
              AND/OR COST OF REPAIRS THAT MAY EXCEED $5,000


7450 Myrtle Trail - (Tougas)

         Original move-in 11-88.

         Excessive foundation movement. Rayco has agreed to pay existing note balance.

7603 Stone Crop - (Garcia)

         Original move-in 12-92.

         Plaintiff attorney is involved, alleging defective wiring and framing of the residence. At this time, Rayco does not believe these defects exist, however expert and attorney fees coupled with the exposure from a jury trial outweigh the benefits of proof of no defect.

         Rayco outside attorney has made an offer to repurchase or rescind.


16511 Eagle Cross - (Villarreal)

         Original move-in 5-92.

         The homeowner (Mr. Villarreal) is an Engineer II of the City of San Antonio Dept. of Aviation. He is alleging a structural problem with the home due to a faulty foundation. Significant foundation movement is occurring. Rayco has made alternative offers to repair and guarantee market value, provide a new home and substitute the collateral on the existing loan, or repurchase the home and pay for moving expenses.

         There is no plaintiff attorney involved that we are aware of as of 1/20/96.

         Repairs may range $6,000-9,000.

300 Hill Country Lane - (Boeken)

         The Rayco Custom Home Dept. built a home on Mr. Boeken's "acreage" size lot. Differential foundation movement occurred in the new home after final inspection but prior to closing. Mr. Boeken has refused to close.

         Attorneys are involved and Binding Arbitration will occur soon.

         Mr. Boeken has previously demanded that piers be installed around the residence and Rayco pay Mr. Boeken $130,000 for diminution in value of the residence.

         Repairs may range from a few thousand dollars (no piers) to $20,000 (piers) or more, depending upon the outcome of the Arbitration.


8135 Chestnut Barr - (Gomez)

         Original move-in 3-94.

         Attorneys are involved, and Binding Arbitration will occur soon.

         A minimal amount of differential foundation movement occurred. An investigation revealed that an incorrect plasticity index was used in the design criteria for the foundation, and the foundation was under-designed.

         When this was discovered, Rayco offered to repurchase the home.

         Mr. Gomez has asked for an exorbitant amount.


4819 Fern Lake - (Squyres)

         Original move-in 1-94.

         Differential foundation movement occurring. Plaintiff attorney involved. Rayco offered to repair or place Squyres into a new home and substitute the loan collateral.

         Plaintiff attorney to respond.

7959 D Real Road - (Lazarr)

         Original move-in 4-94. Custom home. Plaintiff attorney involved. Two-story brick home with brick mortar that may not meet hardness criteria. Also wind bracing issue.

         Original bricker no longer available.

         Repairs could range $4,000 - $15,000.


16614 Calico Creek - (Reilly)

         Original move-in 12-92. Old model. No plaintiff attorneys involved at this time.

         Significant foundation movement.  Rayco has offered to install piers.

         Repairs expected in the $7,000-8,000 range.

11222 Cedar Park - (Quintanilla)

         Original move-in 6-29-91.

         Significant foundation movement. Rayco has offered piers. Repairs expected in the $8,000-10,000 range. No plaintiff attorneys involved at this time.


9214 Roquefort - (Blanchard)

         Original move-in 6-93.

         Rayco has just been made aware of this situation and will investigate and respond. A Regional Customer Service Manager reports significant foundation movement.


         THE ABOVE SITUATIONS ARE ONES THAT WE ARE AWARE OF THAT ARE LIKELY TO RESULT IN REPURCHASE, RESCISSION, SUBSTITUTION OF COLLATERAL OR REPAIR EXPENSES EXCEEDING $5,000 IN 1996. THERE MAY BE OTHER SIMILAR SITUATIONS, WHICH WE ARE PRESENTLY UNAWARE OF, THAT MAY OCCUR IN 1996.

             REPAIR EXPENSES IN 1995 THAT EXCEEDED $5,000 ON A HOME

         Presently, Rayco does not track these expenses summarily. Copies of all repairs and invoices are kept in each individual house file. Expenses in excess of $5,000 in 1995 for repairs on a home could include homes that were built in 1995, or earlier. This includes thousands of homes.

         Subcontractors are held accountable for construction defects when possible. There are very few homes that the cost of repair exceeds $5,000.

         To the best of the Director of Customer Service's knowledge, $5,000 or more in repair costs was spent on only one home at the following address in 1995:

8207 Talkenhorn - (Patternson)

         Water seepage into the garage foundation occurred. Approximately $7,500 has been spent in evaluation and grading work to resolve this situation. There is a plaintiff attorney involved here. The customers want Rayco to buy their house.

         Binding Arbitration or a guarantee of market value may occur here.

                                     RAYCO
                            CONSTRUCTION LITIGATION


         Most of the soils in Bexar County are expansive. They experience volume changes that correlate in chances with the moisture content of the soils. These changes in volume may result in movement of the foundations which are supported by the soils. Some degree of movement of the foundation is expected and will occur.

         When the volume changes of the soils are uneven underneath the foundation, differential foundation movement may occur, which can place stress on the structure.

         Design engineers take into account the soil conditions when designing a foundation. Proper foundation maintenance, also, can minimize foundation movement. However, at times, a properly designed and maintained foundation may experience an unacceptable amount of differential movement.

         Rayco takes a proactive approach in educating its customers about foundation movement and the importance of maintenance. Relative to the number of homes constructed, the problems with foundation movement are minimal.

         Differential foundation movement is the most likely construction related issue to result in attorney involvement with the customer.

         Approximately two years ago, an agreement of Binding Arbitration to solve disputes was installed into the Rayco Purchase Agreement. It is expected this will expedite the resolution of disputes, and limit damages when Rayco is unable to reasonably satisfy the customer.

         Rayco makes a concerted effort to set customer expectations, respond fairly and avoid disputes.

                                   [SAMPLE]



                              HOME/RWC OF TEXAS

                 5300 Derry Street, Harrisburg, PA 17111-3598
                                 717-561-4480


                           LIMITED WARRANTY PROGRAM

               INSURER: WARRANTY UNDERWRITERS INSURANCE COMPANY



                        PLACE VALIDATION STICKER HERE

                                                                SUBJECT TO
                                                               CHANGE.  NO
                               WARRANTY INVALID                  WARRANTY
                             WITHOUT STICKER AND              WILL BE ISSUED
                           APPLICATION FOR WARRANTY             UNLESS THE
                                 FORM (#8316)                    BUILDER
                                                                 COMPLIES
                           [HOME/RWC OF TEXAS LOGO]              WITH ALL
                                                                 WARRANTY
                                                                 PROGRAM
                                                                STANDARDS.


Within six weeks after receiving this Warranty book, you should receive a validation sticker from the Administrator. If you do not, contact your BUILDER to verify the forms were properly processed and sent to the Adminstrator. You do NOT have a warranty without the validation sticker.

THIS LIMITED WARRANTY DOES NOT COVER CONSEQUENTIAL OR INCIDENTAL DAMAGES. LIABILITY UNDER THIS LIMITED WARRANTY IS LIMITED TO THE FINAL SALES PRICE LISTED ON THE APPLICATION FOR WARRANTY FORM.

THE BUILDER MAKES NO HOUSING MERCHANT IMPLIED WARRANTY OR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THE ATTACHED SALES CONTRACT OR THE WARRANTED HOME, AND ALL SUCH WARRANTIES ARE EXCLUDED, EXCEPT AS EXPRESSLY PROVIDED IN THIS LIMITED WARRANTY. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE FACE OF THIS LIMITED WARRANTY.

Some states do not allow the exclusion or limitation of incidental or consequential damages by the Builder so all of the above limitations or exclusions may not apply to you.

                                                                    HR #8320
                                                     (c) 1994 Harrisburg, PA
                                                                Rev. 9/24/94

                                   [SAMPLE]



                        [HOME/RWC OF TEXAS LETTERHEAD]


DEAR HOMEBUYER:

Congratulations on the purchase of your new home. This is probably the largest, most important single investment you've ever made and we wish you many years of enjoyment.

This limited warranty affords you protection for ten full years of home ownership. During the first two years, your Builder provides the warranty coverage described in this booklet. The warranty program stands behind your Builder and protects you in the event your Builder fails to perform. During the next eight years, your warranty protects your home against major structural defects as defined in the warranty.

Your warranty does contain certain exclusions and limitations. It is just as important for you to understand these exclusions/limitations as it is for you to understand your coverages.

Take a minute now to read this booklet in its entirety. This booklet defines the warranty's responsibilities to you and your responsibility to your home. It is vital that homeowners and condominium associations perform required maintenance. Without such maintenance this warranty will be voided. Your Builder or the Administrator's staff will be able to answer any questions you may have about the warranty or specific construction standards and how they apply to your home.

Again, congratulations and enjoy your new home!

Very truly yours,


HOME/RWC OF TEXAS

                                   [SAMPLE]


CONTENTS
-------------------------------------------------------------------------------

        INTRODUCTION
        -----------------------------------------------------------------------

        HOME OWNER MAINTENANCE FOR HOMES CONSTRUCTED ON ACTIVE SOILS
        -----------------------------------------------------------------------

        SECTION A. THE LIMITED WARRANTY PROGRAM
        -----------------------------------------------------------------------

        Protection Provided.................................................. 2

        Condominium Coverage - Common Elements .............................. 2

        Builder's Responsibility and Purchaser's Rights: Years One and Two .. 2

        Conditions Affecting Builder's and/or Insurer's Responsibilities
        for Warranty program and Purchaser's Rights ......................... 2

        How to Make a Warranty Claim; Dispute Settlement .................... 3

        Timing of Arbitration Actions ....................................... 5

        Role of Home/RWC of Texas ........................................... 5

        General Terms and Conditions Affecting This Agreement ............... 5

        SECTION B. DEFINITIONS AND EXCLUSIONS
        -----------------------------------------------------------------------

        Definitions ......................................................... 5

        Exclusions .......................................................... 6

        SECTION C. WARRANTY STANDARDS
        -----------------------------------------------------------------------

        Purpose of the Standards ............................................ 7

        Conditions Applicable ............................................... 7

        Additional Conditions: Purchaser's Responsibility ................... 8

        Standards Applicable During Year One Only ........................... 8

        Standards Applicable During Year One and Two ....................... 16

        Standards Applicable During Year Three Through Ten ................. 16

        SECTION D. ADDENDUMS AND APPENDIX
        -----------------------------------------------------------------------

        HUD/VA Addendum .................................................... 17

                                   [SAMPLE]

                           LIMITED WARRANTY PROGRAM

INTRODUCTION

HOME/RWC of Texas ("Administrator",) administers the limited warranty program as described in this Agreement. During the first two (2) years of this program, the Builder, as identified on the Application For Warranty Form, is the warrantor. The Builder has purchased warranty coverage from Warranty Underwriters Insurance Company ("Insurer") to benefit the Purchaser both by acting if the Builder fails to perform its obligations set forth herein and by providing Major Structural Defects warranty coverage, all as described in this Agreement. Section A describes the protection which this program affords to the Purchaser; Section B defines the terms used in this Agreement and sets forth the exclusions of the warranty; Section C sets forth warranty standards which will govern the interpretation and operation of this warranty.

THIS AGREEMENT INCLUDES PROCEDURES FOR INFORMAL SETTLEMENT OF DISPUTES, INCLUDING BINDING ARBITRATION, IN ACCORDANCE WITH THE PROCEDURES OF THE FEDERAL ARBITRATION ACT; SEE SECTIONS A.5.F.-G. ADDITIONAL INFORMATION MAY BE RECEIVED BY CALLING THE ADMINISTRATOR AT 717-561-4480. YOU SHOULD READ THIS AGREEMENT IN ITS ENTIRETY IN ORDER TO UNDERSTAND THE PROTECTION IT AFFORDS, THE EXCLUSIONS APPLICABLE TO IT, THE WARRANTY STANDARDS WHICH WILL GOVERN ITS INTERPRETATION AND OPERATION, AND THE PURCHASER'S RESPONSIBILITIES.

It should be understood by the Purchaser that every newly constructed home needs maintenance to prolong the life of your home. It is the Purchaser's responsibility, not the Builder's, to maintain the home. Regular maintenance includes such items as preserving soil drainage conditions, caulking, cleaning, resealing or repainting of finished surfaces as necessary, routine maintenance of mechanical systems, etc. Section C.4 describes many of these items in the comments section. In a condominium, the association has the same maintenance responsibilities for common elements. ANY DAMAGE OR DEFECT CAUSED OR WORSENED BY NEGLECT, ABNORMAL USE, OR IMPROPER MAINTENANCE AND OPERATION OF THE HOME, THE SURROUNDING LOT, OR THE COMMON ELEMENTS OF A CONDOMINIUM WILL NOT BE COVERED BY THIS AGREEMENT.

HOME OWNER MAINTENANCE FOR HOMES CONSTRUCTED ON ACTIVE SOILS

Soils having a high clay content can expand and contract when variations occur in the moisture content of the soils. Where seasonal moisture changes in the sub-surface soils are common, it is the responsibility of the homeowner to provide proper ongoing maintenance. Although foundations are specifically designed for soil conditions in each area, conditions may be encountered that were not revealed by sub-surface exploration and testing.

Additionally, improper homeowner maintenance can adversely affect the performance and structural integrity of any foundation constructed on active soils and void the warranty coverage. These post-construction practices are beyond the control of the design engineer and the Builder.

To minimize the probability of movement and displacement in the foundation caused by moisture content variations, the following post-construction maintenance and requirements must be executed. Failure to do so by the homeowner will void the warranty coverage provided by this Agreement.

1. A final grade certificate has been issued for the lot on which your home is located. This confirms that the final grade, as established by the Builder, meets the warranty requirements. The homeowner is responsible for maintaining such grades in accordance with the final grade certificate. The grade around the foundation shall be maintained by the homeowner in such a manner that surface drainage is away from the foundation, and shall not permit water to pond or become trapped in localized areas against the foundation as this can cause variations in moisture content that can damage the foundation.

2. Watering shall be done in a uniform systematic manner as equally as possible on all sides of the foundation to keep the soil moist, NOT SATURATED. Areas of soil that do not have ground cover may require more moisture as they are more susceptible to evaporation, causing a moisture content imbalance.

3. During extreme hot and dry periods, close observations should be made around the foundation to insure adequate watering is being provided, preventing soil from separating or pulling back from the foundation.

4. Gutters and downspouts shall be maintained to prevent injection of moisture into the soil from roof run-off in localized areas. Downspout extensions shall be maintained to discharge a minimum of five feet away from the foundation wall.

5. Studies show that trees planted within twenty (20) feet of the foundation can damage the structural integrity of the foundation. Trees planted in close proximity to the foundation can develop a root system which can penetrate beneath the foundation and draw moisture from the soil. Areas around trees will require more water in periods of extreme drought. If the homeowner plants a tree closer than twenty (20) feet to the foundation, warranty coverage may be affected. Precautionary measures such as the installation of a root shield or root injection system should be taken to maintain moisture equilibrium.

6. Placing flower gardens and beds or shrubs next to the foundation and watering these areas heavily will generally result in a net increase of the soil moisture content in that localized area. This may result in a soil expansion in that localized area of the foundation. The homeowner must maintain a balanced soil moisture content around the perimeter of the foundation.

                                   [SAMPLE]

SECTION A. THE LIMITED WARRANTY PROGRAM

The Builder is the warrantor during the first two years of this Agreement. The Insurer will perform the Builder's obligations hereunder during the first two years of this Warranty if the Builder fails to do so, and is the warrantor providing a major Structural Defect warranty as defined in Section B, during the third through tenth years of this Warranty. The Administrator will administer the limited warranty program for participating Builders and the Insurer. The Administrator is neither a warrantor nor the Insurer. The protection provided under the limited warranty program is automatically transferable to subsequent Purchasers during the ten year term of this Agreement.

1. PROTECTION PROVIDED

Subject to the exclusions set forth in Section B.2, the Limited Warranty program provides you with the following protection:

   a. YEAR ONE COVERAGE

   Commencing on the effective date of warranty as specified on the Application For Warranty Form, and subject to the terms and conditions listed herein, the Builder warrants that for a period of one year your home will be free from defects due to nonconformity with the warranty standards set forth in Section C of this Agreement. With respect to fixtures, appliances and items of equipment, the warranty is for one year or the manufacturer's written warranty, whichever is less.

   b. YEARS ONE AND TWO COVERAGE

   Commencing on the effective date of warranty as specified on the Application For Warranty Form, and subject to the terms and conditions listed herein, the Builder warrants that for a period of two years, your home will have no Major Structural Defects (as defined in Section B of this Agrement) and that certain portions of the cooling, heating, ventilating, electrical, and plumbing systems will be free from defects due to nonconformity with the warranty standards set forth in Section C.5 of this Agreement.

   c. YEARS THREE THROUGH TEN COVERAGE

   Commencing at the beginning of the third year following the effective date of warranty as specified on the Application For Warranty From, and subject to the terms and conditions listed herein, the Insurer will protect your home for a period of eight years against loss resulting from Major Structural Defects (as defined in Section B of this Agreement).

2. CONDOMINIUM COVERAGE - COMMON ELEMENTS

This Agreement shall only be applicable to warranted common elements. Warranted common elements are those portions of a condominium structure which serve two or more residential units, and are contained wholly within a residential structure. Warranty coverage for common elements shall be for the same periods and to the same extent as similar or comparable items in individual residential units. Examples of common elements which are covered by the warranty are hallways, meeting rooms and other spaces wholly within the residential structure and designated for the use of two or more units; and those portions of the electrical, heating, ventilating, cooling, and plumbing systems which serve two or more units. Examples of common elements which are not covered under this warranty agreement are club houses, recreational buildings and facilities, exterior structures, exterior walkways or any other non-residential structure which is a part of the condominium.

3. BUILDER'S RESPONSIBILITY AND PURCHASER'S RIGHTS:  YEARS ONE AND TWO

If a defect in your home arises due to nonconformity with the warranty standards during the first year of this Agreement, or if a covered defect in your home's cooling, ventilating, electrical, or plumbing systems arises due to nonconformity with the warranty standards during the first two years of this Agreement, the Builder will repair, replace, or pay you the reasonable cost of repairing or replacing the defective item; if a Major Structural Defect arises in your home during the first two years of this Agreement, the Builder will repair, replace, or pay you the reasonable cost of repairing or replacing the defective item, limited to such actions as are necessary to restore load-bearing capability to the load-bearing components of the home and to repair those elements of the home damaged by the Major Structural Defect which make the home physically unsafe.

4. CONDITIONS AFFECTING BUILDER'S AND/OR THE INSURER'S RESPONSIBILITIES FOR WARRANTY PROGRAM AND PURCHASER'S RIGHTS

In each instance, the Builder's and/or the Insurer's responsibilities for warranty coverage under this program are subject to the following.

   a. In the event of a warranty claim, the decision of whether to repair or replace a defective item, or to pay you the reasonable cost of repair or replacement, is solely the Builder's or the Insurer's, as applicable.

   b. The Builder's and the Insurer's aggregate total liability for all claims made during the term of this Limited Warranty Agreement is limited to and shall not exceed the sale price listed on the Application For Warranty Form.

   c. In the first two years, if the Builder does not fulfill its obligations under this Agreement, the Insurer will be responsible for the Builder's obligations, subject to a one-time deductible of $250. In years 3 to 10, the Insurer's liability is subject to a deductible of $500.00 per claim. In the case of the common elements of a condominium, at all times, the deductible shall be $250 per unit affected by the common elements defect, up to a maximum aggregate total of $5,000.00 per free standing residential structure.

   In each instance, the deductible must be paid by you prior to repair or replacement by the Insurer. In the event of a cash payment in lieu of repairs, the deductible will be subtracted from the cash payment.

   d. Actions taken to cure defects will not extend the period of coverage specified in this Agreement.

   e. When the Builder or the Insurer finishes repairing or replacing a defective item, or prior to paying you the reasonable cost of doing so, you must sign and deliver to the Builder or the Insurer, as the case may be, a full and unconditional release, in recordable form, of all legal obligations with respect to the defect, any conditions arising from the defect or any repair of the defect. Provided that if the Builder or the Insurer repairs or replaces a defective item, the repairs or replacement item will continue to be covered by this warranty.

   f. In the event the Builder or the Insurer repairs or replaces, or pays you the reasonable cost of the repair or replacement of any defective item covered by this Agreement, the Builder and the Insurer shall be subrogated to all of your rights of recovery therefore against any person or entity (including the Builder if its obligations hereunder have been performed by the Insurer), and you agree to execute and deliver any and all instruments and papers and to take any and all other actions necessary to secure such rights, including, but not limited to, assignment of the proceeds of any other insurance or warranties to the Builder or the Insurer, as appropriate. You shall do nothing to prejudice such rights of subrogation.

   g. This Agreement provides coverage only in excess of coverage provided by other warranties or insurance, whether collectible or not.

   h. If a claim under this Agreement involves a common element in a condominium, the claim may be made only by an authorized representative of the condominium association. However, if the Builder retains a voting interest in the association of more than 50%, the claim may be made by unit owners representing 10% of the voting interests in the association.

   If a claim under this Agreement involves a common element affecting multiple units, and all affected units are not warranted by the Limited Warranty Program, the Insurer's liability shall be limited to only those units warranted by the Insurer. The Insurer's limit of liability shall be prorated based upon the number of units warranted by the Insurer.

   i. Notwithstanding anything to the contrary contained in this Agreement, if a claim is resolved by the payment of cash, in lieu of repair or replacement, the payment shall be made to or on behalf of you and any mortgagees (or their successors), as your interests may appear, provided neither the Builder nor the Insurer shall have any obligation to make payment jointly to the Purchaser and mortgagee, where the mortgagee has not notified the Insurer in writing of its security interest in the home prior to the payment of the claim. A mortgagee shall be completely bound by any agreement or conciliation accepted by the Purchaser or arbitration relating to a claim hereunder.

   j. If a Major Structural Defect (as defined in Section B of this Agreement) arises in your home during years three through ten of this Agreement, the Insurer, at its sole option, will repair or replace, or pay you the reasonable cost of repairing or replacing, the defective item. The responsibilities of the Insurer as set forth herein, will be limited to such actions as are necessary to restore load-bearing capability to the load-bearing component of the home and to repair those elements of the home damaged by the Major Structural Defect which make the home physically unsafe.

5. HOW TO MAKE A WARRANTY CLAIM; DISPUTE SETTLEMENT

   a. Carefully read and review this Agreement and the standards contained herein to determine whether the defect is covered.

   b. NOTICE TO YOUR BUILDER AND THE INSURER FOR DEFECTS ARISING IN YEARS 1 AND
   2

   If you have a complaint which you believe is covered by this Agreement and it arises during the first two years of this Agreement, you must send a notice to the Builder which is clear and describes the defect in reasonable detail.

   Written notice of a defect covered during years one and two must be received by the Builder no later than seven (7) calendar days following the expiration of the applicable warranty period. If notice to the Builder does not result in satisfaction within a reasonable time, written notice must be given to HOME/RWC of Texas, as the Administrator, at 5300 Derry Street, Harrisburg, Pennsylvania 17111-3598 ATTN - Construction Claims. The notice must describe each defect in reasonable detail and must be forwarded by Certified Mail, Return Receipt Requested. The Administrator shall have the responsibility to notify Warranty Underwriters Insurance Company, "Insurer", of the claim.

   c. NOTICE OF MAJOR STRUCTURAL DEFECT CLAIM ARISING IN YEARS 3 THROUGH 10

   If you have a claim as a result of a major structural defect occuring during the third through tenth year of this Agreement, you must notify the Administrator of this Agreement, who will investigate the claim. All such claims must be presented in writing to HOME/RWC of Texas, at 5300 Derry Street, Harrisburg, Pennsylvania 17111-3598 ATTN - Construction Claims, by Certified Mail, Return Receipt Requested within a reasonable time after the major structural defect arises but in no event later than thirty (30) days after the expiration of the term of this Agreement. Claims received after that period will not be honored. Any such notice must describe the defect in reasonable detail.

   d. CONTENT OF TIMING OF NOTICE TO HOME/RWC OF TEXAS

   PLEASE NOTE THAT HOME/RWC OF TEXAS MUST RECEIVE A WRITTEN NOTICE OF CLAIM WITHIN THIRTY DAYS AFTER THE EXPIRATION OF THE APPLICABLE WARRANTY PERIOD. FOR EXAMPLE, IF THE DEFECT IS ONE WHICH IS COVERED UNDER THE THE BUILDER'S ONE-YEAR WARRANTY PERIOD, NOTICE MUST BE RECEIVED BY HOME/RWC OF TEXAS WITHIN THIRTY DAYS OF THE END OF THE FIRST YEAR, OR THE NOTICE WILL NOT BE HONORED. NOTICE TO THE BUILDER DOES NOT CONSTITUTE NOTICE TO HOME/RWC OF TEXAS, NOR WILL IT BE DEEMED TO EXTEND APPLICABLE COVERAGE PERIODS. THIS NOTICE MUST CONTAIN THE FOLLOWING INFORMATION:

      (1) THE ENROLLMENT NUMBER AND EFFECTIVE DATE OF WARRANTY. IF UNKNOWN, THE HOMEOWNER WILL BE ASSESSED A $25.00 SEARCH FEE WHICH SHOULD BE INCLUDED WITH YOUR NOTICE;

                                   [SAMPLE]


      (2) THE BUILDER'S NAME AND ADDRESS;

      (3) YOUR NAME, ADDRESS, AND PHONE NUMBER (BOTH HOME AND WORK);

      (4) A REASONABLY SPECIFIC DESCRIPTION OF THE DEFECT(S);

      (5) THE PAGE AND SECTION NUMBER OF THIS AGREEMENT CONTAINING THE APPLICABLE WARRANTY STANDARD(S); AND

      (6) A COPY OF YOUR WRITTEN NOTICE TO THE BUILDER (IF THE CLAIM AROSE DURING YEARS 1 AND 2).

   e. 30 DAYS RESPONSE

   You have an obligation to cooperate with the Administrator's inspection and investigation of your claim. From time to time, the Administrator may request information from you regarding your claim. Failure by you or your appointed representative to respond with the requested information within 30 days of the date of request will result in the closing of your claim file.

   f. INSPECTION AND MEDIATION

   During the first thirty days following HOME/RWC OF TEXAS' receipt of proper notice of a defect, HOME/RWC OF TEXAS will review and mediate the claim by communicating with the Builder, you and any other individuals or entities who HOME/RWC OF TEXAS believes possesses relevant information. If, after thirty days, HOME/RWC OF TEXAS has not been able to successfully mediate the claim, or at any earlier time when HOME/RWC OF TEXAS believes that the Builder and you are at an impasse, then HOME/RWC OF TEXAS will notify you that your claim is an "unresolved dispute".

   HOME/RWC OF TEXAS, at any time following the receipt of proper notice of your claim, may schedule an inspection of the defect. You must provide HOME/RWC OF TEXAS reasonable access for any such inspection as discussed in sub-paragraph (h.) below.

   Where a claimed defect is filed that cannot be observed or determined under normal conditions, it is the homeowner's responsibility to substantiate that the condition does exist. Any cost involved shall be paid by the owner, and if properly substantiated, reimbursement shall be made by your Builder or WPIC, whichever is liable for the claim.

   g. BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT

   Any "unresolved dispute" (defined below) that you may have with the Builder, the Administrator or the Insurer shall be submitted to binding arbitration governed by the procedures of the Federal Arbitration Act, 9 U.S.C. 1 et. seq. Copies of this Act are available from the Administrator. You commence the arbitration process by giving the Administrator written notice of your demand for Arbitration of an unresolved dispute. The dispute will be submitted to the American Arbitration Association, or such other independent arbitration service as is agreeable to the Administrator and you (herein referred to as Arbitrator) within 20 days after the Administrator's receipt of your notice of demand for Arbitration. If you submit a demand for Arbitration, you must pay the Arbitrator's filing fee prior to the matter being referred to the Arbitrator. The Arbitrator shall have the power to award the cost of this fee to you or to split it among the parties to the Arbitration. The Arbitration shall be conducted in accordance with the Arbitrator's rules and regulations to the extent that they are not in conflict with the Federal Arbitration Act. As used herein, the term "unresolved dispute" shall mean all claims, demands, disputes, controversies, and differences that may arise between the parties to this Agreement of whatever kind or nature, including without limitation, disputes: (1) as to events, representations, or omissions which pre-date this Agreement; (2) arising out of this Agreement or other action performed or to be performed by the Builder, the Administrator or the Insurer pursuant to this Agreement; (3) as to repairs or warranty claims arising during the term of this Agreement; and/or (4) as to the cost to repair or replace any defect covered by this Agreement.

   Either party may, within one year after an arbitration award, apply to the U.S. District Court in which the home is situated, to confirm the award.
   The forwarding of a written demand for arbitration shall toll the running of any applicable statute of limitations for the matter to be arbitrated. THE DECISION OF THE ARBITRATOR SHALL BE FINAL AND BINDING UPON ALL PARTIES.

   Inasmuch as this Agreement provides for mandatory arbitration of disputes, if any party commences litigation in violation of this Agreement, such party shall reimburse the other parties to the litigation for their costs and expenses including attorneys' fees incurred in seeking dismissal of such litigation.

   The Builder or the Insurer shall have 60 days after receipt of the arbitration award in which to comply with the arbitrator's decision. Repairs will be commenced as soon as possible and will be completed within 60 days with the exception of any seasonal repairs or items that would reasonably take more than 60 days to complete. The Builder will complete such repairs or replacement with diligence but without the necessity of incurring overtime or weekend expenses.

   h. RIGHT OF ACCESS

   You must provide the Builder, or if applicable, the Insurer, with reasonable weekday access during normal business hours in order to perform its obligations. Failure by you to provide such access to the Builder or the Insurer may relieve the Builder or the Insurer of its obligations under this Agreement.

   i. ADDITIONAL PROTECTION:  THE INSURER

   If the Builder does not fulfill its obligations under this Agreement, the Insurer will be responsible for the Builder's obligations, subject to a one-time deductible as described in Section A.4.c.

                                   [SAMPLE]

6. TIMING OF ARBITRATION ACTIONS

This Agreement provides a procedure for you to give notice to both the Builder and the Insurer of potential claims, to have an inspection at no cost to you, and to give the Builder or the Insurer, as appropriate, an opportunity to fulfill their obligations hereunder. If you institute arbitration proceedings against the Builder or the Insurer for any obligation arising or claimed to have arisen under this Agreement prior to giving the Builder or the Insurer the proper notices and opportunities to cure provided under this Agreement, you agree to indemnify the Builder and the Insurer, as appropriate, for all costs and expense of such arbitration, including reasonable attorneys' fees, regardless of whether you have an otherwise legitimate claim under this Agreement. In the event you strictly follow the procedures provided in this Agreement and you commence arbitration proceedings, alleging that the Builder or the Insurer failed to honor their obligations hereunder, the arbitrator or court shall have the authority to award costs, including reasonable attorney's fees and expert fees, to the substantially prevailing party in such arbitration. In no event shall the Administrator or the Insurer have any obligation to reimburse you if the Builder fails to pay to you arbitration costs which may be awarded to you hereunder.

7. ROLE OF HOME/RWC OF TEXAS

The Administrator of this Warranty Agreement is neither a warrantor nor an insurer. In the event you commence any legal action against the Administrator, in its individual capacity, you agree to reimburse the Administrator for all costs and expenses of arbitration, including reasonable attorney's fees, unless such arbitration arises out of an independent wrongful action of the Administrator.

8. GENERAL TERMS AND CONDITIONS AFFECTING THIS AGREEMENT

The following terms and conditions of general applicablity will govern the interpretation and operation of this Agreement:

   a. The Builder must assign to you all manufacturers' warranties on products included in the sale price of your home.

   b. This Agreement is separate and apart from and cannot be affected by your contract with the Builder. It cannot be altered or amended in any way by any other agreement which you may have.

   c. If the Builder fails to complete items of work, in order to maintain the Insurer's coverage, it is Purchaser's responsibility to take reasonable steps to complete such items where the failure to do so may lead to structural damage. The warranty period for any item completed after the Effective Date shall be deemed to have commenced on the Effective Date.

   d. All notices required under this Agreement must be in writing and sent by certified mail, postage prepaid, to the recipient's address shown on the Application For Warranty Form, or to whatever other address the recipient may designate in writing.

   e. Should any provision of this Agreement be determined by a court of competent jurisdiction to be unenforceable, that determination will not affect the validity of the remaining provisions.

   f. This Agreement is binding on the Builder and the Purchaser, his heirs, executors, administrators, successors and assigns.

   g. This Agreement shall be interpreted and enforced in accordance with the laws of the state in which the home is located.

   h. This Agreement cannot be modified, altered or amended in any way except by a formal written instrument signed by all of the parties hereto.

   i. If performance by the Builder or the Insurer of any of their respective obligations under this Agreement is delayed by an event not resulting from their own conduct, such performance will be excused until the delaying effects of the event are remedied. Such events include acts of God or the common enemy, war, riot, civil commotion or sovereign conduct, or acts or omissions by the Purchasers or any other person, not a party to this Agreement.

   j. Whenever appropriate, it is intended that the use of one gender in this Agreement includes all genders and use of the singular includes the plural.

SECTION B. DEFINITIONS AND EXCLUSIONS

1. DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings set forth herein:

   a. Purchaser: The Purchaser shall include the first Purchaser of the home under this Agreement and any and all successors in title, lessees having a leasehold interest in the home of at least fifty years, and a mortgagee in possession of the home. With respect to condominium common elements, the Homeowner's Association is the purchaser.

   b. Builder: The person, corporation, partnership, or other entity which is a participating member of this Warranty Program and which obtained this Agreement for the Purchaser.

   c. Effective Date of Warranty: The date specified on the Application For Warranty Form.

   d. Home: A single family dwelling, a two-or-more unit structure which may be conveyed as a single unit, and the common elements which comprise the building in which a condominium unit is situated and which it shares in common with other units in the building.

   e. Major Structural Defects (MSD): All of the following conditions must be met to constitute a Major Structural Defect:

      (1.) Actual physical damage to one or more of the following specified load bearing segments of the home;

      (2.) Causing the failure of the specific major structural components; and

      (3.) Which affects its load-bearing function to the degree

                                   [SAMPLE]

   that it materially affects the physical safety of the occupants of the home:

   Load-bearing components of the home deemed to have MSD potential:

      (i) roof framing members (rafters and trusses);
      (ii) floor framing members (joists and trusses);
      (iii) bearing walls;
      (iv) columns;
      (v) lintels (other than lintels supporting veneers);
      (vi) girders;
      (vii) load-bearing beams; and
      (viii) foundation systems and footings.

   Examples of non-load-bearing elements which will be deemed not to have Major Structural Defect potential are:

      (i) non-load-bearing partitions and walls;
      (ii) wall tile or paper, etc.;
      (iii) plaster, laths, or dry wall;
      (iv) flooring and subflooring material;
      (v) brick, stucco, stone, or veneer;
      (vi) any type of exterior siding;
      (vii) roof shingles, sheathing, and tar paper;
      (viii) heating, cooling, ventilating, plumbing, electrical, and mechanical systems;
      (ix) appliances, fixtures, or items of equipment; and
      (x) doors, trim, cabinets, hardware, insulation, paint, and stains.

   f. Cooling, Ventilating, and Heating Systems: All ductwork, refrigerant lines, steam and water pipes, registers, convectors, and dampers.

   g. Plumbing Systems: All pipes (supply and waste) and their fittings, as well as gas supply lines and vent pipes located within the home.

   h. Electrical Systems: All wiring, electrical boxes, and connections, up to the public utility connection.

   i. Fixtures, Appliances and Items of Equipment, including Attachments and
   Appurtenances: Water heaters, pumps, stoves, refrigerators, compactors, garbage disposals, stoves and ranges, dishwashers, washers and dryers, bathtubs, sinks, commodes, faucets and valves, lights and fixtures, switches, outlets, circuit breakers, thermostats, furnaces and oil tanks, humidifiers, oil purifiers, ventilating fans, air conditioning material, in-house sprinkler systems, and similar items.

   j. Administrator: HOME/RWC of Texas

   k. Warrantor: The Builder in years one and two and Warranty Underwriters Insurance Company "Insurer" in years three through ten.

2. EXCLUSIONS

The following are not covered under this Agreement (by the Builder or the Insurer):

   a. Failure of the Builder to complete construction of the home or any part of the home on or before the Effective Date or damages arising from such failure. An incompleted item is not considered a defect hereunder, although the Builder is otherwise obligated to complete such items.

   b. Any defect which does not result in actual physical damage or loss.

   c. All consequential damages including, but not limited to, damage to the home that is caused by a covered defect but is not itself a covered defect and costs of shelter, transportation, food, moving, storage, or other incidental expenses related to relocation during repairs.

   d. Personal property damage or bodily injury.

   e. Any claim reported to the Insurer after an unreasonable delay or later than thirty days after the expiration of the applicable warranty period.

   f. Loss or damage caused to the home, persons or property directly or indirectly by insects, birds, vermin, rodents, or wild or domestic animals.

   g. Any loss or defect which arises while the home is used primarily for nonresidential purposes.

   h. Loss or damage caused by soil movement, including subsidence, expansion or lateral movement of the soil (excluding flood and earthquake) which is covered by any other insurance or for which compensation is granted by legislation.

   i. Normal deterioration or normal wear and tear.

   j. Any deficiencies in or damage caused by material or work supplied by anyone other than the Builder or its employees, agents, or subcontractors, including but not limited to the items listed as additional exclusions on the Application For Warranty Form.

   k. Damages or losses not caused by a defect in construction of the home by the Builder or its employees, agents, or subcontractors, but resulting instead from acts or omissions of the Purchaser, his agents, employees, licensees, invitees, accidents, riots, civil commotion, nuclear hazards, acts of God or nature, fire, explosion, blasting, smoke, water escape, windstorms, hail, lightning, falling trees, aircraft, vehicles, flood, mud slides, sinkholes, faults, crevices, earthquake, including land shock waves or tremors before, during or after a volcanic eruption.

   l. Loss or damage resulting from Purchaser's or condominimum association's failure to perform routine maintenance.

   m. Loss or damage resulting from the Purchaser's failure to minimize or prevent such loss or damage in a timely manner provided that Purchaser knew or reasonably should have known, that such damage or loss might occur or worsen.

   n. Loss or damages to or resulting from defects in outbuildings.

                                   [SAMPLE]

   including, but not limited to detached carports, except outbuildings which contain plumbing, electrical heating, cooling or ventilation systems serving the home (a fence, utility line or similar union shall not cause an outbuilding to be considered attached), site located swimming pools and other recreational facilities; driveways; walkways; patios not structurally attached; boundary and retaining walls, bulkheads; fences; landscaping (including sodding, seeding, shrubs, trees and plantings) french drains; septic systems; off-site improvements; or any other improvements not a part of the home itself.

   o. Following the first year of this Agreement, loss or damage resulting from concrete floors of basements and attached garages and chimneys which are constructed separate from foundation walls or other structural elements of the home.

   p. Loss or damage to real property which is not part of the home (land is not considered part of the home) covered by this Agreement and which may or may not be included in the final Sales Price listed on the Application For Warranty Form.

   q. Loss or damage resulting from, or made worse by, changes in the grading of the property surrounding the home by anyone except the Builder or its employees, agents or subcontractors, or changes in the grading or drainage resulting from erosion or subsidence.

   r. Loss or damage resulting from, or made worse by, modifications or additions to the home, or property under or around the home, made after commencement of the term of this Agreement (other than changes made in order to meet the obligations of this Agreement).

   s. Loss or damage resulting from, or made worse by dampness, condensation or heat build-up caused by the failure of the Purchaser to maintain proper ventilation.

   t. Any defect, damage or loss which is caused or made worse by failure of the Purchaser to notify the Builder or the Administrator, as applicable, of any defect within a reasonable period of time.

   u. Any defect, damage, or loss which is caused or made worse by failure by anyone other than the Builder or its agents, employees, or subcontractors to comply with the manufacturers' warranty requirements concerning appliances, fixtures or items of equipment.

   v. Loss or damage resulting from, or made worse by, negligent maintenance or operation of the home and its systems by anyone other than the Builder or its employees, agents, or subcontractors.

   w. Following the first year of this Agreement, any deficiencies in fixtures, appliances, and items of equipment whether or not components of the cooling, ventilating, heating, electrical, plumbing or in-house sprinkler systems. During the first year of this agreement, coverage on fixtures, appliances, and items of equipment (including attachments and appurtenances) is for one year or the manufacturer's written warranty period, whichever is less. Damage caused by improper maintenance or operation, negligence, or improper service of such systems by the Purchaser or its agents will not be covered by this Agreement.

   x. Loss or damage resulting from a condition not resulting in actual physical damage to the home, including uninhabitability or health risk due to the presence or consequences of insects, unacceptable levels of radon, formaldehyde, carcinogenic substances, or other pollutants and contaminants; or the presence of hazardous or toxic materials.

   y. Loss or damage caused directly or indirectly by flood, surface water, waves, tidal water, overflow of a body of water, or spray from any of these (whether or not driven by wind), water which backs up from sewers or drains, changes in the water table which were not reasonably foreseeable, or water below the surface of the ground (including water which exerts pressure on or seeps or leaks through a building, sidewalk, driveway, foundation, swimming pool, or other structure) wetlands, springs or aquifers.

   z. Violations of applicable building codes or ordinances unless such violation results in a defect which is otherwise covered under this agreement. Under such circumstances, the obligation of the Insurer under this agreement shall only be to repair the defect, but not to restore or bring the home to conform to code.

   aa. Any loss or damage resulting from the weight and/or performance of any type of waterbed or any other furnishings excessive in weight for which the home was not designed.

-------------------------------------------------------------------------------
SECTION C. WARRANTY STANDARDS

1. PURPOSE OF THE STANDARDS

This section establishes the standards by which it will be determined whether your home has a problem which is covered by this Agreement and the obligation of the Builder or the Insurer to correct those defects. Where specific standards and obligations are not set forth, the standard shall be the accepted industry practice for workmanship and materials.

2. CONDITIONS APPLICABLE

Your Builder warrants that it has constructed your home in compliance with local building codes as well as one of the following model codes accepted by the Administrator. In the event that your home is not constructed in accordance with one of the following accepted model codes then the Builder shall have full responsibility for warranty claims arising from such noncompliance for the full ten-year

                                   [SAMPLE]

period. If the Builder fails to perform, the Insurer will repair or pay the cost of repair of defects otherwise covered by this agreement, but will be under no obligation to cause the home to conform to code. The codes acceptable to the Administrator include the following:

          Building Code                    Mechanical Code                  Plumbing Code                 Electrical Code
o CABO 1 & 2 Family Dwelling Code   o  BOCA National Mechanical Code   o  BOCA National Plumbing Code   o  National Electrical Code
o BOCA National Building Code       o  Uniform Mechanical Code         o  Uniform Plumbing Code
o Standard Building Code            o  Standard Mechanical Code        o  Standard Plumbing Code
o Uniform Building Code


3. ADDITIONAL CONDITIONS: PURCHASER'S RESPONSIBILITY

The applicability of warranty coverage is conditioned upon the purchaser's proper maintenance of the home, common elements, and surrounding property to prevent damage due to neglect, abnormal use or improper maintenance.

4. STANDARDS APPLICABLE DURING YEAR ONE ONLY

          Potential Problems                              Comments                                   Builder's Obligation
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                      a. MASONRY AND CONCRETE
-----------------------------------------------------------------------------------------------------------------------------------
1. Concrete Foundation Wall Cracks          Shrinkage or settlement cracks are common    Any cracks greater than 1/8 inch in width
                                            and should be expected within certain        will be repaired by surface patching or
                                            tolerances.                                  pointing; Builder is not responsible for
                                                                                         color variations. Any cracks greater than
2. Cracks in block or veneer walls          Settlement cracks are common and should      3/8 inch in width will be repaired by
(blocks, bricks and mortar joints)          be expected within certain tolerances.       surface patching or pointing; Builder will
                                                                                         not be responsible for color variations
                                                                                         Any cracks greater than 1/4 inch in width
                                                                                         or 1/8 inch in vertical displacement will
3. Cracks in concrete basement floors       Shrinkage (hairline) cracks are common       be repaired by surface patching or other
                                            and should be expected within certain        remedies.
                                            tolerances.

4. Vertical or horizontal movement of       Concrete floor slabs are engineered to       None.
concrete floor slabs at joints              move at expansion and contraction joints.

5. Cracks in attached garage slab           Shrinkage cracks are common and should be    Cracks exceeding 1/4 inch in width or 1/4
                                            expected within certain tolerances.          inch in vertical displacement will be
                                                                                         repaired by patching or other remedies.
6. Concrete floors in rooms designed for    Slopes purposefully created for drainage     If the uneveness exceeds 1/4 inch in a
living having pits, depressions or          are not covered.                             32 inch measurment, it will be corrected.
uneveness

7. Concrete slab cracks which cause                            * * *                     The problem will be corrected so that the
finished floor coverings to rupture                                                      defect is not readily noticeable.

8. Powdering, scaling or pitting of         If the problem is caused by erosion due to   If the deterioration occurs under normal
concrete (aggregate showing or loose)       salt, chemicals or unusual weather, the      use and conditions, the Builder will
                                            Builder is not responsible.                  repair it.
9. Vertical or horizontal separation of     Minor separation is normal as is minor       Separation of more than 1 inch will be
stoops away from the house                  puddling of rain water.                      repaired as will excessive water puddling.


-----------------------------------------------------------------------------------------------------------------------------------
                                                    b. LOT GRADING AND DRAINAGE
-----------------------------------------------------------------------------------------------------------------------------------
1. Ground settlement around foundation,     Ground settlement should not disrupt water   If the final grading was performed by the
utility trenches, or other filled areas.    drainage away from the house, although       Builder, he will replace fill in
                                            settlement around the foundation, at         excessively settled areas only once.
                                            utility tranches and other filled areas of
                                            up to 6 inches should be expected. In all
                                            cases, the purchaser is responsible for the
                                            removal and replacement of shrubs, grass, etc.


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
          Potential Problems                              Comments                                   Builder's Obligation
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
2. Improper grades and swales which         After normal rainfall, water should not      The Builder is responsible for
cause standing water and affects the        stand in the yard for more than 24 hours     establishing the proper grades and swales;
drainage in the immediate area              nor 48 hours in swales. No decision          after that, the purchaser is responsible
surrounding the home which may affect       regarding coverage will be made while        for maintaining them.
the foundation.                             frost or snow or saturation exist on the
                                            ground.
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                                                    c. FOUNDATION WATERPROOFING
-----------------------------------------------------------------------------------------------------------------------------------
1. Water leading into basement              Dampness of floors and walls is common       Actual leakage of water (actual
                                            and not covered by this warranty. The        flow and accumulation) into the
                                            Builder will not be responsible if the       basement will be corrected.
                                            cause is improper landscaping,
                                            maintenance or negligence by the
                                            purchaser.
2. Inadequate ventilation of crawl          Adequate ventilation of the space            The Builder shall correct to meet
spaces.                                     between the bottom of the floor joists       warranty standard.
                                            and the earth under the building is
                                            important to minimize vapor build-up
                                            in the crawl space area. This
                                            ventilation may be provided by a
                                            sufficient number of ventilation
                                            openings, or other approved method
                                            of ventilation.  The minimum net
                                            area of ventilation openings shall not
                                            be less than one square foot for each
                                            150 square feet of crawl space area
                                            where the ground surface does not have
                                            an approved vapor barrier has been
                                            installed, or one square foot for each
                                            1500 square feet of crawl space area
                                            where an approved vapor barrier has been
                                            installed. There shall be one such
                                            opening within three feet of each corner
                                            of the crawl space wall.
3. Condensation on walls, joists, support   The movement of water vapor from the         None.
columns and other components of the crawl   ground below a foundation (including
space, basement or cellar.                  crawl spaces, basements and cellars
                                            may cause the introduction of large
                                            amounts of water by evaporation from the
                                            ground. These conditions are beyond the
                                            Builder's control. Excessive vapor
                                            build-up may cause condensation on the
                                            structural components of the foundation.
                                            Maintaining adequate ventilation and
                                            moisture control is considered as
                                            routine maintenance and is the
                                            responsibility of the purchaser.
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                                                      d. CARPENTRY (ROUGH-IN)
-----------------------------------------------------------------------------------------------------------------------------------
1. Walls which bulge, bow or are            All interior and exterior framed walls       The Builder will correct to meet
out-of-plumb                                have minor differences. Walls which          warranty standard.
                                            bulge or bow in excess of 1/4 inch
                                            within a 32 inch measurement (floor to
                                            ceiling or wall to wall) is a defect.
                                            Walls which are out of plumb in
                                            excess of 3/4 inch within a vertical
                                            measurement of eight feet is a defect.
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
          Potential Problems                              Comments                                   Builder's Obligation
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
2.  Floor squeaks or subfloor appears       A squeak proof floor cannot be assured.      For large areas of floor squeaks or floor
    loose.                                  Floor squeaks and loose sub-flooring are     squeaks caused by a defective floor joist,
                                            often temporary and passing conditions,      the Builder will correct within reasonable
                                            caused by lumber shrinkage or temperature    repair capability. Where a finished ceiling
                                            changes. An isolated floor squeak is not     exists under the floor, the corrective work
                                            a defect, unless caused by a defective       may be attempted from the floorside. Where
                                            floor joist in the system. A large area of   Where necessary, remove the finish floor
                                            floor squeak which is noticeable, loud       material to make the repair and reinstall.
                                            and objectionable is a defect.
3.  Uneven wood framed floors.              Uneven floor joists causing high or low      The Builder will correct to meet the war-
                                            areas exceeding 1/4 inch within a 32 inch    ranty standard.
                                            distance, measuring perpendicular to the
                                            high or low area, is a defect. Floor slope
                                            which exceeds 1/240 of the width or length
                                            within a room, measured in the direction of
                                            the slope, is a defect. Example, the slope
                                            in a room ten feet wide may not exceed 1/2
                                            inch.
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                                                          e.  INSULATION
------------------------------------------------------------------------------------------------------------------------------------
1.  In adequate insulation                  This warranty assures that your insulation   Builder will install sufficient insulation
                                            will meet the applicable energy code re-     to meet the applicable code requirements.
                                            quirements. If your contract with your
                                            Builder provided for additional insulation,
                                            that is a matter between you and him and is
                                            not covered by this agreement.
2.  Air infiltration from electrical        Electrical connection boxes are backed by    None.
    outlets                                 the exterior wall, which may cause air
                                            infiltration. This is common in new con-
                                            struction.
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                                                            f.  ROOFING
------------------------------------------------------------------------------------------------------------------------------------

1.  Roof Leaking                            The roof should not leak and no leaks        All roof and flashing leaks not caused by
                                            should arise from flashings, except where    snow and ice buildup or other neglect by
                                            snow and ice are allowed to build up. Pre-   the purchaser will be required. The
                                            vention of snow and ice buildup is the       Builder is not responsible for color
                                            purchaser's responsibility.                  variations.
2. Leaks in gutters and downspout           Gutters and leaders should not leak. How-    Leaks not caused by purchaser's neglect
   leaders                                  ever, during heavy rains, overflow should    will be repaired.
                                            be expected. The purchaser is responsible
                                            for keeping the gutters and leaders open
                                            and free from debris.
3.  Water stays in gutters                  Purchaser is responsible for keeping gut-    Builder will repair so that if free from
                                            ters and leaders open and free from          debris, the standing water depth will not
                                            debris.                                      exceed 1 inch.
4. Insufficient attic or roof               Attic spaces shall have adequate ventila-    Builder will correct to meet the warranty
   ventilation                              lation. This may be accomplished by pro-     standard.
                                            viding a natural ventilation area equal to
                                            1/150 of the attic area. When an accepted
                                            vapor barrier is installed on the warm side
                                            of the ceiling, net free cross-ventilation
                                            area may not be less than 1/300 of the
                                            attic area to be ventilated. The net free
                                            cross-ventilation area may not be less than
                                            1/300 of the attic area required to be
                                            ventilated when at least 50% of the required
                                            ventilating area is
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
          Potential Problems                              Comments                                   Builder's Obligation
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
                                            provided by ventilators located in the
                                            upper portion of the space to be
                                            ventilated and at least 3 feet above eave
                                            or cornice vents, with the balance or the
                                            required ventilation to be provided by
                                            eave or cornice vents.
5. Leakage of elements through attic        Even when properly installed, wind-          If leakage is due to poor workmanship or
louvers, vents, including ridge and         driven snow and rain may enter through       materials, the Builder will correct.
soffit vents.                               vents. This is not a defect.
------------------------------------------------------------------------------------------------------------------------------------
                                                      g. SIDING AND CAULKING
------------------------------------------------------------------------------------------------------------------------------------
1. Exterior trim poor workmanship.          Separation at joints in the exterior trim,   The Builder will correct by caulking
                                            and between the trim and the surfaces of     or other methods.
                                            exterior siding or masonry should not
                                            exceed 3/8 inch. Siding, trim and masonry
                                            must be capable of excluding the elements.
2. Wall leaks due to caulking shrinkage     All caulking shrinks and replacement is      All junctions and separations of wall
                                            a purchaser's maintenance item.              surfaces will be recaulked once to
                                                                                         prevent water leakage.
3. Exterior joint separation of siding,     Loose siding due to improper installation,   The Builder will correct to meet
delamination of veneer siding or loose      or separation or delamination due to         warranty standards. Exact match cannot
siding.                                     improper workmanship and materials is a      be assured. The Builder is not
                                            defect. Separated, loose or delaminated      responsible for discontinued colors,
                                            siding due to improper maintenance is        styles or textures. The Builder will
                                            not a defect.                                match as closely as possible.
4. Paint or stain peels or fades            Exterior paints and stains should not        The Builder will correct to meet
                                            peel or deteriorate during the first year    warranty standards. If peeling or
                                            of warranty coverage. However, some fading   deterioration affects 75% of a wall,
                                            is normal and is caused by weathering.       the entire wall will be refinished.
                                            Varnish or lacquer on the exterior will      The exact color and texture cannot be
                                            deteriorate quickly and is not covered by    assured. The Builder will match color
                                            this warranty. Mildew and fungus on siding   and texture as closely as possible.
                                            are caused by climactic conditions or
                                            nearby bodies of water, and are not
                                            covered by this warranty.
5. Cracks in stucco wall finish             Cracks in stucco wall finishes are common    Cracks in excess of 1/8 inch in width
                                            and should be expected within certain        will be repaired once.
                                            tolerances.
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                                                    h. CHIMNEYS AND FIREPLACES
------------------------------------------------------------------------------------------------------------------------------------
1. Not enough draw or down draft            Trees too close to the chimney or high       If the problem is caused by improper
                                            winds can cause down drafts. Some homes      construction or design, it will be
                                            are extremely air-tight and a window may     corrected.
                                            have to be opened in order to maintain
                                            an effective draft.
2. Chimney separated from home              Some minor separation is normal and          Separation in excess of 1/2 inch in any
                                            should be expected within certain            10 foot measurement will be corrected by
                                            tolerances.                                  caulking or other measures.
3. Cracking of firebrick                    It is expected that heat will cause          None.
                                            cracking
4. Fireplace brick veneer cracking          Some cracking is common and should be        Cracks in brick veneer greater than 1/4
                                            expected within  certain tolerances.         inch in width will be repaired by pointing
                                                                                         or patching. An exact color and texture
                                                                                         match cannot be assured. The Builder is
                                                                                         not responsible for color variations. The
                                                                                         Builder will match as closely as possible.

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
          Potential Problems                              Comments                                   Builder's Obligation
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
5. Creosote or resin build up or creosote   Creosote seepage is caused by the build up   Builder is responsible for constructing
seepage through chimney                     of creosote in the chimney flue which is     the chimney to meet accepted industry
                                            direct result of the materials and manner    standards. Since the  Builder does not
                                            in which the fireplace or stove is           have control over the purchaser's use and
                                            utilized. Burning of non-seasoned wood or    choice of combustible substances, the
                                            improper operation will greatly enhance      Builder is not responsible unless caused
                                            this situation. Chimney flues should be      by improper construction.
                                            cleaned regularly.
6. Water infiltration into the firebox.     A certain amount of water infiltration       None.
                                            can be expected under certain weather
                                            conditions, such as during wind driven
                                            rains and snow. This is beyond the
                                            Builder's control and is not a defect.
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                                                       i. WINDOWS AND DOORS
------------------------------------------------------------------------------------------------------------------------------------
1. Warpage of doors                         Some warping, cupping, bowing or twisting,   Defective doors will be repaired or
                                            especially of exterior doors, is normal and  replaced and the finish matched as closely
                                            is caused by surface temperature changes.    as possible.
                                            Such warping, cupping, twisting or bowing,
                                            however, should not cause the doors to
                                            become unusable or allow entrance of the
                                            elements. The amount of warp, bow, cup or
                                            twist shall be measured by placing a
                                            straight edge, taut wire or string on the
                                            suspected concave face of the door at any
                                            angle (horizontal, diagonal or vertical).
                                            The measurement of the warp, bow, cup or
                                            twist shall be made at the point of
                                            maximum distance between the bottom of the
                                            straight edge, taut wire or string and the
                                            face of the door, allowing for recesses in
                                            the door from glazing or panels. The warp,
                                            bow, cup or twist shall not exceed 1/4
                                            inch.
2. Shrinkage of door panels                 Expansion and contraction is normal and      None.
                                            may cause unfinished surfaces to appear.
3. Door panel splits                        Some splitting is normal and should be       The Builder will correct to meet warranty
                                            expected within certain tolerances. The      standards. The Builder will match the
                                            splitting should not allow the entrance      finish as closely as possible; an exact
                                            of light.                                    match cannot be assured.
4. Glass breakage                           This is not covered by your warranty. You    None.
                                            should inspect your property and bring any
                                            glass breakage to the Builder's attention
                                            prior to occupancy.
5. Garage door malfunctions                 Following proper installation, maintenance   The Builder will correct to meet warranty
                                            is the purchaser's responsibility.           standards.
6. Rain or snow enters through garage       The Builder will install the door to meet    The Builder will correct, if necessary, to
door                                        the manufacturer's specifications. Some      meet warranty standards.
                                            entrance of the elements should be
                                            expected under certain weather conditions.
7. Windows do not operate                   Reasonable pressure should open and close    The Builder will correct to meet warranty
                                            windows.                                     standards.

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
          Potential Problems                              Comments                                   Builder's Obligation
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
 8.  Drafts around windows and doors        Some draft is normal and can be corrected    The Builder will correct to meet warranty
                                            with storm windows. Minor alterations to     standards.
                                            adjustable thresholds, weather-stripping
                                            and other elements are considered as
                                            routine maintenance and are the respon-
                                            bility of the purchaser. Defective weather-
                                            stripping and improperly fitted windows and
                                            doors are defect.
 9.  Condensation and frost on windows.     Condensation or frost on windows is caused   None.
                                            by temperature difference between the inte-
                                            rior and the exterior of the home, as well
                                            as the personal living habits of the occu-
                                            pants. These conditions are beyond the
                                            control of the Builder and will not be
                                            considered as a defect.
10.  Water infiltration around doors        Windows and doors should be installed in     None.
     and windows.                           accordance with the manufacturer's specifi-
                                            cations, are other acceptable method. No
                                            water should pass beyond the interior face
                                            of the unit or flow into the wall area or
                                            room. All caulking materials expand and
                                            contract due to temperature variations and
                                            dissimilar materials. Maintenance of weather-
                                            stripping and caulking is considered as
                                            routine maintenance and is the responsibility
                                            of the purchaser.
11.  Screen panels do not fit properly;     If a pre-closing walk-through is performed,  The Builder will correct improperly fitted
     screen mesh is torn or damaged.        defects, such as rips or gouges in the       screen panels. Defects, such as rips and
                                            screen mesh must be documented in writing    gouges will be corrected if properly
                                            to the Builder by the purchaser prior to     documented.
                                            occupancy. If the Builder does not perform
                                            a pre-closing walk-through, the purchaser
                                            must document in writing to the Builder
                                            such defects within seven days of closing.
                                            The screen panels shall fit properly.
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                                                    j.  INTERIOR WALLS AND TRIM
------------------------------------------------------------------------------------------------------------------------------------
1.  Faulty workmanship trim                 Some separations at joists in moldings and   Separation in excess of 1/4 inch will be
                                            between moldings and adjacent surfaces is    corrected by caulking or other methods.
                                            normal and should be expected within
                                            certain tolerances.
2.  Wall or ceiling cracks                  Hairline cracks and seam or tape cracks,     Cracks, exceeding 1/8 inch in width will
                                            along with other slight imperfections are    be repaired once. The Builder is
                                            normal and should be expected within         responsible for repainting only the
                                            certain tolerances. Nail pops are common     affected are unless the majority of a
                                            and are due to contraction and expansion     wall is affected. Color will be
                                            of lumber products. They are beyond the      matched as closely as possible.
                                            Builder's controls and are not covered by
                                            this warranty.
3.  Cracking of ceramic tile                Cracking of grout joints is common and is    Broken tiles will be replaced and
                                            a home maintenance item.                     excessive cracking of grout joints will
                                                                                         be repaired once. Builder is not
                                                                                         responsible for discontinued patterns
                                                                                         or colors or for variations in colors.

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                                      13
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
          Potential Problems                              Comments                                   Builder's Obligation
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
4. Wallpaper or covering begins to peel     The purchaser should be careful not to       The peelings will be corrected by repair
                                            cause this problem by negligences, such      or replacement.  Builder is not
                                            as consistent use of the shower without      responsible for discontinued patterns or
                                            the exhaust fan being on.  Mis-matches of    colors or for variations in color.
                                            wall paper edging is not covered.
-----------------------------------------------------------------------------------------------------------------------------------
                                                     k. FLOORING AND COVERING
-----------------------------------------------------------------------------------------------------------------------------------
1. Separation between finished floor        Separation not exceeding 1/4 inch is         Builder will correct to meet warranty
boards                                      normal and should be expected.               standards.

2. Nails popping through resilient          Only nails which have broken through the     The nail pops will be repaired and the
flooring                                    floor covering will be repaired.             covering repaired or replaced in the area
                                                                                         damaged. Builder is not responsible for
                                                                                         discontinued patterns or colors or for
                                                                                         variations in color.

3. Sub-floor imperfections causing          Minor ridges or indentations not exceeding   The Builder will correct to meet warranty
ridges or depressions in resilient          1/8 inch are common and should be expected.  standards.  The affected area only will be
flooring.                                   The ridge or indentations is measured by     corrected, including the affected floor
                                            placing a 6 inch straight edge               covering.  The Builder is not responsible
                                            perpendicularly over the ridge or            for discontinued patterns or colors, but
                                            indentation, with three inches of the        will match as closely as possible.  An
                                            straight edge extending over the             exact match cannot be assured.
                                            imperfection, while tightly holding the
                                            other three inches to the floor.

4. Floor covering becomes loose or bubbles                    ***                        The affected area will be repaired or
                                                                                         replaced.  Builder is not responsible for
                                                                                         discontinued patterns or colors or for
                                                                                         variations in color.

5. Gaps in seams of resilient coverings     Minor gaps and separations not exceeding     The Builder will correct the affected
                                            1/8 inch are common and should be expected.  area only to meet warranty standards.
                                            When the purchaser installs the flooring     The Builder is not responsible for
                                            and covering, sub-flooring preparation is    discontinued patterns or colors or for
                                            the responsibility of the purchaser.  If     variations in color.  An exact match
                                            sub-floor repairs are to be made where the   cannot be assured.
                                            purchaser installed floor covering, the
                                            removal and replacement of the floor
                                            covering is the purchaser's responsibility.

6. Gaps in carpet seams                     Seams will be apparent.  Spotting or fading  The Builder will correct to meet
                                            of carpet is not covered by this warranty.   warranty standards.
                                            Gaps at seams should not be apparent.
------------------------------------------------------------------------------------------------------------------------------------
                                                   l. CABINETS AND COUNTER TOPS
------------------------------------------------------------------------------------------------------------------------------------
1. Chips, cracks, scratches or              Cracks, chips and scratches not reported     The Builder will correct to meet
delamination to vanity or kitchen           to the Builder prior to occupancy will       warranty standards
countertops, including porcelain and        not be covered by this warranty.  Counter
fiberglass fixtures, or cabinets.           top material should not deliminate.

2. Cabinet doors or drawers warp            Minor warpage is common and should be        Warpage in excess of 1/4 inch from the
                                            expected with certain tolerances.            face of the cabinet will be corrected.

3. Cabinet separates from wall or ceiling   Some separation is common and should be      Separation in excess of 1/4 inch will be
                                            expected within certain tolerances.          corrected.




                                       4
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                                   [SAMPLE]


          Potential Problems                              Comments                                   Builder's Obligation
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
                                                   m.  COOLING AND HEATING
-----------------------------------------------------------------------------------------------------------------------------------
1. Insufficent cooling                      Where applicable, the cooling systems        The Builder will correct the system to
                                            should be able to maintain a temperature     meet warranty standards.
                                            of 78 degrees (measured 5 feet above the
                                            center of the floor) under local outdoor
                                            ASHRAE specifications. In the case of
                                            excessive outdoor temperature, a 15
                                            degree difference is acceptable.
                                            Purchaser is responsible for minor
                                            adjustment such as balancing dampersand
                                            registers. All rooms will vary in
                                            temperature by 3 or 4 degrees. This is
                                            acceptable.
2. Insufficient heating                     The heating system should be able to         The Builder will correct the system to
                                            maintain a temperature of 70 degrees         meet the warranty standards.
                                            (measured 5 feet above the center of the
                                            floor) under local outdoor ASHRAE
                                            specifications. Purchaser is responsible
                                            for minor adjustments such as balancing
                                            dampers and registers. On extremely cold
                                            days, a 5 to 6 degree difference between the
                                            actual inside temperature and the thermostat
                                            setting is acceptable. All rooms will vary
                                            in temperature by 3 to 4 degrees. This is
                                            acceptable.
3. Ductwork noisy                           When metal ducts heat and cool, some         Builder will correct the oil canning noise
                                            noise will result. Very loud noise known     only.
                                            as oil canning is not acceptable.

-----------------------------------------------------------------------------------------------------------------------------------
                                                           n.  PLUMBING
-----------------------------------------------------------------------------------------------------------------------------------

1. Pipes freeze and burst                   Purchaser is responsible for maintaining     Builder will correct if defect is caused by
                                            suitable temperatures in the home to         defective workmanship or materials.
                                            prevent pipes from freezing. Proper
                                            winterization including draining pipe
                                            lines and supplying outside faucets, is a
                                            homeowner's maintenance item.
2. Plumbing fixtures, appliances and                       ***                           Leaks or malfunctions in faucets, valves,
   trim fittings leaks or malfunctions                                                   appliances and trim fittings caused by
                                                                                         defects in materials or workmandship will
                                                                                         be corrected.
3. Pipes noisy                              Expansion and contraction caused by          Loud, hammering noises in pipes will be
                                            water flow will cause some noise which       corrected.
                                            is to be expected.
4. Cracks or chips in porcelain or          The purchaser should inspect these items     The Builder will be responsible for these
   fiberglass                               before taking occupany and report them       items only if reported prior to occupancy.
                                            to the Builder prior to occupancy.


-----------------------------------------------------------------------------------------------------------------------------------
                                                          o.  ELECTRICAL
-----------------------------------------------------------------------------------------------------------------------------------

1. Outlets, switches or fixtures fail                      ***                           The Builder will correct defective outlets,
                                                                                         switches and fixtures.
2. Consistently blown fuses or circuit      The Builder is not responsible if caused     The Builder will correct defects caused by
   breakers kicking off                     by the purchaser overloading in the          improper workmandship and materials only.
                                            system. Ground-fault Circuit-interrupters
                                            (GFCI's) are designed to kick off as
                                            necessary for safety reasons. This is not
                                            considered as a defect.



                                      15
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                                   [SAMPLE]

          Potential Problems                              Comments                                   Builder's Obligation
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
5. STANDARDS APPLICABLE DURING YEARS ONE AND TWO

1. Water supply stops                       Drought or causes other than defective       The Builder will correct faulty
                                            workmanship and materials will not be        workmanship and materials only.
                                            covered by this warranty.
2. Pipe leaks                               Condensation on pipes is normal and is       The Builder will correct pipe leaks only.
                                            not covered by this warranty.  Leaks in      Leaks in faucets, valves, joints and
                                            faucets, valves, joints and fittings are     fittings are the purchaser's
                                            applicable to first year coverage only.      responsibility.
3. Clogged drain and sewers                 This is a Purchaer's maintenance item.       The Builder will correct only if caused
                                            The Builder will be responsible only if      by a defect in materials and workmanship.
                                            the cause is a defect in construction.       The purchaser will pay for Builder's
                                                                                         repair if not a defect in workmanship
                                                                                         and materials.
4. Ductwork separates                       Ductwork should not separate.                The Builder will correct to meet warranty
                                                                                         standards.
5. Wiring fails to carry specified                            ***                        The Builder will correct tomeet acceptable
electrical load                                                                          warranty standards if failure is caused
                                                                                         by a defect in workmanship or materials.

6. Major Structures Defects                 The criteria for establishing the existence  Builder will correct the Maor Structural
                                            of a Major Structural Defect is set forth    Defect, limited to such actions as are
                                            in Section B.1.(e) of this Limited Warranty  necessary to restore the load-bearing
                                            Agreement.                                   capability of the component concluded to
                                                                                         meet the criteria of a Major Structural
                                                                                         Defect, and to correct those items of the
                                                                                         home damaged by the Major Structural
                                                                                         Defect.

6. STANDARDS APPLICABLE DURING YEARS THREE THROUGH TEN

Major Structural Defects                    The criteria for establishing the existence  The Insurer will correct the defective
                                            of a Major Structural Defect is set forth    Major Structural Defect, limited to such
                                            in Section B.1.(e) of this Limited Warranty  actions as are necessary to restore the
                                            Agreement.                                   load-bearing capability of the component(s)
                                                                                         to meet the criteria of a Major Structural
                                                                                         Defect, and to correct those items of the
                                                                                         home damaged by the Major Structural
                                                                                         Defect.
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                                      16

                                   [SAMPLE]


SECTION D:  ADDENDUM

-------------------------------------------------------------------------------
D.1  HUD/VA ADDENDUM (Applicable to FHA Financial Homes Only): February 1, 1992
-------------------------------------------------------------------------------

1.  SECTION A.1.a.  YEAR ONE COVERAGE.  The following language is added:
Notwithstanding anything to the contrary herein contained, during the first year of coverage, the Builder will correct problems with, or restore the reliable function of, appliances and equipment damaged during installation or improperly installed by the Builder. In addition, the Builder will correct Construction Deficiencies in workmanship and materials resulting from the failure of the Home to comply with standards of quality as measured by acceptable trade practices. "Construction Deficiencies" are defects (not of a structural nature) in the Home that are attributable to poor workmanship or to the use of inferior materials which result in the impaired functioning of the Home or some part thereof. Defects resulting from Purchaser abuse or from normal wear and tear are not functioning of the Home or some part thereof. Defects resulting from Purchaser abuse or from normal wear and tear are not considered Construction Deficiencies.

2. SECTION A.4.c. The following language is substituted: In the first two years, if the Builder does not fulfill its obligations under this Agreement, the Insurer will be responsible for the Builder's obligations, subject to a one-time deductible of $250. The Insurer's liability in years 3 through 10 under this Agreement is subject to a deductible of $250 per claim. In each instance, the deductible must be paid by you prior to the repair or replacement by the Insurer. In the event of payment, the $250 will be subtracted from the cash payment. In the case of the common elements of a condominium, the deductible shall be $250 per home affected by each common element defect, limited to a maximum of $5,000 per free standing structure.

3. The following is added to the agreement: SECTION A.4.i. Where a covered defect is determined to exist and where either the Builder or the Insurer elects to pay the reasonable cost of repair or replacement in lieu of effectuating such repair or replacement, the cash offer must be in writing and the Purchaser will be given two (2) weeks to respond. Cash offers over $5,000 are subject to an on-site review by a HUD approved fee inspector (inspection costs to be paid by the Builder or the Insurer, as appropriate) unless:
        (i) The cash offer is made pursuant to a binding bid by an independent third party contractor, which will accept an award of a contract from the Purchaser pursuant to such bid;
        (ii)   Payment is being made in settlement of legal action; or
        (iii)  The Purchaser is represented by legal counsel.

4. The following language is substituted: SECTION B.1.c. EFFECTIVE DATE. The Effective Date will be the date on which closing or settlement occurs in connection with the initial sale of the Home. In no event will the Effective Date be later than the date of FHA endorsement or the Purchaser's Mortgage on the Home.

5. The following language is added: SECTION B.1.e. MAJOR STRUCTURAL DEFECTS. Failure of roof sheathing shall be deemed a major structural defect.

6. SECTION B.2.h. The following language is substituted: Loss or damage caused by soil movement, including subsidence, expansion or lateral movement of the soil (excluding flood and earthquake) which is covered by any other insurance or for which compensation is granted by state legislation.

7.  The following language is added: SECTION C.5.7.

          Potential Problems                              Comments                                   Builder's Obligation
-----------------------------------------------------------------------------------------------------------------------------------
Septic System Fails                         Freezing, soil saturation, underground       Builder will repair or replace faulty
                                            springs, water run-off, excessive use and    workmanship and materials and conform
                                            increase in the water table are among the    with the Sewage Enforcement Officer's
                                            causes not covered by this warranty.         instructions as per design and
                                                                                         installation only.

4.2.26  Condemnation Proceedings

                NONE

4.2.28  Termination Employees

                NONE

4.3.3  Encumbrances (REGT)

                Guaranty F.S.B. Debt

4.3.4  Violations and Consents (REGT)

                Guaranty F.S.B. Debt

                                SCHEDULE 4.4.3


                     VIOLATIONS AND CONSENTS OF PURCHASER


None.

                                   EXHIBIT A
                                       TO
                               PURCHASE AGREEMENT

                   ASSIGNMENT OF GENERAL PARTNERSHIP INTEREST


         This Assignment of General Partnership Interest (this "Assignment") is between Rayco Management, L.L.C., a Texas limited liability company ("Assignor"), the sole general partner of Rayco, Ltd., a Texas limited partnership (the "Partnership"), and ___________________________ ("Assignee").
The Partnership is organized and existing under the terms of an Amended and Restated Agreement of Limited Partnership dated effective as of January 1, 1995, as amended (the "Partnership Agreement"). Capitalized terms which are used but not defined in this Assignment shall have the meanings provided for in the Partnership Agreement.

         1.      Assignment.

                 (a) Assignor hereby transfers and assigns to Assignee Assignor's entire interest as a general partner in the Partnership, consisting of a two percent (2.0%) general partnership interest in the Partnership (collectively the "Transferred Interest"). The Transferred Interest includes Assignor's capital account in the Partnership and Assignor's Percentage Interest in the income, losses and distributions of the Partnership (which interest is more particularly described in the Partnership Agreement), and the Transferred Interest will consist of 100% of each such item. Assignor grants to Assignee the right to be substituted as a limited partner of the Partnership with respect to the Transferred Interest. This transfer and assignment shall be effective as of __________, 1996 (the "Effective Date").

                 (b) Assignor represents and warrants to Assignee that the Assignor is the sole owner of the Transferred Interest and that the Transferred Interest is correctly described in paragraph 1(a) above, that the Transferred Interest will be assigned free and clear of any and all liens and encumbrances except for a security interest which secures obligations of Rayco, Ltd., to Guaranty Federal Savings Bank, and that Assignor has full right, power and authority to assign and transfer the Transferred Interest to Assignee. The Transferred Interest is transferred and assigned subject to all the terms and provisions of the Partnership Agreement.

         2.      Agreements of Assignee.

                 Assignee agrees to become a substituted General Partner of the Partnership and to serve as a General Partner of the Partnership, accepts the transfer and assignment of the Transferred Interest subject to the terms and conditions of the Partnership Agreement, agrees to comply with and be bound by all of the provisions of the Partnership Agreement, including, without limitation, all of the obligations of the Assignor under the Partnership Agreement, and assumes and agrees to perform all Assignor's obligations with respect to the Transferred Interest and as a General Partner of the Partnership. Assignee represents and warrants that it has full right, power and authority to acquire the Transferred Interest and to own and hold an interest as a General Partner of the Partnership.

         3.      Miscellaneous.

                 This Assignment shall be governed by and construed in accordance with the laws of the State of Texas. This Assignment and the rights, powers and duties set forth herein shall bind and inure to the benefit of the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the undersigned have executed this Assignment this ____ day of _______, 1996.


                             ASSIGNOR
                             --------

                                      Rayco Management, L.L.C.


                                      By:
                                         -----------------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------

                             ASSIGNEE
                             --------


                                      --------------------------------------


                                      By:
                                         -----------------------------------
                                              Name:
                                                   -------------------------
                                              Title:
                                                    ------------------------

                                   EXHIBIT B
                                       TO
                               PURCHASE AGREEMENT

                   ASSIGNMENT OF LIMITED PARTNERSHIP INTEREST


         This Assignment of Limited Partnership Interest (this "Assignment") is between the Ray Ellison Grandchildren Trust ("Assignor"), a limited partner of Rayco, Ltd., a Texas limited partnership (the "Partnership"), and _________________________________ ("Assignee"). The Partnership is organized and existing under the terms of an Amended and Restated Agreement of Limited Partnership dated effective as of January 1, 1995, as amended (the "Partnership Agreement"). Capitalized terms which are used but not defined in this Assignment shall have the meanings provided for in the Partnership Agreement.

         1.      Assignment.

                 (a) Assignor hereby transfers and assigns to Assignee Assignor's entire interest as a limited partner in the Partnership, consisting of a ninety-eight percent (98.0%) limited partnership interest in the Partnership (collectively the "Transferred Interest"). The Transferred Interest includes Assignor's capital account in the Partnership and Assignor's Percentage Interest in the income, losses and distributions of the Partnership (which interest is more particularly described in the Partnership Agreement), and the Transferred Interest will consist of 100% of each such item. Assignor grants to Assignee the right to be substituted as a limited partner of the Partnership with respect to the Transferred Interest. This transfer and assignment shall be effective as of __________, 1996 (the "Effective Date").

                 (b) Assignor represents and warrants to Assignee that the Assignor is the sole owner of the Transferred Interest and that the Transferred Interest is correctly described in paragraph 1(a) above, that the Transferred Interest will be assigned free and clear of any and all liens and encumbrances except for a security interest which secures obligations of Rayco, Ltd., to Guaranty Federal Savings Bank, and that Assignor has full right, power and authority to assign and transfer the Transferred Interest to Assignee. The Transferred Interest is transferred and assigned subject to all the terms and provisions of the Partnership Agreement.

         2.      Agreements of Assignee.

                 Assignee agrees to become a substituted Limited Partner of the Partnership and to serve as a Limited Partner of the Partnership, accepts the transfer and assignment of the Transferred Interest subject to the terms and conditions of the Partnership Agreement, agrees to comply with and be bound by all of the provisions of the Partnership Agreement, including, without limitation, all of the obligations of the Assignor under the Partnership Agreement, and assumes and agrees to perform all Assignor's obligations with respect to the Transferred Interest and as a Limited Partner of the Partnership. Assignee represents and warrants that it has full right, power and authority to acquire the Transferred Interest and to own and hold an interest as a Limited Partner of the Partnership.

         3.      Miscellaneous.

                 This Assignment shall be governed by and construed in accordance with the laws of the State of Texas. This Assignment and the rights, powers and duties set forth herein shall bind and inure to the benefit of the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Assignment this ____ day of _______, 1996.


                       ASSIGNOR
                       --------

                                The Ray Ellison Grandchildren Trust


                                By:
                                   ------------------------------------
                                        Ronald K. Calgaard, Trustee


                                By:
                                   ------------------------------------
                                        A. Baker Duncan, Trustee


                                By:
                                   ------------------------------------
                                        Bonnie Ellison, Trustee

                       ASSIGNEE
                       --------


                                ---------------------------------------


                                By:
                                   ------------------------------------
                                        Name:
                                             --------------------------
                                        Title:
                                              -------------------------

                                   EXHIBIT C
                                       TO
                               PURCHASE AGREEMENT

                   FORM OF OPINION OF COUNSEL FOR THE SELLERS

Kaufman and Broad Home Corporation
10990 Wilshire Blvd.
Los Angeles, California 90024

Gentlemen:

         We have acted as counsel to Ray Ellison Industries, Inc., a Delaware corporation ("Industries"), Rayco Management, L.L.C., a Texas limited liability company (the "LLC"), and the Ray Ellison Grandchildren Trust ("REGT") in connection with the purchase and sale of all the outstanding common stock (the "Shares") of Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Co., the general partnership interest (the "GP Interest") in Rayco, Ltd., a Texas limited partnership (the "Partnership"), and the limited partnership interest (the "LP Interest") in the Partnership, under a Purchase Agreement dated January __, 1996 (the "Agreement") between the Sellers and you. This opinion is given pursuant to Section 6.1.3 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

         In connection with the opinions expressed below, we have examined the Agreement and the Conveyance Agreements. We have participated in the preparation of the Agreement and the other documents referred to therein. As to various questions of fact material to our opinion we have relied upon the representations made in the Agreement and upon certificates of officers or trustees of the Sellers. We have also examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

         In rendering the opinions set forth below, we have assumed that (i) all parties to the Agreement and the Conveyance Agreements other than the Sellers (the "Other Parties") have all necessary power and authority to enter into the Agreement and the Conveyance Agreements to which they are a party and to exercise their respective rights thereunder and (ii) the Agreement and the Conveyance Agreements have been duly and validly authorized, executed and delivered by the Other Parties and that the Agreement and the Conveyance Agreements constitute the legal, valid and binding obligations of the Other Parties, enforceable in accordance with their respective terms. In addition, we have assumed (i) the legal capacity of natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

         1. Industries has been duly organized as a corporation and is validly existing and in good standing under the laws of the State of Delaware. Each of the Corporations has been duly organized as a corporation and is validly existing and in good standing under the laws of the State of Texas. The LLC has been duly organized as a limited liability company and is validly existing and in good standing under the laws of the State of Texas. REGT has been organized and continues in existence under the terms of the Trust Agreement. Rayco has been duly organized as a limited partnership and is validly existing and in good standing under the laws of the State of Texas.

         2. The Shares constitute all the issued and outstanding capital stock of the Corporations. Industries is the sole owner of all the Shares. The Shares have been duly authorized and validly issued and are fully paid and non-assessable. The GP Interest and the LP Interest constitute all the partnership interests in Rayco. The LLC is the sole owner of the GP Interest and REGT is the sole owner of the LP Interest.

         3. Each of the Sellers has the power and authority to enter into and perform the Agreement and the Conveyance Agreements and to transfer the Securities owned by it. The execution, delivery and performance of the Agreement and the Conveyance Agreements have been duly authorized by all requisite corporate actions of Industries and all requisite actions of the LLC.

         4. The Agreement is legal, valid and binding obligation of each of the Sellers and is enforceable against each of the Sellers in accordance with its terms. The Conveyance Agreements are legal, valid and binding obligations of the LLC and REGT and are enforceable against the LLC and REGT in accordance with their terms.

         5. The execution and delivery of the Agreement by Industries does not and the performance by Industries of the terms of the Agreement and the transfer of the Shares will not conflict with or result in a violation of the Articles of Incorporation or By-laws of Industries or any agreement, instrument, order, writ, judgment or decree known to us to which Industries is a party or is subject. The execution and delivery of the Agreement and the Conveyance Agreements by the LLC do not and the performance by the LLC of the terms of the Agreement and the Conveyance Agreements and the transfer of the GP Interest will not conflict with or result in a violation of the Articles of Organization or Regulations of the LLC or any agreement, instrument, order, writ, judgment or decree known to us to which the LLC is a party or is subject. The execution and delivery of the Agreement and the Conveyance Agreements by REGT do not and the performance by REGT of the terms of the Agreement and the Conveyance Agreements and the transfer of the LP Interest will not conflict with or result in a violation of the Trust Agreement or any other agreement, instrument, order, writ, judgment or decree known to us to which REGT is a party or is subject.

         6. We have no knowledge of any action, suit, proceeding or investigation pending or threatened against any of the Sellers seeking to enjoin or otherwise prevent consummation of the transactions contemplated by the Agreement or Conveyance Agreements.

         7. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no approval, authorization or other action by, or filing with, any governmental authority, is required in connection with the execution and delivery of the Agreement and the Conveyance Agreements by any of Sellers or the performance by any of Sellers of its obligations under the Agreement or any of the Conveyance Agreements.

         The foregoing opinions are qualified by the following:

         A. We are members of the Bar of the State of Texas. Accordingly, as to matters of law set forth above, our opinions are limited to matters of Texas law and the federal laws of the United States of America.

         B. Our opinions are subject to the further qualifications that the enforceability of the Agreement and the Conveyance Agreements may be limited by and subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws affecting creditors' rights and (ii) general principles of equity, commercial reasonableness and conscionability.

         C. In rendering the opinion expressed in numbered paragraphs 5 and 6 above, our inquiry has been limited to discussions with attorneys of this firm who have performed legal services for the Sellers.

         This opinion may be relied upon only by you and your counsel and only in connection with the execution of the Agreement and the Conveyance Agreements and the consummation of the transactions contemplated therein, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

                                        Very truly yours,

                                  EXHIBIT D-1
                                       TO
                               PURCHASE AGREEMENT

              FORM OF OPINION OF INSIDE COUNSEL FOR THE PURCHASER

Ray Ellison Industries, Inc.
------------------------------
------------------------------
------------------------------

Rayco Management L.L.C.
------------------------------
------------------------------
------------------------------

Ray Ellison Grandchildren Trust
------------------------------
------------------------------
------------------------------

Gentlemen:

         I have acted as counsel to Kaufman and Board Home Corporation, a Delaware corporation (the "Purchaser"), in connection with the purchase and sale of all the outstanding common stock (the "Shares") of Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Co., the general partnership interest (the "GP Interest") in Rayco, Ltd., a Texas limited partnership (the "Partnership"), and the limited partnership interest (the "LP Interest") in the Partnership, under a Purchase Agreement dated January __, 1996, (the "Agreement") between the Purchaser and you. This opinion is given pursuant to Section 6.2.3 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

         In connection with the opinions expressed below, I have examined the Agreement and the Conveyance Agreements. I have participated in the preparation of the Agreement and the other documents referred to therein. As to various questions of fact material to my opinion I have relied upon the representations made in the Agreement and upon certificates of officers of the Purchaser. I have also examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

         In rendering the opinions set forth below, I have assumed that (i) all parties to the Agreement and the Conveyance Agreements other than the Purchaser (the "Other Parties") have all necessary power and authority to enter into the Agreement and the Conveyance Agreements to which they are a party and to exercise their respective rights thereunder and (ii) the Agreement and the Conveyance Agreements have been duly and validly authorized, executed and delivered by the Other Parties and that the Agreement and the Conveyance Agreements constitute the legal, valid and binding obligations of the Other Parties, enforceable in accordance with their respective terms. In addition, we have assumed (i) the legal capacity of natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing and upon such investigation as we have deemed necessary, I am of the opinion that:

         8. The Purchaser and each Purchaser Entity has been duly organized and is validly existing and in good standing under the laws of (a) the State of Delaware with respect to the Purchaser and (b) the state of incorporation of each other Purchaser Entity.

         9. The Purchaser and each Purchaser Entity has the corporate power and authority to enter into and perform the Agreement and the Conveyance Agreements. The execution, delivery and performance of the Agreement and the Conveyance Agreements have been duly authorized by all requisite corporate action, and the Agreement and the Conveyance Agreements have been duly executed and delivered by the Purchaser and each Purchaser Entity.

         10. The Agreement and the Conveyance Agreements are legal, valid and binding obligations of the Purchaser and each Purchaser Entity. Had Section 13.3.2 of the Agreement and paragraph 3 of each of the Conveyance Documents provided that each such document shall be governed by and construed in accordance with the laws of the State of California (without regard to choice of law principles), rather than the laws of the State of Texas (without regard to choice of law principles) as they now provide, the Agreement and the Conveyance Agreements would be enforceable against the Purchaser and each Purchaser Entity in accordance with their respective terms.

         11. The execution and delivery of the Agreement and the Conveyance Agreements do not and the performance by the Purchaser and each Purchaser Entity of the terms of the Agreement and the Conveyance Agreements will not conflict with or result in a violation of the Certificate of Incorporation or By-laws of the Purchaser or any Purchaser Entity or any agreement, instrument, order, writ, judgment or decree known to us to which the Purchaser or any Purchaser Entity is a party or is subject.

         12. I have no knowledge of any action, suit, proceeding or investigation pending or threatened against the Purchaser or any Purchaser Entity seeking to enjoin or otherwise prevent consummation of the transactions contemplated by the Agreement or the Conveyance Agreements.

         The foregoing opinions are qualified by the following:

         A. I am a member of the Bar of the State of California. Accordingly, as to matters of law set forth above, my opinions are limited to matters of California law and the federal laws of the United States of America.

         B. My opinions are subject to the further qualifications that the enforceability of the Agreement and the Conveyance Agreements may be limited by and subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws affecting creditors' rights and (ii) general principles of equity, commercial reasonableness and conscionability.

         C. In rendering the opinion expressed in numbered paragraphs 4 and 5 above, my inquiry has been limited to discussions with attorneys on the legal staff of the Purchaser who have performed legal services for the Purchaser or any Purchaser Entity.

         This opinion may be relied upon only by you and your counsel and only in connection with the execution of the Agreement and the Conveyance Agreements and the consummation of the transactions contemplated therein, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

                                        Very truly yours,

                                  EXHIBIT D-2
                                       TO
                               PURCHASE AGREEMENT

              FORM OF OPINION OF OUTSIDE COUNSEL FOR THE PURCHASER

Ray Ellison Industries, Inc.
------------------------------
------------------------------
------------------------------

Rayco Management L.L.C.
------------------------------
------------------------------
------------------------------

Ray Ellison Grandchildren Trust
------------------------------
------------------------------
------------------------------

Gentlemen:

         We have acted as counsel to Kaufman and Broad Home Corporation, a Delaware corporation (the "Purchaser"), in connection with the purchase and sale of all the outstanding common stock (the "Shares") of Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Co., the general partnership interest (the "GP Interest") in Rayco, Ltd., a Texas limited partnership (the "Partnership"), and the limited partnership interest (the "LP Interest") in the Partnership, under a Purchase Agreement dated January __, 1996, (the "Agreement") between the Purchaser and you. This opinion is given pursuant to Section 6.2.3 of the Agreement. Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.

         In connection with the opinions expressed below, we have examined the Agreement and the Conveyance Agreements. We have participated in the preparation of the Agreement and the other documents referred to therein. As to various questions of fact material to our opinion we have relied upon the representations made in the Agreement and upon certificates of officers of the Purchaser. We have also examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

         In rendering the opinions set forth below, we have assumed that (i) all parties to the Agreement and the Conveyance Agreements have all necessary power and authority to enter into the Agreement and the Conveyance Agreements to which they are a party and to exercise their respective rights thereunder and (ii) the Agreement and the Conveyance Agreements have been duly and validly authorized, executed and delivered by all parties and that the Agreement and the Conveyance Agreements constitute the legal, valid and binding obligations of all parties, and as to the parties to the Agreement and the Conveyance Agreement other than the Purchaser are enforceable in accordance with their respective terms. In addition, we have assumed (i) the legal capacity of natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us as copies.

         Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the opinion that:

         13. Had Section 13.3.2 of the Agreement and paragraph 3 of each of the Conveyance Documents provided that each such document shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law principles), rather than the laws of the State of Texas (without regard to choice of law principles) as they now provide, the Agreement and the Conveyance Agreements would be enforceable against the Purchaser and each Purchaser Entity in accordance with their respective terms.

         14. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no approval, authorization or other action by, or filing with, any U.S. Federal or New York State governmental authority, is required in connection with the execution and delivery of the Agreement and the Conveyance Agreements by the Purchaser or any Purchaser Entity or the performance by the Purchaser or any Purchaser Entity of its obligations under the Agreement or the Conveyance Agreements.

         The foregoing opinions are qualified by the following:

         A. We are members of the Bar of the State of New York. Accordingly, as to matters of law set forth above, our opinions are limited to matters of New York law and the federal laws of the United States of America.

         B. Our opinions are subject to the further qualifications that the enforceability of the Agreement and the Conveyance Agreements may be limited by and subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws affecting creditors' rights and (ii) general principles of equity, commercial reasonableness and conscionability.

         This opinion may be relied upon only by you and your counsel and only in connection with the execution of the Agreement or the Conveyance Agreements and the consummation of the transactions contemplated therein, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity.

                                        Very truly yours,

                                 EXHIBIT E-1
                                      TO
                              PURCHASE AGREEMENT


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


                 This Employment and Non-Competition Agreement (the "AGREEMENT") dated as of January 22, 1996, is entered into between Rayco, Ltd., a Texas limited partnership (the "COMPANY"), and John H. Willome (the "EXECUTIVE").

                 WHEREAS, the Executive has in the past served as the [specify title] of the Company; and

                 WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will continue to provide services to the Company in accordance with the terms and conditions stated below;

                 NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I

                        EMPLOYMENT AND RESPONSIBILITIES

                 Section 1.1 Employment and Term. (a) Until [specify date of first anniversary of closing] (the "term" of this Agreement), the Executive will be employed by the Company and will provide such services as the Company may reasonably request consistent with the terms of this Agreement.

                 (b) During the first 60 days of this Agreement, the Executive will work 5 days per week (approximately 35 hours per week) and will be paid $1,000 per day ($5,000 per week). During the balance of the term of this Agreement, the Executive will be available to work up to 3 days per week as reasonably scheduled by Company and will be paid $1,000 for each day worked.

                 (c) The Executive agrees to perform all of the duties and responsibilities requested of him pursuant to this Agreement efficiently and to the best of his ability. The Executive also agrees that he will not engage in any other activities that are inconsistent with the performance of his duties and responsibilities hereunder. The Executive agrees that all of his activities for the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                 Section 1.2 Benefits. During the term of this Agreement, the Executive shall participate in such health and major medical insurance plans as are no less favorable to the Executive than the health and major medical insurance plans that may be maintained during such period by the Company for the benefit of the other employees of the Company generally. Following the termination of the Executive's employment (a) by the Company other than for Cause, as hereinafter defined, or
(b) by reason of disability under Section 3.2, the Company shall continue to provide the Executive such health and major medical insurance coverage for the period of time ending on the fifth anniversary of the date of this Agreement.

                 Section 1.3 Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time.

                 Section 1.4 Non-Contravention. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.


                                   ARTICLE II

                       CONFIDENTIALITY AND NONCOMPETITION

                 Section 2.1 Confidentiality. The Executive agrees that he will not, at any time during or after the term of this Agreement, use or disclose or cause to be used or disclosed any secret, confidential or proprietary information of or concerning the Company or its affiliates, which he may have learned in connection with his employment hereunder or his prior employment with Rayco or its affiliates. The Executive's obligation under this Section shall not apply to any information which is known publicly or hereafter becomes publicly known without the fault of the Executive. The Executive agrees not to remove from the premises of the Company, except in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall cooperate with the Company to return all such confidential information as promptly as practicable. The provisions of this Section shall survive any termination of this Agreement.

                 Section 2.2 Noncompetition. (a) During the period commencing on the date hereof and ending on the third anniversary of the date on which the Executive's employment by the Company terminates,

                         (i) the Executive shall not, on his own account, or as an employee, consultant, independent contractor, partner, owner, officer, director, stockholder or otherwise, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any business or company engaged in the home building business anywhere in the United States where the Company or Kaufman and Broad

         Home Corporation or any of their respective subsidiaries is engaged in the home building business as of the date of this Agreement and in particular in the following states: California, Nevada, Arizona, Utah, Colorado, New Mexico and Texas, provided that the Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Executive beneficially owning, directly or indirectly, at any time 2% or more of the equity securities of any such corporation;

                        (ii) the Executive shall not, directly or indirectly, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern or entity from doing business with the Company;

                       (iii) if any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Executive acknowledges that the Company would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. Therefore, if any controversy arises concerning the obligations under this Section, such obligations shall be specifically enforced by an injunctive order issued by a court of competent jurisdiction and the Executive hereby waives any requirement that a bond be posted as a condition thereto; and

                        (iv) the provisions of this Section shall survive any termination of this Agreement.

                                  ARTICLE III

                                  TERMINATION

                 Section 3.1 Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean:

                 (a) the breach by the Executive of any of his covenants or obligations under this Agreement or the failure by the Executive to perform his duties for the Company, but only if such breach or failure is not cured within 15 days after written notice of such breach or failure is delivered to the Executive by the Company;

                 (b) the commission by the Executive of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties with the Company; or

                 (c) the commission by the Executive of an act or acts constituting a crime involving moral turpitude.

                 Section 3.2 Death, Disability. If the Executive dies during the term of this Agreement, this Agreement shall automatically terminate effective on the date of the Executive's death. If the Executive suffers a disability which has prevented him from performing satisfactorily his obligations hereunder for a period of at least 30 out of 45 consecutive days, the Company shall have the right to terminate this Agreement effective upon the giving of notice thereof to the Executive in accordance with Section 4.2 hereof.

                 Section 3.3 Effect of Termination. (a) In the event of termination of the Executive's employment by either party for any reason, or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any salary or other compensation earned but not paid to the Executive prior to the date of such termination.

                 (b) In the event of termination of the Executive's employment by the Company other than for Cause, the Company shall continue to pay to the Executive, in addition to the amounts described in Section 3.3(a), a salary of $5,000 per week for each remaining week during the first sixty days of this Agreement, but will have no obligation to make any payment of salary for any subsequent period.

                                   ARTICLE IV

                                 MISCELLANEOUS

                 Section 4.1 Benefit of Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged.
This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive.

                 Section 4.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

                 (a) in the case of the Company, to Rayco, Ltd., 4800 Fredericksburg Road, San Antonio, Texas 78229 Attention: General Counsel, with a copy to Kaufman and Broad Home Corporation, 10990 Wilshire Blvd., Los Angeles, California 90024, Attention: General Counsel or to such other addresses and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and

                 (b) in the case of the Executive, to John H. Willome at the address appearing on the employment records of the Company, from time to time, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

                 Section 4.3 Entire Agreement; Amendment. This Agreement and the Executive's Deferred Compensation Death Plan Benefit contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the term of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto (including in the case of the Company any of its affiliates) with respect to compensation due for services rendered hereunder, in particular the Company, Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Company are hereby released from any liabilities or obligations under the Employment Agreement dated January 31, 1995 among the Company and John H. Willome. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

                 Section 4.4 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                 Section 4.5 Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 Section 4.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

                 Section 4.7 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

                 Section 4.8 Arbitration. Any dispute between the parties with respect to this Agreement or any of its terms and provisions shall be submitted to arbitration in San Antonio, Texas, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have the authority, but not the obligation, to award reasonable attorney's fees to the prevailing party in any dispute subject to this Section. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

                 Section 4.9 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

                 Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                 IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                                        RAYCO, LTD.



                                        By:  /s/ MICHAEL HENN
                                            ----------------------------------
                                            Name:  Michael Henn
                                            Title: Vice President


                                        JOHN H. WILLOME



                                        By: /s/ JOHN H. WILLOME
                                            ----------------------------------
                                            Name:
                                            Title:

                                 EXHIBIT E-2
                                      TO
                              PURCHASE AGREEMENT

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


                 This Employment and Non-Competition Agreement (the "AGREEMENT") dated as of January 26, 1996, is entered into between Rayco, Ltd., a Texas limited partnership (the "COMPANY"), and Jack E. Biegler (the "EXECUTIVE").

                 WHEREAS, the Executive has in the past served as the [specify title] of the Company; and

                 WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will continue to provide services to the Company in accordance with the terms and conditions stated below;

                 NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I

                        EMPLOYMENT AND RESPONSIBILITIES

                 Section 1.1 Employment and Term. (a) Until [specify date of first anniversary of closing] (the "term" of this Agreement), the Executive will be employed by the Company and will provide such services as the Company may reasonably request consistent with the terms of this Agreement.

                 (b) During the first 60 days of this Agreement, the Executive will work 5 days per week (approximately 35 hours per week) and will be paid $1,000 per day ($5,000 per week). During the balance of the term of this Agreement, the Executive will be available to work up to 3 days per week as reasonably scheduled by Company and will be paid $1,000 for each day worked.

                 (c) The Executive agrees to perform all of the duties and responsibilities requested of him pursuant to this Agreement efficiently and to the best of his ability. The Executive also agrees that he will not engage in any other activities that are inconsistent with the performance of his duties and responsibilities hereunder. The Executive agrees that all of his activities for the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                 Section 1.2 Benefits. During the term of this Agreement, the Executive shall participate in such health and major medical insurance plans as are no less favorable to the Executive than the health and major medical insurance plans that may be maintained during such period by the Company for the benefit of the other employees of the Company generally. Following the termination of the Executive's employment (a) by the Company other than for Cause, as hereinafter defined, or
(b) by reason of disability under Section 3.2, the Company shall continue to provide the Executive such health and major medical insurance coverage for the period of time ending on the fifth anniversary of the date of this Agreement.

                 Section 1.3 Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time.

                 Section 1.4 Non-Contravention. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.


                                   ARTICLE II

                       CONFIDENTIALITY AND NONCOMPETITION

                 Section 2.1 Confidentiality. The Executive agrees that he will not, at any time during or after the term of this Agreement, use or disclose or cause to be used or disclosed any secret, confidential or proprietary information of or concerning the Company or its affiliates, which he may have learned in connection with his employment hereunder or his prior employment with Rayco or its affiliates. The Executive's obligation under this Section shall not apply to any information which is known publicly or hereafter becomes publicly known without the fault of the Executive. The Executive agrees not to remove from the premises of the Company, except in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall cooperate with the Company to return all such confidential information as promptly as practicable. The provisions of this Section shall survive any termination of this Agreement.

                 Section 2.2 Noncompetition. (a) During the period commencing on the date hereof and ending on the third anniversary of the date on which the Executive's employment by the Company terminates,

                         (i) the Executive shall not, on his own account, or as an employee, consultant, independent contractor, partner, owner, officer, director, stockholder or otherwise, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any business or company engaged in the home building business anywhere in the United States where the Company or Kaufman and Broad

         Home Corporation or any of their respective subsidiaries is engaged in the home building business as of the date of this Agreement and in particular in the following states: California, Nevada, Arizona, Utah, Colorado, New Mexico and Texas, provided that the Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Executive beneficially owning, directly or indirectly, at any time 2% or more of the equity securities of any such corporation;

                        (ii) the Executive shall not, directly or indirectly, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern or entity from doing business with the Company;

                       (iii) if any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Executive acknowledges that the Company would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. Therefore, if any controversy arises concerning the obligations under this Section, such obligations shall be specifically enforced by an injunctive order issued by a court of competent jurisdiction and the Executive hereby waives any requirement that a bond be posted as a condition thereto; and

                        (iv) the provisions of this Section shall survive any termination of this Agreement.

                                  ARTICLE III

                                  TERMINATION

                 Section 3.1 Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean:

                 (a) the breach by the Executive of any of his covenants or obligations under this Agreement or the failure by the Executive to perform his duties for the Company, but only if such breach or failure is not cured within 15 days after written notice of such breach or failure is delivered to the Executive by the Company;

                 (b) the commission by the Executive of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties with the Company; or

                 (c) the commission by the Executive of an act or acts constituting a crime involving moral turpitude.

                 Section 3.2 Death, Disability. If the Executive dies during the term of this Agreement, this Agreement shall automatically terminate effective on the date of the Executive's death. If the Executive suffers a disability which has prevented him from performing satisfactorily his obligations hereunder for a period of at least 30 out of 45 consecutive days, the Company shall have the right to terminate this Agreement effective upon the giving of notice thereof to the Executive in accordance with Section 4.2 hereof.

                 Section 3.3 Effect of Termination. (a) In the event of termination of the Executive's employment by either party for any reason, or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any salary or other compensation earned but not paid to the Executive prior to the date of such termination.

                 (b) In the event of termination of the Executive's employment by the Company other than for Cause, the Company shall continue to pay to the Executive, in addition to the amounts described in Section 3.3(a), a salary of $5,000 per week for each remaining week during the first sixty days of this Agreement, but will have no obligation to make any payment of salary for any subsequent period.

                                   ARTICLE IV

                                 MISCELLANEOUS

                 Section 4.1 Benefit of Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged.
This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive.

                 Section 4.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:


                 (a) in the case of the Company, to Rayco, Ltd., 4800 Fredericksburg Road, San Antonio, Texas 78229 Attention: General Counsel, with a copy to Kaufman and Broad Home Corporation, 10990 Wilshire Blvd., Los Angeles, California 90024, Attention: General Counsel or to such other addresses and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and

                 (b) in the case of the Executive, to Jack E. Biegler at the address appearing on the employment records of the Company, from time to time, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

                 Section 4.3 Entire Agreement; Amendment. This Agreement and the Executive's Deferred Compensation Death Plan Benefit contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the term of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto (including in the case of the Company any of its affiliates) with respect to compensation due for services rendered hereunder, in particular the Company, Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Company are hereby released from any liabilities or obligations under the Employment Agreement dated January 31, 1995 among the Company and Jack E. Biegler. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

                 Section 4.4 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                 Section 4.5 Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 Section 4.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

                 Section 4.7 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

                 Section 4.8 Arbitration. Any dispute between the parties with respect to this Agreement or any of its terms and provisions shall be submitted to arbitration in San Antonio, Texas, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have the authority, but not the obligation, to award reasonable attorney's fees to the prevailing party in any dispute subject to this Section. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

                 Section 4.9 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

                 Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                 IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                                               RAYCO, LTD.

                                               Kaufman and Broad
                                               of San Antonio, Inc.,
                                               a Texas corporation
                                               General Partner

                                               By: /s/ MICHAEL HENN
                                                   -------------------
                                                   Name:  Michael Henn
                                                   Title: Vice President




                                               JACK E. BIEGLER
                                               ---------------
                                               Jack E. Biegler

                                 EXHIBIT E-3
                                      TO
                              PURCHASE AGREEMENT


                    EMPLOYMENT AND NON-COMPETITION AGREEMENT


                 This Employment and Non-Competition Agreement (the "AGREEMENT") dated as of January 22, 1996, is entered into between Rayco, Ltd., a Texas limited partnership (the "COMPANY"), and Jack Robinson (the "EXECUTIVE").

                 WHEREAS, the Executive has in the past served as the [specify title] of the Company; and

                 WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will continue to provide services to the Company in accordance with the terms and conditions stated below;

                 NOW, THEREFORE, the parties hereby agree as follows:


                                   ARTICLE I

                        EMPLOYMENT AND RESPONSIBILITIES

                 Section 1.1 Employment and Term. (a) Until [specify date of first anniversary of closing] (the "term" of this Agreement), the Executive will be employed by the Company and will provide such services as the Company may reasonably request consistent with the terms of this Agreement.

                 (b) During the first 90 days of this Agreement, the Executive will work 5 days per week (approximately 35 hours per week) and will be paid $1,000 per day ($5,000 per week). During the balance of the term of this Agreement, the Executive will work 3 days per week and will be paid $1,000 per day ($3,000 per week).

                 (c) The Executive agrees to perform all of the duties and responsibilities requested of him pursuant to this Agreement efficiently and to the best of his ability. The Executive also agrees that he will not engage in any other activities that are inconsistent with the performance of his duties and responsibilities hereunder. The Executive agrees that all of his activities for the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

                 Section 1.2 Benefits. During the term of this Agreement, the Executive shall participate in such health and major medical insurance plans as are no less favorable to the Executive than the health and major medical insurance plans that may be maintained during such period by the Company for the benefit of the other employees of the Company generally. Following the termination of the Executive's employment (a) by the Company other than for Cause, as hereinafter defined, or
(b) by reason of disability under Section 3.2, the Company shall continue to provide the Executive such health and major medical insurance coverage for the period of time ending on the fifth anniversary of the date of this Agreement.

                 Section 1.3 Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder, subject, however, to the Company's policies relating to business-related expenses as in effect from time to time.

                 Section 1.4 Non-Contravention. The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates or will violate the provisions of any other agreement to which he is a party or by which he is bound.


                                   ARTICLE II

                       CONFIDENTIALITY AND NONCOMPETITION

                 Section 2.1 Confidentiality. The Executive agrees that he will not, at any time during or after the term of this Agreement, use or disclose or cause to be used or disclosed any secret, confidential or proprietary information of or concerning the Company or its affiliates, which he may have learned in connection with his employment hereunder or his prior employment with Rayco or its affiliates. The Executive's obligation under this Section shall not apply to any information which is known publicly or hereafter becomes publicly known without the fault of the Executive. The Executive agrees not to remove from the premises of the Company, except in pursuit of the business of the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. The Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of the Company. Upon termination of his employment hereunder, the Executive shall cooperate with the Company to return all such confidential information as promptly as practicable. The provisions of this Section shall survive any termination of this Agreement.

                 Section 2.2 Noncompetition. (a) During the period commencing on the date hereof and ending on the third anniversary of the date on which the Executive's employment by the Company terminates,

                         (i) the Executive shall not, on his own account, or as an employee, consultant, independent contractor, partner, owner, officer, director, stockholder or otherwise, engage in, be connected with, have any interest in, or aid or assist anyone else to engage in, be connected with, or have any interest in, any business or company engaged in the home building business anywhere in the United States where the Company or Kaufman and Broad

         Home Corporation or any of their respective subsidiaries is engaged in the home building business as of the date of this Agreement and in particular in the following states: California, Nevada, Arizona, Utah, Colorado, New Mexico and Texas, provided that the Executive may purchase securities in any corporation whose securities are listed or traded on a national securities exchange or in an over-the-counter securities market if such purchases do not result in the Executive beneficially owning, directly or indirectly, at any time 2% or more of the equity securities of any such corporation;

                        (ii) the Executive shall not, directly or indirectly, (A) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as an agent of, the Company to terminate such person's employment or agency, as the case may be, with the Company or (B) divert, or attempt to divert, any person, concern or entity from doing business with the Company;

                       (iii) if any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. The Executive acknowledges that the Company would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate the Company for any such breach. Therefore, if any controversy arises concerning the obligations under this Section, such obligations shall be specifically enforced by an injunctive order issued by a court of competent jurisdiction and the Executive hereby waives any requirement that a bond be posted as a condition thereto; and

                        (iv) the provisions of this Section shall survive any termination of this Agreement.

                                  ARTICLE III

                                  TERMINATION

                 Section 3.1 Termination by the Company. The Company shall have the right to terminate the Executive's employment at any time with or without "Cause". For purposes of this Agreement, "CAUSE" shall mean:

                 (a) the breach by the Executive of any of his covenants or obligations under this Agreement or the failure by the Executive to perform his duties for the Company, but only if such breach or failure is not cured within 15 days after written notice of such breach or failure is delivered to the Executive by the Company;

                 (b) the commission by the Executive of a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties with the Company; or

                 (c) the commission by the Executive of an act or acts constituting a crime involving moral turpitude.

                 Section 3.2 Death, Disability. If the Executive dies during the term of this Agreement, this Agreement shall automatically terminate effective on the date of the Executive's death. If the Executive suffers a disability which has prevented him from performing satisfactorily his obligations hereunder for a period of at least 30 out of 45 consecutive days, the Company shall have the right to terminate this Agreement effective upon the giving of notice thereof to the Executive in accordance with Section 4.2 hereof.

                 Section 3.3 Effect of Termination. (a) In the event of termination of the Executive's employment by either party for any reason, or by reason of the Executive's death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any salary or other compensation earned but not paid to the Executive prior to the date of such termination.

                 (b) In the event of termination of the Executive's employment by the Company other than for Cause, the Company shall continue to pay to the Executive, in addition to the amounts described in Section 3.3(a), a salary of $5,000 per week for each remaining week during the first 90 days of this Agreement and $3,000 per week for such subsequent week during the term of the Agreement.

                                   ARTICLE IV

                                 MISCELLANEOUS

                 Section 4.1 Benefit of Agreement; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company's assets or business, or with or into which the Company may be consolidated or merged.
This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive.

                 Section 4.2 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by telegram or telex or by registered or certified mail, postage prepaid, with return receipt requested, addressed:

                 (a) in the case of the Company, to Rayco, Ltd., 4800 Fredericksburg Road, San Antonio, Texas 78229, Attention: General Counsel, with a copy to Kaufman and Broad Home Corporation, 10990 Wilshire Blvd., Los Angeles, California 90024, Attention: General Counsel or to such other addresses and/or to the attention of such other person as the Company shall designate by written notice to the Executive; and

                 (b) in the case of the Executive, to Jack Robinson at the address appearing on the employment records of the Company, from time to time, or to such other address as the Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

                 Section 4.3 Entire Agreement; Amendment. This Agreement and the Executive's Deferred Compensation Death Plan Benefit contain the entire agreement of the parties hereto with respect to the terms and conditions of the Executive's employment during the term of this Agreement and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto (including in the case of the Company any of its affiliates) with respect to compensation due for services rendered hereunder, in particular the Company, Satex Properties, Inc., Texas Homestead Mortgage Company and San Antonio Title Company are hereby released from any liabilities or obligations under the Employment Agreement dated January 31, 1995 among the Company and Jack Robinson. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

                 Section 4.4 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

                 Section 4.5 Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 Section 4.6 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas without reference to the principles of conflict of laws.

                 Section 4.7 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

                 Section 4.8 Arbitration. Any dispute between the parties with respect to this Agreement or any of its terms and provisions shall be submitted to arbitration in San Antonio, Texas, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. The arbitrator shall have the authority, but not the obligation, to award reasonable attorney's fees to the prevailing party in any dispute subject to this Section. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

                 Section 4.9 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

                 Section 4.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                 IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                                        RAYCO, LTD.


                                        Kaufman and Broad
                                        of San Antonio, Inc.,
                                        a Texas corporation,
                                        General Partner


                                        By:  /s/ MICHAEL HENN
                                            ----------------------------------
                                             Name:  Michael Henn
                                             Title: Vice President


                                        JACK ROBINSON



                                             /s/ JACK ROBINSON
                                            ----------------------------------
                                                 Jack Robinson

                     AMENDMENT NO. 1 TO PURCHASE AGREEMENT

                 This AMENDMENT (the "Amendment") dated as of February 9, 1996, among Ray Ellison Industries, Inc., a Delaware corporation ("Industries"), Rayco Management, L.L.C., a Texas limited liability company (the "LLC"), and the Ray Ellison Grandchildren Trust ("REGT") (Industries, the LLC and REGT being referred to herein collectively as the "Sellers"); John H. Willome, Jack
E. Biegler and Jack Robinson (collectively, the "Executive Officers"); and Kaufman and Broad Home Corporation, a Delaware corporation (the "Purchaser"),

                              W I T N E S S E T H:

                 WHEREAS, Industries, LLC, REGT, the Executive Officers and the Purchaser wish to amend the Purchase Agreement (the "Agreement") dated as of January 22, 1996 among Industries, LLC, REGT, the Executive Officers and the Purchaser;

                 NOW, THEREFORE, in consideration of the premises and of the respective agreements contained herein, the parties hereto hereby agree to amend the Agreement as follows:

                 SECTION 1. Amendment of Article 1. Article 1 of the Agreement is amended by:

                 (i) adding immediately after the paragraph starting with the words "1995 Earnings Release" the following paragraph:

                 "Acquired Entity:  means any Company and RLDI."

                 (ii) replacing in the paragraph starting with the words "Due Diligence Period" the date "February 5, 1996" with the date "February 6, 1996";

                 (iii) adding immediately after the paragraph starting with the words "Executive Officers" the following paragraph:

                          "Extended Title Due Diligence Period:  in relation to
                 any Outstanding Title Policy Property means the period of time beginning at 8:00 a.m. C.S.T. on the date of this Agreement and ending at 11:59 p.m. C.S.T. on the date of the second full business day after the Purchaser has received from the Sellers copies of the title policies or title reports relating to such property."

                 (iv) adding immediately after the paragraph starting with the words "Material Adverse Change" the following paragraph:

                          "Meadowbrook Properties: means those properties listed and described in Exhibit F to this Agreement."

                 (v) adding immediately after the paragraph starting with the words "Non-Remediation Properties" the following paragraph:

                          "Outstanding Title Policy Properties:  means the
                 following properties (i) the properties located in Rayco's home developments known as "Big Country", "Creekside", "Crestridge", "Eckert Crossing", "Heritage Meadows", "Heritage Park", "Huntington (De Zavala)", "Long's Creek", "The Settlement", "Northampton", and "Sunrise", (ii) the Companies' main office building at 4800 Fredericksburg Road, San Antonio, Texas, (iii) Rayco's lumber yard located in San Antonio, Texas and (iv) the Companies' realty offices located at 3393 Thousand Oaks, 225 N.E. Loop 410 and 7510 Culebra, in San Antonio, Texas."

                 (vi) adding immediately after the paragraph starting with the words "Redemption Agreement" the following paragraph:

                          "Required Board Approval Date: means the date that is
                 the earlier of the date of this Amendment and February 12, 1996."

                 (vii) adding immediately after the new paragraph starting with the words "Required Board Approval Date" the following paragraph:

                          "RLDI:  means Rayco Land Development, Inc."

                 SECTION 2. Amendment of Article 3. Article 3 of the Agreement is amended by replacing the date "February 29, 1996" in the first sentence of Article 3 with the date "March 1, 1996" and deleting the last clause of the last sentence of Article 3 starting with the "; however".

                 SECTION 3. Amendment of Article 4. Article 4 of the Agreement is amended by:

                 (i) inserting in Section 4.1.5(ii) and 4.2.5(ii) immediately after the words "relating to" the words

                 "the Real Estate Settlement Procedures Act ("RESPA") or";

                 (ii) restating Section 4.1.21 to read in its entirety as follows:

                          "4.1.21 Subsidiaries.  None of the Corporations has
                 any equity interest in any other Person nor any equitable or legal ownership in any other corporation, partnership, joint venture or business enterprise or in any material asset not shown on the Financial Statements."

                 (iii) restating Section 4.2.21 to read in its entirety as follows:

                          "4.2.21 Subsidiaries.  Rayco has no equity interest
                 in any other Person nor any equitable or legal ownership in any other corporation, partnership, joint venture or business enterprise or in any material asset not shown on the Financial Statements, except that Rayco owns all of the outstanding equity securities of RLDI."

                 (v) amending Section 4.2.4, Section 4.2.5, Section 4.2.7 (except for Section 4.2.7 (viii)), Sections 4.2.9 through 4.2.18,
         Section 4.2.20, Section 4.2.21 (except that the last clause of the section starting with the word "except" shall be omitted in the case of RLDI), and Sections 4.2.22 through 4.2.28, so that all representations and warranties regarding or relating to Rayco are made regarding and relating to both Rayco and RLDI;

                 (vi) inserting a new Section 4.2.29 thereto to read as follows:

                          "4.2.29 RLDI.  RLDI is a corporation duly organized,
                 validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate powers and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The character of the properties and assets now owned or leased by RLDI and the nature of the business now conducted by RLDI does not require it to be licensed or qualified to do business as a foreign corporation in any jurisdiction. RLDI is a wholly-owned subsidiary of Rayco. There are no outstanding subscriptions, options, convertible or exchangeable securities, warrants, calls or other obligations of any kind issued or granted by, or binding upon, RLDI to purchase or otherwise acquire any security of, equity interest in or other ownership interest in RLDI. There are no intercompany balances between the Sellers and their Affiliates on the one hand and RLDI on the other hand."

                 (vi) inserting a new Section 4.2.30 to read as follows:

                          "4.2.30 Charitable Contributions.  All charitable
                 contributions pledged, committed or promised by the LLC to the San Antonio Area Foundation relating to the 1995 fiscal year of Rayco, including, but not limited to, those contributions described in a letter dated January 15, 1995 from the LLC to the Chairman of the San Antonio Area Foundation, will have been paid by the LLC prior to the Closing Date."

                 (vii) inserting a new Section 4.2.31 to read as follows:

                          "4.2.31 RLDI Taxes.  The income, assets and
                 operations of RLDI have been correctly reflected in all required material Tax returns for all required Pre-Closing Tax Periods. RLDI has (or will have by the due date for such return) caused timely to be filed with the appropriate federal, state, local and other governmental authorities all material returns, information returns or statements, and reports with respect to Taxes required to be filed on or before the Closing by, or with respect to, RLDI for any Pre-Closing Tax Period and has (or will have by the Closing) caused to be paid or deposited or made adequate provision (in accordance with generally accepted accounting principles) for the payment of all Taxes due. There is no material Tax related claim, audit, action, suit, proceeding or investigation now pending or threatened against, with respect to or that could directly impact RLDI, (ii) RLDI is not subject to any agreement or consent pursuant to Section 341(f) of the Code, (iii) there are no material liens for Taxes upon the assets of RLDI except liens for current Taxes not yet due,
                 (iv) RLDI has not been a member of a consolidated or combined group other than one in which Ellison, Inc. was the common parent and (v)

                 RLDI is not under any contractual obligation to pay the Taxes of another Person."

                 SECTION 4. Amendment of Article 5. Article 5 of the Agreement is amended by:

                 (i) inserting in Section 5.1.1 immediately after the words "covenants that Rayco" in the fifth clause of the first sentence the words "and RLDI" and immediately after the words "permit any Company" in the last sentence the words "or RLDI";

                 (ii) inserting in Sections 5.1.2 and 5.1.3 immediately after the words "shall cause Rayco" the words "and RLDI";

                 (iii) inserting in Section 5.1.3 immediately after the words "shall cause Rayco" the words "and RLDI" and immediately after the words "Industries, the LLC, Rayco" the clause ", RLDI";

                 (iv) inserting in Section 5.1.9 immediately after the words "and the Companies" the words "and RLDI";

                 (v) inserting in Section 5.1.10 immediately after the words "Industries, LLC, REGT" the phrase ", RLDI";

                 (vi) inserting in Section 5.1.11 immediately after the words "of any Corporation" the words "and RLDI";

                 (vii) inserting in Section 5.1.13 immediately after the words "merger of any of the Companies" the words "or RLDI";

                 (viii) replacing in Section 5.2.3 the words "Prior to the end of the Due Diligence Period" with the words "Prior to February 9, 1996";

                 (ix) inserting a new Section 5.1.16 to read as follows:

                          "5.1.16. Charitable Contributions.  The LLC
                 acknowledges and agrees (i) that the LLC shall be solely responsible for any obligations to the San Antonio Area Foundation relating to the portion of the 1996 fiscal year of Rayco that is prior to the Closing Date and (ii) to hold the Acquired Entities and the Purchaser harmless and to indemnify them against any obligations of the Sellers, the Purchasers or any of the Acquired Entities to San Antonio Area Foundation established prior to the Closing Date and continuing thereafter."

                 (x) replacing throughout Section 5.3 the word "Company" with the words "Acquired Entity".

                 SECTION 5. Amendment of Section 6.1.7. Section 6.1.7 of the Agreement is amended by adding immediately after the words "of each Corporation" the words "and RLDI".

                 SECTION 6. Amendment of Article 7. Section 7.2 and 7.5 of the Agreement is amended by replacing throughout each such Section the words "Company" and "Companies" with the words "Acquired Entity" and "Acquired Entities", respectively.

                 SECTION 7. Amendment of Article 8. Article 8 of the Agreement is amended by replacing throughout Article 8 the words "Company" and "Companies" with the words "Acquired Entity" and "Acquired Entities", respectively.

                 SECTION 8. Amendment of Article 9. Article 9 of the Agreement is amended by:

                 (i) deleting Section 9.1.4 and replacing it in its entirety with the following:

                          "9.1.4  By any of the Sellers at any time after the
                 Required Board Approval Date or by the Purchaser at any time by written notice thereof to the other if, on or prior to the Required Board Approval Date, the Boards of Directors of the Purchaser and the Purchaser Entities have not duly authorized and approved (i) the execution and delivery by the Purchaser and the Purchaser Entities of this Agreement and the various other agreements contemplated herein to which each of the Purchaser and the Purchaser Entities is a party, (ii) the performance by the Purchaser and the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by each of them, and (iii) the consummation of the transactions contemplated hereby and thereby;"

                 (ii) deleting Section 9.1.5 and replacing it in its entirety with the following:

                          "9.1.5  By any of the Sellers by written notice
                 thereof to the Purchaser if each of the Sellers have not received by the Required Board Approval Date the Purchaser's Due Authorization

                 Notice stating that on or prior to the Required Board Approval Date the Boards of Directors of the Purchaser and the Purchaser Entities have duly authorized and approved (i) the execution and delivery by the Purchaser and the Purchaser Entities of this Agreement and the various other agreements contemplated herein to which each of the Purchaser and the Purchaser Entities is a party, (ii) the performance by the Purchaser and the Purchaser Entities of all the terms and conditions hereof and thereof to be performed by each of them, and (iii) the consummation of the transactions contemplated hereby and thereby;"

                 (iii) inserting a new Section 9.1.11 to read as follows:

                          "9.1.11.  By the Purchaser by written notice thereof
                 to the Sellers if (i) one of the Outstanding Title Policy Properties is subject to a material title defect which is inconsistent with the manner in which Rayco holds title to similar properties and which has not been disclosed in writing by the Sellers to the Purchaser prior to February 7, 1995, and
                 (ii) the Extended Title Due Diligence Period relating to such Outstanding Title Policy Property has not expired."

                 SECTION 9. Amendment of Article 10. Article 10 of the Agreement is amended by:

                 (i) replacing throughout Section 10.2 the word "Company" with the words "Acquired Entity";

                 (ii) inserting in Section 10.2 immediately after the words "any such loss, damage or expense" the clause ", with the exception of rights of indemnification provided under Sections 10.7 and 10.8,";

                 (iii) inserting in Section 10.2 immediately after the words "under this Article 10" the clause ", with the exception of rights of indemnification provided under Sections 10.7 and 10.8,";

                 (iv) inserting at the end of Section 10.4 immediately after the words "the Closing Date" the following clause:

                 "and (iii) the indemnification obligations set forth in
                 Section 10.7 and 10.8 shall survive indefinitely";

                 (v) inserting a new Section 10.7 to read as follows:

                          "10.7 Further Indemnification of the Purchaser
                 relating to Meadowbrook Properties. The Sellers jointly and severally agree to indemnify the Purchaser against, and hold the Purchaser and, after the Closing, each Company harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by the Purchaser or any Company (as applicable) arising out of or resulting from claims of defective foundations, claims involving expansive soils or any claims made in conjunction therewith by the current or future owners of the Meadowbrook Properties (the "Meadowbrook Claims"). The provisions set forth in Sections 10.5 and 10.6 shall apply to the indemnification obligations created by this Section, except that (a) the Purchaser and the Companies shall be deemed to have notified the Sellers of all Meadowbrook Claims, and (b) a Claim Notice relating to all Meadowbrook Claims shall be deemed to have been given on the date of this Agreement by the Purchaser and the Companies to the Sellers and the Sellers shall be deemed to have notified the Purchaser and the Companies within the applicable Election Period that
                 (i) the Sellers do not dispute their potential liability to the Purchaser and the Companies under Article 10 with respect to any Meadowbrook Claims and (ii) the Sellers desire, at their sole cost and expense, to defend the Purchasers and the Companies against any Meadowbrook Claims."

                 (vi) inserting a new Section 10.8 to read as follows:

                          "Section 10.8. Further Indemnification of Purchasers
                 for Litigation. The Sellers jointly and severally agree to indemnify the Purchaser against, and hold the Purchaser and, after the Closing, each Company harmless from, any loss, damage or expense (including reasonable attorneys' fees) sustained by the Purchaser or any Company arising out of or resulting from the default judgment which has been entered in Vernon Motes v. Rayco, Ltd. (the "Judgment Losses"); provided however that such indemnification shall be provided only to the extent that the Judgment Losses exceed the amount expressly reserved in the Financial Statements of Rayco for satisfaction of the Judgment Losses. The provisions set forth in Sections
                 10.5 and 10.6 shall apply to the indemnification obligations created by this section, except that (a) the Purchaser and the Companies shall be deemed to have notified the Sellers of all Judgment Losses, and (b) a Claim Notice relating to all Judgment Losses shall be deemed to have been given on the date of this Agreement by the Purchaser and the Companies to the Sellers and the Sellers shall be deemed to have notified the Purchaser and the Companies within the applicable Election Period that (i) the Sellers do not dispute their potential liability to the Purchaser and the Companies under Article 10 with respect to any Judgment Losses and (ii) the Sellers desire, at their sole cost and expense, to defend the Purchasers and the Companies against any Judgment Losses. The foregoing provisions of this Section 10.8 to the contrary notwithstanding, it is specifically understood and agreed that the Sellers will have no further liability with respect to or arising out of Vernon Motes v. Rayco, Ltd. if the default judgment which has been entered is set aside or is no longer effective."

                 SECTION 10.  Amendment of Articles 12 and 13. Article 12 and
Section 13.2 of the Agreement are amended by replacing the word "Company" throughout Article 12 and Section 13.2 with the words "Acquired Entity".

                 SECTION 11. Exhibits. The Agreement is amended to include Exhibit A hereto as Exhibit F to the Agreement.

                 SECTION 12. Choice of Law, Amendments, Headings. This Amendment shall be governed by the internal laws of the State of Texas (without regard to the choice of law provisions thereof). This Amendment may not be changed or terminated orally. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

                 SECTION 13. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

                 IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.


                                  SELLERS
                                  -------

                                           Ray Ellison Industries, Inc.


                                      By:  /s/  JOHN H. WILLOME
                                          --------------------------------
                                          John H. Willome, President



                                      Rayco Management, L.L.C.


                                      By: /s/  JOHN H. WILLOME
                                          --------------------------------
                                          John H. Willome, President


                                       Ray Ellison Grandchildren Trust


                                       By: /s/ RONALD K. CALGAARD
                                           --------------------------------
                                           Ronald K. Calgaard, Trustee



                                       By: /s/ A. BAKER DUNCAN
                                           --------------------------------
                                           A. Baker Duncan, Trustee



                                       By: /s/ BONNIE ELLISON
                                           --------------------------------
                                           Bonnie Ellison, Trustee


                                  EXECUTIVE OFFICERS
                                  ------------------



                                       /s/ JOHN H. WILLOME
                                       -----------------------------------
                                       John H. Willome



                                       /s/ JACK E. BIEGLER
                                       -----------------------------------
                                       Jack E. Biegler



                                       /s/ JACK ROBINSON
                                       ----------------------------------
                                       Jack Robinson

                                  PURCHASER
                                  ---------

                                           Kaufman and Broad Home Corporation


                                           By: /s/ BRUCE E. KARATZ
                                              -------------------------------
                                              Name:  Bruce E. Karatz
                                              Title: Chairman & CEO

                                   EXHIBIT A

                             MEADOWBROOK PROPERTIES


               OWNER'S                     STREET ADDRESS                  BLOCK              LOT
                NAME                                                      NUMBER             NUMBER
  1            Rodriguez                 8157 Chestnut Barr                 16                 53
  2            Howell                    8137 Chestnut Barr                 16                 60
  3            Gomez                     8135 Chestnut Barr                 16                 61
  4            Orcutt                    8123 Chestnut Barr                 16                 65
  5            Callis                    8119 Chestnut Barr                 16                 66
  6            Straughn                  8115 Chestnut Barr                 16                 67
  7            Sallee                    8107 Chestnut Barr                 16                 69
  8            Roberson                  8103 Chestnut Barr                 16                 70
  9            Allen                     8069 Chestnut Barr                 16                 77
  10           Jay                       8015 Coco Meadow                   18                 25
  11           Villarreal                8021 Coral Meadow                  16                 36
  12           Rosario                   8052 Coral Meadow                  18                 15
  13           Malone                    8140 Chestnut Barr                 18                 33
  14           Kindt                     8025 Coral Meadow                  17                 35
  15           Park                      8050 Coral Meadow                  18                 14
  16           Buehler                   8035 Coral Meadow                  17                 30
  17           Villarreal                8153 Chestnut Barr                 16                 54
  18           Deleon                    8042 Coral Meadow                  18                 12
  19           Brahm                     8038 Coral Meadow                  18                 11
  20           Freeman                   8133 Chestnut Barr                 16                 62